Exhibit 10.10

[*]: THE IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE AGREEMENT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
Dated 15 June 2023

BREAKAWAY FOUR, LTD.
(as Borrower)

NCL CORPORATION LTD.
(as Parent)

NCL INTERNATIONAL, LTD.
(as Shareholder)

THE LENDERS LISTED IN SCHEDULE 1
(as Lenders)

KFW IPEX-BANK GMBH
(as Facility Agent)

KFW IPEX-BANK GMBH
(as Hermes Agent)

KFW IPEX-BANK GMBH
(as Bookrunner)

KFW IPEX-BANK GMBH
(as Initial Mandated Lead Arranger)

KFW IPEX-BANK GMBH
(as Collateral Agent)

and

KFW IPEX-BANK GMBH
(as CIRR Agent)

FIFTH SUPPLEMENTAL AGREEMENT

RELATING TO THE SECURED CREDIT AGREEMENT
DATED 12 OCTOBER 2012, AS AMENDED ON 23 SEPTEMBER 2013 AND 25 JULY 2014, AND AMENDED AND RESTATED ON 26 JULY 2016, 21 APRIL 2020, 18 FEBRUARY 2021 AND 23 DECEMBER 2021 FOR THE DOLLAR EQUIVALENT OF UP TO €729,854,685.50 PRE AND POST DELIVERY FINANCE FOR HULL NO. [*]

Contents

ClausePage

1Definitions2

2Agreement of the Finance Parties3

3Amendments to Original Credit Agreement3

4Representations and warranties4

5Conditions5

6Confirmations5

7Fees, costs and expenses6

8Miscellaneous and notices7

9Applicable law7

Schedule 1 The Lenders9

Schedule 2 Conditions precedent to Effective Date10

Schedule 3 Form of Effective Date Notice12

Schedule 4 Form of Amended and Restated Credit Agreement13

THIS FIFTH SUPPLEMENTAL AGREEMENT is dated __15 June________ 2023 and made BETWEEN:

(1)	BREAKAWAY FOUR, LTD., a Bermuda company with its registered office at Park Place, 55 Par La Ville Road, Third Floor, Hamilton HM11, Bermuda (the Borrower);
(2)	NCL CORPORATION LTD., a company incorporated under the laws of Bermuda and having its registered office at Park Place, 55 Par La Ville Road, Third Floor, Hamilton HM11, Bermuda as guarantor (the Parent);
(3)	NCL INTERNATIONAL, LTD., a company incorporated under the laws of Bermuda and having its registered office at Park Place, 55 Par La Ville Road, Third Floor, Hamilton HM11, Bermuda as shareholder (the Shareholder);
(4)	THE LENDERS particulars of which are set out in Schedule 1 (The Lenders) as lenders (collectively the Lenders and each individually a Lender);
(5)	KFW IPEX-BANK GMBH of Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Germany as facility agent (the Facility Agent);
(6)	KFW IPEX-BANK GMBH of Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Germany as Hermes agent (the Hermes Agent);
(7)	KFW IPEX-BANK GMBH of Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Germany as bookrunner (the Bookrunner);
(8)	KFW IPEX-BANK GMBH of Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Germany as initial mandated lead arranger (the Initial Mandated Lead Arranger);
(9)	KFW IPEX-BANK GMBH of Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Germany as collateral agent for itself and the Lenders (as hereinafter defined) (the Collateral Agent); and
(10)	KFW IPEX-BANK GMBH of Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Germany as CIRR agent (the CIRR Agent).

WHEREAS:

(A)	This Agreement is supplemental to a credit agreement dated 12 October 2012 as most recently amended and restated on 23 December 2021 and as further amended by a side letter dated 13 December 2022 (the Original Credit Agreement) made between, amongst others, the Borrower, the banks named therein as lenders and the Facility Agent, where the Lenders granted to the Borrower a secured loan in the maximum amount of the dollar equivalent of up to Euro seven hundred and twenty nine thousand eight hundred and fifty four thousand six hundred and eighty five and fifty cent (€729,854,685.50) (the Loan) for the purpose of enabling the Borrower to finance (among other things) the construction of the Vessel (as such term is defined in the Original Credit Agreement) on the terms and conditions therein contained.
(B)	The Borrower and the Parent have requested that the Original Credit Agreement be amended and restated on the basis set out in this Agreement and the Lenders have agreed to such amendment and restatement.

NOW IT IS HEREBY AGREED as follows:

1	Definitions
1.1	Defined expressions

Words and expressions defined in the Original Credit Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

Credit Agreement means the Original Credit Agreement as amended and restated by this Agreement;

Effective Date means the date on which the Facility Agent notifies the Borrower and the Lenders in writing substantially in the form set out in  Schedule 3 (Form of Effective Date Notice) that the Facility Agent has received the documents and evidence specified in clause 5.1 (Documents and evidence), clause 5.2 (General conditions precedent) and Schedule 2 (Conditions precedent to Effective Date) in a form and substance reasonably satisfactory to it (and provided that the Facility Agent shall be under no obligation to give the notification if a Default or a mandatory prepayment event under Section 4.02 of the Credit Agreement (as if the same had been amended and restated by this Agreement) shall have occurred).

Fee Letter means any letter between the Agent and the Parent setting out any of the fees payable in connection with this Agreement;

Finance Party means the Facility Agent, the Hermes Agent, the Collateral Agent, the CIRR Agent or a Lender; and

Obligor means the Borrower, the Parent and the Shareholder.

1.3	References

References in:

(a)	this Agreement to Sections of the Credit Agreement are to the Sections of the amended and restated credit agreement set out in Schedule 4 (Form of Amended and Restated Credit Agreement);
(b)	references in the Original Credit Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Original Credit Agreement as amended and restated by this Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Original Credit Agreement, shall be construed accordingly; and
(c)	this Agreement to any defined terms shall have meanings to be equally applicable to both the singular and plural forms of the terms defined and references to this Agreement or any other document (or to any specified provision of this Agreement or any other document) shall be construed as references to this Agreement, that provision or that document as from time to time amended, restated, supplemented and/or novated.
1.4	Clause headings

The headings of the several clauses and sub-clauses of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

1.5	Electronic signing

The parties acknowledge and agree that they may execute this Agreement and any variation or amendment to the same, by electronic instrument. The parties agree that the electronic signatures appearing on the document shall have the same effect as handwritten signatures and the use of an electronic signature on this Agreement shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this Agreement, and evidencing the parties’ intention to be bound by the terms and conditions contained herein. For the purposes of using an electronic signature, the parties authorise each other to the lawful processing of personal data of the signers for contract performance and their legitimate interests including contract management.

1.6	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement unless expressly provided to the contrary in this Agreement.  Notwithstanding any term of this Agreement, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.

2	Agreement of the Finance Parties

The Finance Parties, relying upon the representations and warranties on the part of the Obligors contained in clause 4 (Representations and warranties), agree with the Borrower that, subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment of the conditions contained in clause 5 (Conditions) and Schedule 2 (Conditions precedent to Effective Date), the Original Credit Agreement shall be amended and restated on the terms set out in clause 3 (Amendments to Original Credit Agreement).

3	Amendments to Original Credit Agreement
3.1	Amendments

The Original Credit Agreement (but without its Exhibits which, subject to clause 6.2(c), shall remain in the same form and deemed to form part of the Credit Agreement) shall, with effect on and from the Effective Date, be (and it is hereby) amended and restated so as to read in accordance with the form of the amended and restated Credit Agreement set out in Schedule 4 (Form of Amended and Restated Credit Agreement) and (as so amended) and, together with the Exhibits, will continue to be binding upon the parties to it in accordance with its terms as so amended and restated.

3.2	Continued force and effect

Save as amended by this Agreement, the provisions of the Original Credit Agreement shall continue in full force and effect and the Original Credit Agreement and this Agreement shall be read and construed as one instrument.

4	Representations and warranties
4.1	Primary representations and warranties

Each of the Obligors represents and warrants to the Finance Parties that:

(a)	Power and authority

it has the power to enter into and perform this Agreement and the transactions contemplated hereby and has taken all necessary action to authorise the entry into and performance of this Agreement and such transactions.  This Agreement constitutes its legal, valid and binding obligations enforceable in accordance with its terms and in entering into this Agreement, it is acting on its own account;

(b)	No violation

the entry into and performance of this Agreement and the transactions contemplated hereby do not and will not conflict with:

(i)	any law or regulation or any official or judicial order; or
(ii)	its constitutional documents; or
(iii)	any agreement or document to which any member of the NCLC Group is a party or which is binding upon it or any of its assets, nor result in the creation or imposition of any Lien on it or its assets pursuant to the provisions of any such agreement or document and in particular but without prejudice to the foregoing the entry into and performance of this Agreement and the transactions and documents contemplated hereby and thereby will not render invalid, void or voidable any security granted by it to the Collateral Agent;
(c)	Governmental approvals

all authorisations, approvals, consents, licenses, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Agreement and the transactions contemplated hereby have been obtained or effected and are in full force and effect;

(d)	Fees, governing law and enforcement

no fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality, validity, or enforceability of this Agreement. The choice of the laws of England as set forth in this Agreement is a valid choice of law, and the irrevocable submission by each Obligor to jurisdiction and consent to service of process and, where necessary, appointment by such Obligor of an agent for service of process, as set forth in this Agreement, is legal, valid, binding and effective;

(e)	True and complete disclosure

each Obligor has fully disclosed in writing to the Facility Agent all facts relating to such Obligor which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into this Agreement; and

Equal treatment

the terms of this Agreement and the amendments to be made to Sections 4.02(d)(ii)(B) and (C) and Section 9.01(k) of the Original Credit Agreement pursuant to this Agreement are substantially the same terms and amendments as those set out or to be set out in an amendment agreement to each other financial contract or financial document relating to any existing Indebtedness for Borrowed Money with the support of any ECA in existence as at the date of this Agreement and each of the Obligors undertakes that it shall on or before the Effective Date (or as soon as reasonably practicable thereafter) enter into an amendment agreement (with such amendments being on substantially the same terms as those set out in this Agreement and the amended and restated Credit Agreement (as applicable) to each other financial contract or financial document relating to any existing Indebtedness for Borrowed Money with the support of any ECA in existence as at the date of this Agreement in order to substantially reflect the amendments to be made to Sections 4.02(d)(ii)(B) and (C) and Section 9.01(k) of the Original Credit Agreement pursuant to this Agreement.

4.2	Repetition of representations and warranties

Each of the representations and warranties contained in clause 4.1 (Primary representations and warranties) of this Agreement shall be deemed to be repeated by the Obligors on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5	Conditions
5.1	Documents and evidence

The agreement of the Finance Parties referred to in clause 2 (Agreement of the Finance Parties) shall be further subject to the receipt by the Facility Agent or its duly authorised representative of the documents and evidence specified in Schedule 2 (Conditions precedent to Effective Date) in each case, in form and substance reasonably satisfactory to the Facility Agent and its lawyers.

5.2	General conditions precedent

The agreement of the Finance Parties referred to in clause 2 (Agreement of the Finance Parties) shall be further subject to:

(a)	the representations and warranties in clause 4 (Representations and warranties) being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and
(b)	no Event of Default or Default having occurred and continuing at the time of the Effective Date.
5.3	Conditions subsequent

The Borrower undertakes as soon as possible (but in any event within 10 days of the Effective Date) to deliver to the Facility Agent copies of the financing statements (Form UCC-1 or the equivalent) and the search results (Form UCC-11) prepared, filed and/or obtained by the Borrower’s counsel, Kirkland & Ellis LLP, to the extent required, in connection with the restatement of the Original Credit Agreement pursuant to this Agreement.

5.4	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Finance Parties and may be waived by the Finance Parties in whole or in part with or without conditions.

6	Confirmations
6.1	Guarantee

The Parent as guarantor hereby confirms its consent to the amendments to the Original Credit Agreement contained in this Agreement and agrees that the guarantee and indemnity provided in Section 15 (Parent Guaranty) of the Original Credit Agreement, and the obligations of the Parent as guarantor thereunder, shall remain and continue in full force and effect notwithstanding the said amendments to the Original Credit Agreement contained in this Agreement.

6.2	Credit Documents

Each Obligor further acknowledges and agrees, for the avoidance of doubt, that:

(a)	each of the Credit Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Original Credit Agreement by this Agreement;

(b)	each of the Security Documents to which it is a party shall remain in full force and effect as security for the obligations of the Borrower under the Credit Agreement; and
(c)	with effect from the Effective Date, references in the Credit Documents to which it is a party to the Credit Agreement shall henceforth be references to the Original Credit Agreement as amended and restated by this Agreement and as from time to time hereafter amended.
7	Fees, costs and expenses
7.1	Fees

The Parent agrees to pay to the Facility Agent (for distribution to the Lenders in accordance with the terms of any applicable Fee Letter) the fees in the amounts and at the times agreed in each relevant Fee Letter.

7.2	Costs and expenses

The Borrower agrees to pay on demand:

(a)	all reasonable and documented expenses (including external legal and out-of-pocket expenses and disbursements) incurred by the Facility Agent or the Hermes Agent in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and of any amendment or extension of or the granting of any waiver or consent under this Agreement;
(b)	all reasonable and documented expenses (including external legal and out-of-pocket expenses and disbursements) incurred by the CIRR Representative and any Lender in connection with the preparation, execution, delivery and administration, modification and amendment of any Refinancing Agreement and any security or other documents executed or to be executed and delivered as a consequence of the parties entering into this Agreement and any other documents to be delivered under this Agreement; and
(c)	all expenses (including legal and out-of-pocket expenses) incurred by the Finance Parties in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement or otherwise in respect of the monies owing and obligations incurred under this Agreement, and all such costs and expenses shall be paid with interest at the rate referred to in Section 2.06 (Interest) of the Credit Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

7.3	Value Added Tax

All fees and expenses payable pursuant to this clause 7 shall be paid together with VAT or any similar tax (if any) properly chargeable thereon.

7.4	Stamp and other duties

The Borrower agrees to pay to the Facility Agent on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Facility Agent) imposed on or in connection with this Agreement and shall indemnify the Facility Agent against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

8	Miscellaneous and notices
8.1	Notices

The provisions of Section 14.03 (Notices) of the Credit Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein with all necessary changes.

8.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

8.3	Further assurance

The provisions of Section 9.10(a) (Further Assurances) of the Credit Agreement shall extend and apply to this Agreement as if the same were expressly stated herein with all necessary changes.

9	Applicable law
9.1	Law

This Agreement and any non-contractual obligations connected with it are governed by and shall be construed in accordance with English law.

9.2	Exclusive jurisdiction and service of process

The provisions of Section 14.07(b) and (c) (Governing Law; Exclusive Jurisdiction of English Courts; Service of Process) and Section 16 (Bail-In) of the Credit Agreement shall apply to this Agreement as if the same were expressly stated herein with all necessary changes.

This Agreement has been executed on the date stated at the beginning of this Agreement.

Schedule 1

The Lenders

Schedule 2
Conditions precedent to Effective Date

Schedule 3
Form of Effective Date Notice

€729,854,685.50

AMENDED AND RESTATED CREDIT AGREEMENT

among

NCL CORPORATION LTD.,

as Parent,

BREAKAWAY FOUR, LTD.,
as Borrower,

VARIOUS LENDERS,

KFW IPEX-BANK GMBH,

as Facility Agent, Collateral Agent and CIRR Agent,

KFW IPEX-BANK GMBH,
as Bookrunner,

and

KFW IPEX-BANK GMBH,
as Hermes Agent

__________________________________

DATED OCTOBER 12, 2012 AS AMENDED BY AN AMENDMENT LETTER DATED JULY 25, 2014, AS AMENDED AND RESTATED BY A FIRST SUPPLEMENTAL AGREEMENT DATED JULY 26, 2016, A SECOND SUPPLEMENTAL AGREEMENT DATED APRIL 21, 2020, A THIRD SUPPLEMENTAL AGREEMENT DATED FEBRUARY 18, 2021, A FOURTH SUPPLEMENTAL AGREEMENT DATED DECEMBER 23, 2021 AND AS FURTHER AMENDED AND RESTATED BY A FIFTH SUPPLEMENTAL AGREEMENT DATED 15 June 2023

__________________________________

KFW IPEX-BANK GMBH

as Initial Mandated Lead Arranger

UK-#500545597-v4

Exhibit - Breakaway Four - June Amendment.docx

TABLE OF CONTENTS

Page

Section 1 Definitions and Accounting Terms.1

1.01 Defined Terms.1

Section 2 Amount and Terms of Credit Facility.38

2.01 The Commitments.38

2.02 Amount and Timing of Each Borrowing; Currency of Disbursements.39

2.03 Notice of Borrowing.41

2.04 Disbursement of Funds.41

2.05 Pro Rata Borrowings.42

2.06 Interest.42

2.07 Election of Floating Rate.46

2.08 Floating Rate Interest Periods.46

2.09 Increased Costs, Illegality, Market Disruption, etc.47

2.10 Indemnification; Breakage Costs.51

2.11 Change of Lending Office; Limitation on Additional Amounts.51

2.12 Replacement of Lenders.52

2.13 Disruption to Payment Systems, Etc.53

Section 3 Commitment Commission; Fees; Reductions of Commitment.54

3.01 Commitment Commission.54

3.02 CIRR Fees.54

3.03 Other Fees.55

3.04 Voluntary Reduction or Termination of Commitments.55

3.05 Mandatory Reduction of Commitments.55

Section 4 Prepayments; Repayments; Taxes.55

4.01 Voluntary Prepayments.55

4.02 Mandatory Repayments and Commitment Reductions.56

4.03 Method and Place of Payment.60

4.04 Net Payments; Taxes.60

4.05 Application of Proceeds.61

(i)

UK-#500545597-v4

Exhibit - Breakaway Four - June Amendment.docx

Section 5 Conditions Precedent to the Initial Borrowing Date.63

5.01 Effective Date.63

5.02 [Intentionally Omitted.]63

5.03 Corporate Documents; Proceedings; etc.63

5.04 Know Your Customer.63

5.05 Construction Contract and Other Material Agreements.64

5.06 Share Charge.64

5.07 Assignment of Contracts.64

5.08 Consents Under Existing Credit Facilities.64

5.09 Process Agent.65

5.10 Opinions of Counsel.65

5.11 KfW Refinancing.66

5.12 Equity Payment.66

5.13 Financing Statements.66

5.14 Security Trust Deed.66

5.15 Hermes Cover.66

Section 6 Conditions Precedent to each Borrowing Date.66

6.01 No Default; Representations and Warranties.67

6.02 Consents.67

6.03 Refund Guarantees.67

6.04 Equity Payment.67

6.05 Fees, Costs, etc.68

6.06 Construction Contract.68

6.07 Notice of Borrowing.68

6.08 Solvency Certificate.68

6.09 Litigation.68

6.10 Hermes Cover.69

Section 7 Conditions Precedent to the Delivery Date.69

7.01 Delivery of Vessel.69

7.02 Collateral and Guaranty Requirements.69

7.03 Evidence of [*]% Payment.69

(ii)

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7.04 Hermes Compliance; Compliance with Applicable Laws and Regulations.69

7.05 Opinion of Counsel.70

Section 8 Representations and Warranties.70

8.01 Entity Status.70

8.02 Power and Authority.71

8.03 No Violation.71

8.04 Governmental Approvals.71

8.05 Financial Statements; Financial Condition.71

8.06 Litigation.72

8.07 True and Complete Disclosure.72

8.08 Use of Proceeds.72

8.09 Tax Returns and Payments.72

8.10 No Material Misstatements.72

8.11 The Security Documents.73

8.12 Capitalization.74

8.13 Subsidiaries.74

8.14 Compliance with Statutes, etc.74

8.15 Winding-up, etc.74

8.16 No Default.74

8.17 Pollution and Other Regulations.74

8.18 Ownership of Assets.75

8.19 Concerning the Vessel.75

8.20 Citizenship.75

8.21 Vessel Classification.76

8.22 No Immunity.76

8.23 Fees, Governing Law and Enforcement.76

8.24 Form of Documentation.76

8.25 Pari Passu or Priority Status.76

8.26 Solvency.76

8.27 No Undisclosed Commissions.77

8.28 Completeness of Documentation.77

(iii)

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8.29 Money Laundering.77

Section 9 Affirmative Covenants.77

9.01 Information Covenants.77

9.02 Books and Records; Inspection.80

9.03 Maintenance of Property; Insurance.80

9.04 Corporate Franchises.80

9.05 Compliance with Statutes, etc.81

9.06 Hermes Cover.81

9.07 End of Fiscal Years.81

9.08 Performance of Credit Document Obligations.81

9.09 Payment of Taxes.81

9.10 Further Assurances.82

9.11 Ownership of Subsidiaries.82

9.12 Consents and Registrations.82

9.13 Flag of Vessel.83

9.14 “Know Your Customer” and Other Similar Information.83

9.15 Equal Treatment. The Parent undertakes with the Facility Agent that:83

9.16 Covered Construction Contracts.84

9.17 Poseidon Principles85

Section 10 Negative Covenants.85

10.01 Liens.85

10.02 Consolidation, Merger, Amalgamation, Sale of Assets, Acquisitions, etc.87

10.03 Dividends.88

10.04 Advances, Investments and Loans.89

10.05 Transactions with Affiliates.89

10.06 Free Liquidity.91

10.07 Total Net Funded Debt to Total Capitalization.91

10.08 Collateral Maintenance.92

10.09 Consolidated EBITDA to Consolidated Debt Service.92

10.10 Business; Change of Name.92

10.11 Subordination of Indebtedness.92

(iv)

=

10.12 Activities of Borrower, etc.93

10.13 Material Amendments or Modifications of Construction Contracts.93

10.14 No Place of Business.94

Section 11 Events of Default.94

11.01 Payments.94

11.02 Representations, etc.94

11.03 Covenants.94

11.04 Default Under Other Agreements.94

11.05 Bankruptcy, etc.95

11.06 Total Loss.96

11.07 Security Documents.96

11.08 Guaranties.96

11.09 Judgments.97

11.10 Cessation of Business.97

11.11 Revocation of Consents.97

11.12 Unlawfulness.97

11.13 Insurances.98

11.14 Disposals.98

11.15 Government Intervention.98

11.16 Change of Control.98

11.17 Material Adverse Change.98

11.18 Repudiation of Construction Contract or other Material Documents.98

Section 12 Agency and Security Trustee Provisions.99

12.01 Appointment and Declaration of Trust.86

12.02 Nature of Duties.100

12.03 Lack of Reliance on the Agents.100

12.04 Certain Rights of the Agents.100

12.05 Reliance.100

12.06 Indemnification.101

12.07 The Agents in their Individual Capacities.101

12.08 Resignation by an Agent.101

(v)

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12.09 The Lead Arrangers.102

12.10 Impaired Agent.102

12.11 Replacement of an Agent.103

12.12 Resignation by the Hermes Agent.103

Section 13 Benefit of Agreement.104

13.01 Assignments and Transfers by the Lenders.104

13.02 Assignment or Transfer Fee.105

13.03 Assignments and Transfers to Hermes or KfW.105

13.04 Limitation of Responsibility to Existing Lenders.106

13.05 [Intentionally Omitted].106

13.06 Procedure and Conditions for Transfer.106

13.07 Procedure and Conditions for Assignment.107

13.08 Copy of Transfer Certificate or Assignment Agreement to Parent.108

13.09 Security over Lenders’ Rights.108

13.10 Assignment by a Credit Party.109

13.11 Lender Participations.109

13.12 Increased Costs.109

Section 14 Miscellaneous109

14.01 Payment of Expenses, etc.109

14.02 Right of Set-off.111

14.03 Notices.111

14.04 No Waiver; Remedies Cumulative.112

14.05 Payments Pro Rata.112

14.06 Calculations; Computations.113

14.07 Governing Law; Exclusive Jurisdiction of English Courts; Service of Process.113

14.08 Counterparts.114

14.09 Effectiveness.114

14.10 Headings Descriptive.114

14.11 Amendment or Waiver; etc.114

14.12 Survival.119

14.13 Domicile of Loans.119

(vi)

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14.14 Confidentiality.119

14.15 Register.119

14.16 Third Party Rights.120

14.17 Judgment Currency.120

14.18 Language.120

14.19 Waiver of Immunity.121

14.20 “Know Your Customer” Notice.121

14.21 Release of Liens and the Parent Guaranty; Flag Jurisdiction Transfer.121

14.22 Partial Invalidity.122

14.23 Interpretation.122

Section 15 Parent Guaranty.123

15.01 Guaranty and Indemnity.123

15.02 Continuing Guaranty.123

15.03 Reinstatement.123

15.04 Waiver of Defenses.124

15.05 Guarantor Intent.124

15.06 Immediate Recourse.124

15.07 Appropriations.125

15.08 Deferral of Guarantor’s Rights.125

15.09 Additional Security.126

Section 16 Bail-In.126

SCHEDULE 1.01(a)-Commitments

SCHEDULE 1.01(b)-Mandatory Costs

SCHEDULE 1.01(c)-The Principles

SCHEDULE 1.01(d)-The Framework

SCHEDULE 1.01(e)-Debt Deferral Extension Regular Monitoring Requirements

SCHEDULE 4.02-Repayment Schedule

SCHEDULE 5.07-Notices, Acknowledgments and Consents

SCHEDULE 5.10-Initial Borrowing Date Opinions

SCHEDULE 6.10 -Material Litigation

SCHEDULE 7.05-Delivery Date Opinions

SCHEDULE 8.03-Existing Agreements

SCHEDULE 8.12-Capitalization

(vii)

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SCHEDULE 8.13-Subsidiaries

SCHEDULE 8.19-Vessel

SCHEDULE 8.21-Approved Classification Societies

SCHEDULE 9.03-Required Insurances

SCHEDULE 10.01-Existing Liens

SCHEDULE 14.03A-Credit Party Addresses

SCHEDULE 14.03B-Lender Addresses

SCHEDULE 15A         -        Compounded Reference Rate Terms

SCHEDULE 15B         -         Daily Non-Cumulative Compounded RFR Rate

SCHEDULE 15C         -         Cumulative Compounded RFR Rate

EXHIBIT A-Form of Notice of Borrowing

EXHIBIT B-1-Form of BankAssure Report

EXHIBIT B-2- Form of Insurance Broker Certificate

EXHIBIT C-Form of Interaction Agreement

EXHIBIT D-Form of Secretary’s Certificate

EXHIBIT E-Form of Transfer Certificate

EXHIBIT F-Form of Bermuda Share Charge

EXHIBIT G-Form of Assignment of Earnings and Insurances

EXHIBIT H-Form of Assignment of Charters

EXHIBIT I-Form of Deed of Covenants

EXHIBIT J-Form of Assignment of Contracts

EXHIBIT K-Form of Solvency Certificate

EXHIBIT L-Form of Assignment Agreement

EXHIBIT M-Form of Compliance Certificate

EXHIBIT N-[Intentionally Omitted]

EXHIBIT O-Form of Assignment of Management Agreements

EXHIBIT P-Form of Security Trust Deed

(viii)

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THIS CREDIT AGREEMENT, is made by way of deed October 12, 2012, as amended on July 25, 2014 pursuant to the Amendment Letter, as amended and restated pursuant to the First Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement, the Fourth Supplemental Agreement and as further amended and restated pursuant to the Fifth Supplemental Agreement, among NCL CORPORATION LTD., a Bermuda company with its registered office as of the date hereof at Park Place, 55 Par La Ville Road, Third Floor, Hamilton HM11, Bermuda (the “Parent”), BREAKAWAY FOUR, LTD., a Bermuda company with its registered office as of the date hereof at Park Place, 55 Par La Ville Road, Third Floor, Hamilton HM11, Bermuda (the “Borrower”), KFW IPEX-BANK GmbH, as a Lender (in such capacity, together with each of the other Persons that may become a “Lender” in accordance with Section 13, each of them individually a “Lender” and, collectively, the “Lenders”), KFW IPEX-BANK GMBH, as Facility Agent (in such capacity, the “Facility Agent”), as Collateral Agent under the Security Documents (in such capacity, the “Collateral Agent”) and as CIRR Agent (in such capacity, the “CIRR Agent”), KFW IPEX-BANK GMBH, as Bookrunner (in such capacity, the “Bookrunner”), KFW IPEX-BANK GMBH, as Hermes Agent (in such capacity, the “Hermes Agent”), and KFW IPEX-BANK GMBH, as initial mandated lead arranger in respect of the credit facility provided for herein (in such capacity the “Initial Mandated Lead Arranger”).  All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a multi-draw term loan credit facility in an aggregate principal amount of up to €729,854,685.50 and which Loans may be incurred to finance, in part, the construction and acquisition costs of the Vessel and the related Hermes Premium;

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the term loan facility provided for herein; and

WHEREAS, in connection with the matters contemplated by the Principles and the Framework (such terms as defined below), the Borrower and the Lenders have agreed to defer each scheduled repayment of the Loans arising during the relevant Deferral Period (as defined below) on the terms set out herein (but which deferral shall, in no circumstance, involve an increase to the Total Commitments).

NOW, THEREFORE, IT IS AGREED:

Section 1  Definitions and Accounting Terms.

1.01  Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined) and references to this Agreement or any other document (or to any specified provision of this Agreement or any other document) shall be construed as references to this Agreement, that provision or that document as from time to time amended, restated, supplemented and/or novated:

“Acceptable Bank” means (a) a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by S&P or A2 or higher by Moody's or a comparable rating from an internationally recognized credit rating agency; or (b) any other bank or financial institution approved by each Agent.

“Acceptable Flag Jurisdiction” shall mean the Bahamas, Bermuda, Panama, the Marshall Islands, the United States or such other flag jurisdiction as may be acceptable to the Required Lenders in their reasonable discretion.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Capital Stock of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger, amalgamation or consolidation or any other combination with another Person.

“Adjusted Construction Price” shall mean the sum of the Initial Construction Price of the Vessel and the total permitted increases to the Initial Construction Price of the Vessel pursuant to Permitted Change Orders (it being understood that the Final Construction Price may exceed the Adjusted Construction Price).

“Additional Hermes Premium” means the additional premium payable to Hermes as a result of the increase to the Hermes Cover arising as a consequence of the increase in the Total Commitments pursuant to the First Supplemental Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 10.05, an Affiliate of the Parent or any of its Subsidiaries, as applicable, shall include any Person that directly or indirectly owns more than 10% of any class of the Capital Stock of the Parent or such Subsidiary, as applicable, and any officer or director of the Parent or such Subsidiary.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding anything to the contrary contained above, for purposes of Section 10.05, neither the Facility Agent, nor the Collateral Agent, nor the Lead Arrangers nor any Lender (or any of their respective affiliates) shall be deemed to constitute an Affiliate of the Parent or its Subsidiaries in connection with the Credit Documents or its dealings or arrangements relating thereto.

“Affiliate Transaction” shall have the meaning provided in Section 10.05.

“Agent” or “Agents” shall mean, individually and collectively, the Facility Agent, the Collateral Agent, the Hermes Agent and the CIRR Agent.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated or novated from time to time.

“Amendment Letter” means the amendment letter dated July 25, 2014 between, amongst others, the Borrower and the Facility Agent in connection with certain amendments to the Exhibits to this Agreement.

“Applicable Margin” shall mean a percentage per annum equal to 1.50%.

“Appraised Value” of the Vessel at any time shall mean the fair market value or, as the case may be, the average of the fair market value of the Vessel on an individual charter free basis as set forth on the appraisal or, as the case may be, the appraisals most recently delivered to, or obtained by, the Facility Agent prior to such time pursuant to Section 9.01(c).

“Approved Appraisers” shall mean Brax Shipping AS; Barry Rogliano Salles S.A., Paris; Clarksons, London; R.S. Platou Shipbrokers, A.S., Oslo; Fearnsale, a division of Astrup Fearnley AS, Oslo; and Rocca & Partners S.R.L.

“Approved Project” shall mean any of the projects identified on the Approved Projects List.

“Approved Projects List” means the approved projects list provided by the Parent and accepted by the Facility Agent prior to the December 2021 Effective Date.

“Approved Stock Exchange” shall mean the New York Stock Exchange, NASDAQ or such other stock exchange in the United States of America, the United Kingdom or Hong Kong as is approved in writing by the Facility Agent or, in each case, any successor thereto.

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit L (appropriately completed) or any other form agreed between the relevant assignor and assignee (and if required to be executed by the Borrower, the Borrower).

“Assignment of Charters” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Assignment of Contracts” shall have the meaning provided in Section 5.07.

“Assignment of Earnings and Insurances” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Assignment of Management Agreements” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Bankruptcy Code” shall have the meaning provided in Section 11.05(b).

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Basel II” shall mean the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement.

“Basel III” shall mean, together, “Basel III: A global regulatory framework for more resilient banks and banking systems” and “Basel III: International framework for liquidity risk measurement, standards and monitoring” both published by the Basel Committee on Banking Supervision on December 16, 2010.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of Loans (including Deferred Loans) from all the Lenders (other than any Lender which has not funded its share of a Borrowing in accordance with this Agreement) having Commitments on a given date.

“Borrowing Date” shall mean each date (including the Initial Borrowing Date) on which a Borrowing occurs as set forth in Section 2.02.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York, London or Frankfurt am Main a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and, on and from the Rate Switch Date and in relation to the fixing of a Floating Rate for Dollars, shall also include a U.S. Government Securities Business Day.

“Capital Stock” means:

(1)in the case of a corporation, corporate stock or shares;

(2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Balance” shall mean, at any date of determination, the unencumbered and otherwise unrestricted cash and Cash Equivalents of the NCLC Group.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by any Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least B-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by any other Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean:

(i)any Person or group of Persons acting in concert:

(A)	owns legally and/or beneficially and either directly or indirectly at least thirty three per cent (33%) of the ordinary share capital of the Parent; or
(B)	has the right or the ability to control either directly or indirectly the affairs of or the composition of the majority of the board of directors (or equivalent) of the Parent; or

(ii)the Parent (or such parent company of the Parent) ceases to be a listed company on an Approved Stock Exchange without the prior written consent of the Required Lenders.

“CIRR Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.

“CIRR General Terms and Conditions” shall mean the CIRR General Terms and Conditions for interest rate make-up in ship financing schemes (August 29, 2012 edition).

“CIRR Representative” shall mean KfW, acting in its capacity as CIRR mandatary in connection with this Agreement.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Share Charge Collateral, all Earnings and Insurance Collateral, the Construction Risk Insurance, the Vessel, each Refund Guarantee, the Construction Contract and all cash and Cash Equivalents at any time delivered as collateral thereunder or as collateral required hereunder.

“Collateral Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto, acting as mortgagee, security trustee or collateral agent for the Secured Creditors pursuant to the Security Documents.

“Collateral and Guaranty Requirements” shall mean with respect to the Vessel, the requirement that:

(i)(A) the Borrower shall have duly authorized, executed and delivered an Assignment of Earnings and Insurances substantially in the form of Exhibit G or otherwise reasonably acceptable to the Lead Arrangers (as modified, supplemented or amended from time to time, the “Assignment of Earnings and Insurances”) (to the extent incorporated into or required by such Exhibit or otherwise agreed by the Borrower and the Lead Arrangers) with appropriate notices, acknowledgements and consents relating thereto and (B) the Borrower shall (x) use its commercially reasonable efforts to obtain an Assignment of Charters substantially in the form of Exhibit H (as modified, supplemented or amended from time to time, the “Assignment of Charters”) with (to the extent incorporated into or required by such Exhibit or otherwise agreed by the Borrower and the Lead Arrangers) appropriate notices, acknowledgements and consents relating thereto for any charter or similar contract that has as of the execution date of such charter or similar contract a remaining term of 13 months or greater (including any renewal option) and (y) have obtained a subordination agreement from the charterer for any Permitted Chartering Arrangement that the Borrower has entered into with respect to the Vessel, and shall use commercially reasonable efforts to provide appropriate notices and consents related thereto, together covering all of the Borrower’s present and future Earnings and Insurance Collateral, in each case together with:

(a)proper financing statements (Form UCC-1 or the equivalent) fully prepared for filing in accordance with the UCC or in other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect or give notice to third parties of, as the case may be, the security interests purported to be created by the Assignment of Earnings and Insurances; and

(b)certified copies of lien search results (Form UCC-11) listing all effective financing statements that name each Credit Party as debtor and that are filed in the District of Columbia and Florida, together with Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) fully prepared for filing if required by applicable law to terminate for any financing statement which covers the Collateral except to the extent evidencing Permitted Liens.

(ii)the Borrower shall have duly authorized, executed and delivered an Assignment of Management Agreements in respect of the Management Agreements for the Vessel substantially in the form of Exhibit O or otherwise reasonably acceptable to the Lead Arrangers (as modified, supplemented or amended from time to time, the “Assignment of Management Agreements”) and shall have obtained (or in the case of any Manager that is not a Subsidiary of the Parent, used commercially reasonable efforts to obtain) a Manager’s Undertakings for the Vessel;

(iii)the Borrower shall have duly authorized, executed and delivered, and caused to be registered in the appropriate vessel registry a first priority mortgage and a deed of covenants (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, and together with the Vessel Mortgage delivered pursuant to the definition of Flag Jurisdiction Transfer, the “Vessel Mortgage”), substantially in the form of Exhibit I or otherwise reasonably acceptable to the Lead Arrangers with respect to the Vessel, and the Vessel Mortgage shall be effective to create in favor of the Collateral Agent a legal, valid and enforceable first priority security interest, in and Lien upon the Vessel, subject only to Permitted Liens;

(iv)all filings, deliveries of notices and other instruments and other actions by the Credit Parties and/or the Collateral Agent necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve the security interests described in clauses (i) through and including (iii) above shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent; and

(v)the Facility Agent shall have received each of the following:

(a)certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Vessel by the Borrower; and

(b)the results of maritime registry searches with respect to the Vessel, indicating that the Vessel has been deleted from all new building registers and that there are no recorded liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens; and

(c)class certificates reasonably satisfactory to it from DNV GL or another classification society listed on Schedule 8.21 hereto (or another internationally recognized classification society reasonably acceptable to the Facility Agent), indicating that the Vessel meets the criteria specified in Section 8.21; and

(d)certified copies of all Management Agreements; and

(e)certified copies of all ISM and ISPS Code documentation for the Vessel; and

(f)the Facility Agent shall have received a report, in substantially the form of Exhibit B-1 or otherwise reasonably acceptable to the Facility Agent, from BankAssure or another firm of independent marine insurance brokers reasonably acceptable to the Facility Agent with respect to the insurance maintained (or to be maintained) by the Credit Parties in respect of the Vessel, together with a certificate in substantially the form of Exhibit B-2 or otherwise reasonably acceptable to the Facility Agent, from another broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds and (ii) include the Required Insurance.  In addition, the Borrower shall reimburse the Facility Agent for the reasonable and documented costs of procuring customary mortgagee interest insurance and additional perils insurance in connection with the Vessel as contemplated by Section 9.03 (including Schedule 9.03).

“Collateral Disposition” shall mean (i) the sale, lease, transfer or other disposition of the Vessel by the Borrower to any Person (it being understood that a Permitted Chartering Arrangement is not a Collateral Disposition) or the sale of 100% of the Capital Stock of the Borrower or (ii) any Event of Loss of the Vessel.

“Commitment” shall mean, for each Lender:

(i)the amount denominated in Euro set forth opposite such Lender’s name in Schedule 1.01(a) hereto as the same may be (x) reduced from time to time pursuant to Sections 3.04, 3.05, 4.01, 4.02 and/or 11 or (y) adjusted from time to time as a result of assignments and/or transfers to or from such Lender pursuant to Section 2.12 or Section 13; and

(ii)in relation to a Deferred Loan, the amount of such Lender’s Commitment in respect of a Deferred Loan as at the time of the making of a Deferred Loan (but the liability of each Lender in respect of which shall not, on the basis of the arrangements set out in this Agreement, increase the Total Commitment of such Lender).

“Commitment Termination Date” shall mean:

(i)in relation to a Loan other than a Deferred Loan, the date falling [*] days after the last scheduled Delivery Date as at the date of this Agreement, namely [*] or, where an Election Notice (as defined in Article 14, Clause 16.4 of the Construction Contract) has been issued by the Yard pursuant to the said Article 14, Clause 16.4 of the Construction Contract, the date referred to above shall be extended by the same period by which the Delivery Date has been extended pursuant to such Election Notice; and

(ii)in relation to a Deferred Loan, the last day of the relevant Deferral Period.

“Commitment Commission” shall have the meaning provided in Section 3.01(a).

“Compounded Reference Rate” means, in relation to any U.S. Government Securities Business Day during the Floating Rate Interest Period of a Loan (or the relevant part of

it), the percentage rate per annum which is the Daily Non-Cumulative Compounded RFR Rate for that U.S. Government Securities Business Day.

“Compounded Reference Rate Interest Payment” means, the aggregate amount of interest that is, or is scheduled to become, payable under any Credit Document at the Compounded Reference Rate.

“Compounded Reference Rate Supplement” means a document which:

(i)	is agreed in writing by the Borrower and the Facility Agent (acting on the instructions of all Lenders);
(ii)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Reference Rate Terms; and
(iii)	has been made available by the Facility Agent to the Borrower and each Lender.

“Compounded Reference Rate Terms” means the terms set out in Schedule 15A (Compounded Reference Rate Terms) or in any Compounded Reference Rate Supplement.

“Compounded Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(i)	is agreed in writing by the Borrower and the Facility Agent (acting on the instructions of all Lenders);
(ii)	specifies a calculation methodology for that rate; and
(iii)	has been made available by the Facility Agent to the Borrower and each Lender.

“Consolidated Debt Service” shall mean, for any relevant period, the sum (without double counting), determined in accordance with GAAP, of:

(i)	the aggregate principal payable or paid during such period on any Indebtedness for Borrowed Money of any member of the NCLC Group, other than:
(a)

principal of any such Indebtedness for Borrowed Money prepaid at the option of the relevant member of the NCLC Group or by virtue of “cash sweep” or “special liquidity” cash sweep provisions (or analogous provisions) in any debt facility of the NCLC Group;

(b)	principal of any such Indebtedness for Borrowed Money prepaid upon a sale or an Event of Loss of any vessel (as if references in that definition were to all vessels and not just the Vessel) owned or leased under a capital lease by any member of the NCLC Group; and

(c)

balloon payments of any such Indebtedness for Borrowed Money payable during such period (and for the purpose of this paragraph (c) a “balloon payment” shall not include any scheduled repayment installment of such Indebtedness for Borrowed Money which forms part of the balloon);

(ii)	Consolidated Interest Expense for such period;
(iii)

the aggregate amount of any dividend or distribution of present or future assets, undertakings, rights or revenues to any shareholder of any member of the NCLC Group (other than the Parent, or one of its wholly owned Subsidiaries) or any Dividends other than the tax distributions described in Section 10.03(ii) in each case paid during such period; and

(iv)

all rent under any capital lease obligations by which the Parent, or any consolidated Subsidiary is bound which are payable or paid during such period and the portion of any debt discount that must be amortized in such period, as calculated in accordance with GAAP and derived from the then latest consolidated unaudited financial statements of the NCLC Group delivered to the Facility Agent in the case of any period ending at the end of any of the first three fiscal quarters of each fiscal year of the Parent and the then latest audited consolidated financial statements (including all additional information and notes thereto) of the Parent and its consolidated Subsidiaries together with the auditors’ report delivered to the Facility Agent in the case of the final quarter of each such fiscal year.

“Consolidated EBITDA” shall mean, for any relevant period, the aggregate of:

(i)	Consolidated Net Income from the Parent’s operations for such period; and

(ii)the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of gains and losses from the sale of assets or reserves relating thereto, Consolidated Interest Expense, depreciation and amortization, impairment charges and any other non-cash charges and deferred income tax expense for such period.

“Consolidated Interest Expense” shall mean, for any relevant period, the consolidated interest expense (excluding capitalized interest) of the NCLC Group for such period.

“Consolidated Net Income” shall mean, for any relevant period, the consolidated net income (or loss) of the NCLC Group for such period as determined in accordance with GAAP.

“Construction Contract” shall mean the Shipbuilding Contract (in relation to Hull No. [*]) for the Vessel, dated as of September 14, 2012, among the Parent, the Borrower and the Yard, as such Shipbuilding Contract may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Construction Risk Insurance” shall mean any and all insurance policies related to the Construction Contract and the construction of the Vessel.

“Credit Adjustment Spread” shall mean, in the case of a three month Floating Rate Interest Period, 0.26161% per annum or, in the case of a six month Floating Rate Interest Period, 0.42826% per annum.

“Credit Documents” shall mean this Agreement, any Fee Letters, each Security Document, the Security Trust Deed, any Transfer Certificate, any Assignment Agreement, the Interaction Agreement, the Amendment Letter, the Supplemental Agreements and, after the execution and delivery thereof, each additional guaranty or additional security document executed pursuant to Section 9.10, any Compounded Reference Rate Supplement and any Compounding Methodology Supplement.

“Credit Document Obligations” shall mean, except to the extent consisting of obligations, liabilities or indebtedness with respect to Interest Rate Protection Agreements or Other Hedging Agreements, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest, fees and indemnities (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Credit Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding)) of each Credit Party to the Lender Creditors (provided, in respect of the Lender Creditors which are Lenders, such aforementioned obligations, liabilities and indebtedness shall arise only for such Lenders (in such capacity) in respect of Loans and/or Commitments), whether now existing or hereafter incurred under, arising out of, or in connection with this Agreement and the other Credit Documents to which such Credit Party is a party (including, in the case of each Credit Party that is a Guarantor, all such obligations, liabilities and indebtedness of such Credit Party under the Parent Guaranty) and the due performance and compliance by such Credit Party with all of the terms, conditions and agreements contained in this Agreement and in such other Credit Documents.

“Credit Party” shall mean the Borrower, the Parent and each Subsidiary of the Parent that owns a direct interest in the Borrower.

“Cumulative Compounded RFR Rate” means, in relation to a Loan (or any part of it) accruing interest at the Compounded Reference Rate, the percentage rate per annum determined by the Facility Agent in accordance with the methodology set out in Schedule 15C (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any U.S. Government Securities Business Day during a Floating Rate Interest Period for a Loan (or any part of it), the percentage rate per annum determined by the Facility Agent in accordance with the methodology set out in Schedule 15B (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Rate” means the rate specified as such in the Compounded Reference Rate Terms.

“Debt Deferral Extension Regular Monitoring Requirements” means the general test scheme/information package in the form set out in Schedule 1.01(e) to this Agreement submitted or to be submitted (as the case may be) by the Borrower (or the Parent on its behalf) in accordance with Section 9.01(k).

“December 2021 Effective Date” has the meaning given to the term “Effective Date” in the Fourth Supplemental Agreement.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deferral Period” means the First Deferral Period and/or the Second Deferral Period (as the context may require).

“Deferred Loan” means the deemed advance by the Lenders (in Dollars) of the First Deferred Loans and/or the Second Deferred Loans (as the context may require).

“Deferred Portion” means, in relation to a Loan, an amount equal to the principal amount of the repayment instalment in respect of such Loan that is at the relevant time required to have been repaid on the Repayment Dates falling during the relevant Deferral Period and the repayment in respect of which shall be deferred in accordance with the provisions of this Agreement.

“Delivery Date” shall mean the date of delivery of the Vessel to the Borrower, which, as of the Effective Date, is scheduled to occur during the period [*] up to and including [*].

“Discharged Rights and Obligations” shall have the meaning provided in Section 13.06(c).

“Dispute” shall have the meaning provided in Section 14.07(b).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part (other  than solely as a result of a change of control or asset sale), in each case prior to 91 days after the Maturity Date; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Disruption Event” means either or both of:

(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Agreement (or otherwise in order for the transactions contemplated by the Credit Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties to this Agreement; or

(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party to this Agreement preventing such party, or any other party to this Agreement:

(i)from performing its payment obligations under the Credit Documents; or

(ii)from communicating with other parties to this Agreement in accordance with the terms of the Credit Documents,

and which (in either such case) is not caused by, and is beyond the control of, the party to this Agreement whose operations are disrupted.

“Dividend” shall mean, with respect to any Person, that such Person or any Subsidiary of such Person has declared or paid a dividend or returned any equity capital to its stockholders, partners or members or the holders of options or warrants issued by such Person with respect to its Capital Stock or membership interests or authorized or made any other distribution, payment or delivery of property (other than common stock or the right to purchase any of such stock of such Person) or cash to its stockholders, partners or members or the holders of options or warrants issued by such Person with respect to its Capital Stock or membership interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its Capital Stock or any other Capital Stock outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its Capital Stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the Capital Stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its Capital Stock or other Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollars” and the sign “$” shall each mean lawful money of the United States.

“Dollar Equivalent” shall mean, with respect to the Euro denominated Commitments being utilized on a Borrowing Date, the amount calculated by applying (x) in the event that the Borrower and/or the Parent have entered into Earmarked Foreign Exchange Arrangements with respect to the installment payment to be partially financed by the Loans to be disbursed on such Borrowing Date, the EUR/USD weighted average rate with respect to such Borrowing Date (i) as notified by the Borrower to the Facility Agent in the Notice of Borrowing at least three Business Days prior to the relevant Borrowing Date, (ii) which EUR/USD weighted average rate for any particular set of Earmarked Foreign Exchange Arrangements shall take account of all applicable foreign exchange spot, forward and derivative arrangements, including collars, options and the like, entered into in respect of such Borrowing Date and (iii) for which the Borrower has provided evidence to the Facility Agent to determine which foreign exchange arrangements (including spot transactions) will be the Earmarked Foreign Exchange Arrangements that shall apply to such Borrowing Date and (y) in the event that the Borrower and/or the Parent have not entered into Earmarked Foreign Exchange Arrangements with respect to the installment payment to be partially or wholly funded by the Loans to be disbursed on such Borrowing Date, the Spot Rate applicable to such Borrowing Date.

“Dormant Subsidiary” means a Subsidiary that owns assets in an amount equal to no more than $5,000,000 or is dormant or otherwise inactive.

“Earmarked Foreign Exchange Arrangements” shall mean the Euro/Dollar foreign exchange arranged by the Borrower and/or the Parent in connection with an installment payment to be partially financed by the Loans to be disbursed on the date on which such installment payment is to be made.

“Earnings and Insurance Collateral” shall mean all “Earnings” and “Insurances”, as the case may be, as defined in the Assignment of Earnings and Insurances.

“ECA” shall mean any export credit agency.

“Effective Date” has the meaning specified in Section 14.09.

“Eligible Transferee” shall mean and include a commercial bank, insurance company, financial institution, fund or other Person which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement.

“Environmental Approvals” shall have the meaning provided in Section 8.17(b).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Parent or any of its Subsidiaries, relating to the environment, and/or Hazardous Materials, including, without limitation, CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Euro” and the sign “€” shall each mean single currency in the member states of the European Communities that adopt or have adopted the Euro as its lawful currency under the legislation of the European Union for European Monetary Union.

“Eurodollar Rate” shall mean with respect to each Interest Period for a Loan, the offered rate for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (Frankfurt time) on the second Business Day before the first day of such period as is displayed on Reuters LIBOR 01 Page (or such other service as may be nominated by ICE Benchmark Administration Limited (or any other person which takes on the administration of that rate) as the information vendor for displaying the London Interbank Offered Rates of major banks in the London Interbank Market) (the “Screen Rate”), provided that if on such date no such rate is so displayed, the Eurodollar Rate for such period shall be the arithmetic average (rounded up to five decimal places) of the rate quoted to the Facility Agent by the Reference Banks for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period by the prime banks in the London interbank Eurodollar market at or about 11:00 A.M. (Frankfurt time) on the second Business Day before the first day of such period (rounded up to five decimal places) and provided further that if the Eurodollar Rate is less than zero such rate shall be deemed to be zero for the purposes of this Agreement.

“Eurodollar Rate Loan” shall mean any Loan (or any relevant part of it) accruing interest at the Floating Rate which is not a Reference Rate Loan.

“Event of Default” shall have the meaning provided in Section 11.

“Event of Loss” shall mean any of the following events: (x) the actual or constructive total loss of the Vessel or the agreed or compromised total loss of the Vessel; or (y) the capture, condemnation, confiscation, requisition (but excluding any requisition for hire by or on behalf of any government or governmental authority or agency or by any persons acting or purporting to act on behalf of any such government or governmental authority or agency), purchase, seizure or forfeiture of, or any taking of title to, the Vessel.  An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of the Vessel, at the time and on the date of such loss or if such time and date are not known at noon Greenwich Mean Time on the date which the Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of the Vessel, at the time and on the date on which notice claiming the loss of the Vessel is given to the insurers; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.  Notwithstanding the foregoing, if the Vessel shall have been returned to the Borrower or any Subsidiary of the Borrower following any event referred to in clause (y) above prior to the date upon which payment is required to be made under Section 4.02(b) hereof, no Event of Loss shall be deemed to have occurred by reason of such event so long as the requirements set forth in Section 9.10 have been satisfied.

“Excluded Taxes” shall have the meaning provided in Section 4.04(a).

“Existing Lender” shall have the meaning provided in Section 13.01.

“Facility Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.

“Facility Office” means (a) in respect of a Lender, the office or offices notified by that Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or (b) in respect of any other Lender Creditor, the office in the jurisdiction in which it is resident for tax purposes.

“Fee Letter” means any letter or letters entered into by reference to this Agreement and/or the Supplemental Agreements between any or all of the Facility Agent, the Initial Mandated Lead Arranger and/or the Lenders and (in any case) the Borrower or the Parent (as applicable) setting out the amount of certain fees referred to in, or payable in connection with, this Agreement and/or the Supplemental Agreements.

“Fifth Supplemental Agreement” means the agreement dated       15 June, 2023, and entered into between, amongst others, the parties to this Agreement amending and restating this Agreement.

“Final Construction Price” shall mean the actual final construction price of the Vessel.

“First Deferral Effective Date” has the meaning given to the term “Effective Date” in the Second Supplemental Agreement.

“First Deferral Period” means the period from the First Deferral Effective Date to March 31, 2021 (inclusive).

“First Deferred Loan” means the deemed advance by the Lenders (in Dollars) during the First Deferral Period of a proportion of the Total Commitments in accordance with Section 2.02(c) and which shall constitute a separate Loan repayable in accordance with Section 4.02.

“First Hermes Instalment” shall have the meaning provided in Section 2.02(a)(ii).

“First Supplemental Agreement” means the supplemental agreement amending and restating this Agreement dated July 26, 2016 and made between the parties hereto and NCL International, Ltd.

“Fixed Interest Payment Date” shall mean (i) prior to the Delivery Date, each sixth month anniversary of the Initial Borrowing Date, (ii) the Delivery Date and (iii) after the Delivery Date, each semi-annual date on which a Scheduled Repayment is required to be made pursuant to Section 4.02(a) (or, if any of the above dates does not fall on a Business Day, the Fixed Interest Payment Date shall fall on the first Business Day falling after such date).

“Fixed Rate” shall mean 2.98% per annum (which includes 0.4% per annum, being the administrative fee).

“Fixed Rate Interest Period” shall mean the period commencing on the Initial Borrowing Date and ending on the immediately succeeding Fixed Interest Payment Date and thereafter each period commencing on a Fixed Interest Payment Date and ending on the immediately succeeding Fixed Interest Payment Date.

“Flag Jurisdiction Transfer” shall mean the transfer of the registration and flag of the Vessel from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction, provided that the following conditions are satisfied with respect to such transfer:

(i)On each Flag Jurisdiction Transfer Date, the Borrower shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a Vessel Mortgage that is reasonably satisfactory in form and substance to the Facility Agent with respect to the Vessel and such Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon the Vessel, subject only to Permitted Liens.  All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.

(ii)On each Flag Jurisdiction Transfer Date, to the extent that any Security Documents are released or discharged pursuant to Section 14.21(b), the Borrower shall have duly authorized, executed and delivered corresponding Security Documents in favor of the Collateral Agent for the new Acceptable Flag Jurisdiction.

(iii)On each Flag Jurisdiction Transfer Date, the Facility Agent shall have received from counsel, an opinion addressed to the Facility Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Facility Agent and (y) cover the recordation of the security interests granted pursuant to the Vessel Mortgage to be delivered on such date and such other matters incident thereto as the Facility Agent may reasonably request.

(iv)On each Flag Jurisdiction Transfer Date:

(A)The Facility Agent shall have received (x) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Vessel transferred on such date by the Borrower and (y) the results of maritime registry searches with respect to the Vessel transferred on such date, indicating no recorded liens other than Liens in favor of the Collateral Agent and/or the Lenders and, if applicable and to the extent recordable, Permitted Liens.

(B)The Facility Agent shall have received a report, in form and scope reasonably satisfactory to the Facility Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Facility Agent with respect to the insurance maintained by the Credit Party in respect of the Vessel transferred on such date, together with a certificate from another broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Facility Agent and/or the Lenders as mortgagee and (ii) conform with the Required Insurance applicable to the Vessel.

(v)On or prior to each Flag Jurisdiction Transfer Date, the Facility Agent shall have received a certificate, dated the Flag Jurisdiction Transfer Date, signed by any one of the chairman of the board, the president, any vice president, the treasurer or an authorized manager, member, general partner, officer or attorney-in-fact of the Borrower, certifying that (A) all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect or that no such approvals and/or consents are required, (B) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer or the other related transactions contemplated by this Agreement and (C) copies of resolutions approving the Flag Jurisdiction Transfer of the Borrower and any other related matters the Facility Agent may reasonably request.

(vi)On each Flag Jurisdiction Transfer Date, the Collateral and Guaranty Requirements for the Transferred Collateral Vessel shall have been satisfied or waived by the Facility Agent for a specific period of time.

“Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.

“Floating Rate” shall mean the percentage rate per annum equal to the aggregate of (a) the Applicable Margin plus (b) prior to the Rate Switch Date, the Eurodollar Rate or, on and from the Rate Switch Date, the Reference Rate plus (c) any Mandatory Costs plus (d) on and from the Rate Switch Date, the Credit Adjustment Spread, and if, in any such case on and from the Rate Switch Date, the aggregate of the Reference Rate and the Credit Adjustment Spread is less than zero, the Reference Rate will be deemed to be such a rate that the aggregate of the Reference Rate and the Credit Adjustment Spread is zero.

“Floating Rate Interest Period” shall have the meaning provided in Section 2.08.

“Fourth Supplemental Agreement” means the agreement dated December 23, 2021, and entered into between, amongst others, the parties to this Agreement amending and restating this Agreement in connection with the introduction of the Framework.

“Framework” means the document titled “Debt Deferral Extension Framework” in the form set out in Schedule 1.01(d) to this Agreement (as may be amended from time to time),

and which sets out certain key principles and parameters relating to, amongst other things, the further temporary suspension of repayments of principal in connection with certain qualifying Loan Agreements (as defined therein) and being applicable to Hermes-covered loan agreements such as this Agreement and more particularly the Second Deferred Loans hereunder.

“Free Liquidity” shall mean, at any date of determination, the aggregate of the Cash Balance and any Commitments under this Agreement or any other amounts available for drawing under other revolving or other credit facilities of the NCLC Group, which remain undrawn, could be drawn for general working capital purposes or other general corporate purposes and would not, if drawn, be repayable within six months.

“Funding Rate” means any individual rate notified by a Lender to the Facility Agent pursuant to Section 2.06(f).

“GAAP” shall have the meaning provided in Section 14.06(a).

“Grace Period” shall have the meaning provided in Section 11.05(c).

“Guarantor” shall mean Parent.

“Hazardous Materials” shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.

“Heads of Terms” shall have the meaning provided in Section 14.09.

“Hermes” shall mean Euler Hermes Aktiengesellschaft, Gasstraβe 27, 22761 Hamburg acting in its capacity as representative of the Federal Republic of Germany in connection with the issuance of export credit guarantees.

“Hermes Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto, acting as attorney-in-fact for the Lenders with respect to the Hermes Cover to the extent described in this Agreement.

“Hermes Cover” shall mean the export credit guarantee (Exportkreditgarantie) on the terms of Hermes’ Declaration of Guarantee (Gewährleistungs-Erklärung) for 100% of the principal amount of the Loans and any interests and secondary financing costs of the Federal Republic of Germany acting through Euler Hermes Aktiengesellschaft for the period of the Loans on the terms and conditions applied for by the Lenders, and shall include any successor thereto (it being understood that the Hermes Cover shall be issued on the basis of Hermes’ applicable Hermes guidelines (Richtlinien) and general terms and conditions (Allgemeine Bedingungen)).

“Hermes Debt Deferral Extension Premium” means the additional premium payable to Hermes as a result of the increase to the Hermes Cover arising as a consequence of the making of the Second Deferred Loans, such amount as notified in writing by the Hermes Agent to the Borrower.

“Hermes Issuing Fees” shall mean the amount of €[*] payable in Euro by the Borrower to Hermes through the Hermes Agent by way of handling fees in respect of the Hermes Cover.

“Hermes Premium” shall mean the amount payable in Euro by the Borrower to Hermes through the Hermes Agent in respect of the Hermes Cover, which shall not exceed €[*] and which shall include the Additional Hermes Premium.

“Historic Term SOFR” means, in relation to a Floating Rate Interest Period for a Loan (or the relevant part of it), the most recent applicable Term SOFR for a period equal in length to the Floating Rate Interest Period of that Loan (or the relevant part of it) and which is as of a day which is no more than 5 U.S. Government Securities Business Days before the Quotation Day.

“Holdings” means Norwegian Cruise Line Holdings Ltd

“Impaired Agent” shall mean an Agent at any time when:

(i)	it has failed to make (or has notified a party to this Agreement that it will not make) a payment required to be made by it under the Credit Documents by the due date for payment;
(ii)	such Agent otherwise rescinds or repudiates a Credit Document;
(iii)	(if such Agent is also a Lender) it is a Defaulting Lender; or
(iv)	an Insolvency Event has occurred and is continuing with respect to such Agent unless, in the case of paragraph (i) above: (a) its failure to pay is caused by administrative or technical error or a Disruption Event, and payment is made within five Business Days of its due date; or (b) such Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Indebtedness” shall mean any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent including, without limitation, pursuant to an Interest Rate Protection Agreement or Other Hedging Agreement.

“Indebtedness for Borrowed Money” shall mean Indebtedness (whether present or future, actual or contingent, long-term or short-term, secured or unsecured) in respect of:

(i)	moneys borrowed or raised;

(ii)	the advance or extension of credit (including interest and other charges on or in respect of any of the foregoing);
(iii)	the amount of any liability in respect of leases which, in accordance with GAAP, are capital leases;
(iv)	the amount of any liability in respect of the purchase price for assets or services payment of which is deferred for a period in excess of 180 days;
(v)	all reimbursement obligations whether contingent or not in respect of amounts paid under a letter of credit or similar instrument; and
(vi)	(without double counting) any guarantee of Indebtedness falling within paragraphs (i) to (v) above;

provided that the following shall not constitute Indebtedness for Borrowed Money:

(a)	loans and advances made by other members of the NCLC Group which are subordinated to the rights of the Lenders;
(b)	loans and advances made by any shareholder of the Parent which are subordinated to the rights of the Lenders on terms reasonably satisfactory to the Facility Agent; and
(c)

any liabilities of the Parent or any other member of the NCLC Group under any Interest Rate Protection Agreement or any Other Hedging Agreement or other derivative transactions of a non-speculative nature.

“Information” shall have the meaning provided in Section 8.10(a).

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans (other than Deferred Loans) hereunder occurs, which date shall, subject to Section 5, coincide with the date of payment of the first installment of the Initial Construction Price for the Vessel under the Construction Contract.

“Initial Construction Price” shall mean an amount of up to €698,370,000 for the construction of the Vessel pursuant to the Construction Contract, payable by the Borrower to the Yard through the four installments of the Contract Price referred to in Article 8, Clauses 2.1(i) through and including (iv) of the Construction Contract (each, a “Pre-delivery Installment”) and the installment of the Contract Price referred to in Article 8, Clause 2.1(v) of the Construction Contract (as such amount may be modified in accordance with the Construction Contract).

“Initial Mandated Lead Arranger” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.

“Initial Syndication Date” shall mean the date, if applicable, on which KfW IPEX-Bank GmbH ceases to be the only Lender by transferring all or part of its rights as a Lender under this Agreement to one or more banks or financial institutions pursuant to Section 13.

“Insolvency Event” in relation to any of the parties to this Agreement shall mean that such party:

(i)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(ii)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(iii)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(iv)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(v)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (iv) above and (a) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or (b) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(vi)

has exercised in respect of it one or more of the stabilization powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(vii)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(viii)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(ix)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(x)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (i) to (ix) above; or
(xi)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interaction Agreement” shall mean the interaction agreement executed or to be executed by, inter alia (i) each Lender that elects to become a Refinanced Bank, (ii) the CIRR Representative, and (iii) the CIRR Agent substantially in the form of Exhibit C.

“Interest Determination Date” shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.

“Interest Period” shall mean either the Fixed Rate Interest Period or, as the context may require, the Floating Rate Interest Period.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement entered into between a Lender or its Affiliate, or a Lead Arranger or its Affiliate, and the Parent and/or the Borrower in relation to the Credit Document Obligations of the Borrower under this Agreement.

“Interpolated Historic Term SOFR” means, in relation to a Floating Rate Interest Period for a Loan (or the relevant part of it), the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(i)either:

(A)the most recent applicable Term SOFR (as of a day which is not more than 5 U.S. Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Floating Rate Interest Period for a Loan (or the relevant part of it); or

(B)if no such Term SOFR is available for a period which is less than a Floating Rate Interest Period for a Loan (or the relevant part of it), SOFR for a day which is no more than 5 U.S. Government Securities Business Days (and no less than 2 U.S. Government Securities Business Days) before the Quotation Day; and

(ii)the most recent applicable Term SOFR (as of a day which is not more than 5 U.S. Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Floating Rate Interest Period of a Loan (or the relevant part of it).

“Interpolated Term SOFR” means, in relation to a Floating Rate Interest Period for a Loan (or the relevant part of it), the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(i)either:

(A)the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Floating Rate Interest Period for a Loan (or the relevant part of it); or

(B)if no such Term SOFR is available for a period which is less than a Floating Rate Interest Period for a Loan (or the relevant part of it), SOFR for a day which is no more than 5 U.S. Government Securities Business Days (and no less than 2 U.S. Government Securities Business Days) before the Quotation Day; and

(ii)the applicable Term SOFR (on the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Floating Rate Interest Period of a Loan (or the relevant part of it).

“Investments” shall have the meaning provided in Section 10.04.

“KfW” shall mean KfW in its capacity as refinancing bank with respect to the KfW Refinancing.

“KfW Refinancing” shall mean the refinancing of the respective loans of the Refinanced Banks hereunder with KfW pursuant to the CIRR General Terms and Conditions, as modified by the parties to the KfW Refinancing pursuant to, inter alia, the Interaction Agreement.

“Lead Arrangers” shall mean the Initial Mandated Lead Arranger together with and any other bank or financial institution appointed as an arranger by the Initial Mandated Lead Arranger and the Borrower for the purpose of this Agreement.

“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person which becomes a “Lender” hereunder pursuant to Section 13.

“Lender Creditors” shall mean the Lenders holding from time to time outstanding Loans and/or Commitments and the Agents, each in their respective capacities.

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender to make available its portion of any Borrowing, unless such failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three Business Days of its due date; (ii) such Lender having been deemed insolvent or having become the subject of a takeover by a regulatory authority or with respect to which an Insolvency Event has occurred and is continuing; (iii) such Lender having notified the Facility Agent and/or any Credit Party (x) that it does not intend to comply with its obligations under Section 2.01 in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under such Section or (y) of the events described in preceding clause (ii); or (iv) such Lender not being in compliance with its refinancing obligations owed to KfW under its respective Refinancing Agreement or the Interaction Agreement.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” and “Loans” shall have the meaning provided in Section 2.01 and shall include Deferred Loans made in accordance with Section 2.02(c).

“Lookback Period” means the number of days specified as such in the Compounded Reference Rate Terms.

“Management Agreements” shall mean any agreements entered into by the Borrower with the Manager or such other commercial manager and/or a technical manager with respect to the management of the Vessel, in each case which agreements and manager shall be reasonably acceptable to the Facility Agent (it being understood that NCL (Bahamas) Ltd. is acceptable and the form of management agreement attached as Annex A to Exhibit O is acceptable).

“Manager” shall mean (i) the company providing commercial and technical management and crewing services for the Vessel, which is contemplated to be, as of the Delivery Date, NCL Corporation Ltd., a company organized and existing under the laws of Bermuda, or NCL (Bahamas) Ltd., a company organized and existing under the laws of Bermuda (and each of which is approved for such purpose) or (ii) such other commercial manager and/or technical manager with respect to the management of the Vessel reasonably acceptable to the Facility Agent.

“Manager’s Undertakings” shall mean the undertakings, provided by the Manager respecting the Vessel, including, inter alia, a statement satisfactory to the Facility Agent that any lien in favor of the Manager respecting the Vessel is subject and subordinate to the Vessel Mortgage in substantially the form attached to the Assignment of Management Agreements or otherwise reasonably satisfactory to the Facility Agent.

“Mandatory Costs” means the percentage rate per annum calculated in accordance with Schedule 1.01(b).

“Market Disruption Event” shall mean:

(i)

at or about noon on the Interest Determination Date for the relevant Interest Period the Screen Rate is not available and none or (unless at such time there is only one Lender) only one of the Lenders supplies a rate to the Facility Agent to determine the Eurodollar Rate for the relevant Interest Period; or

(ii)

before 5:00 P.M. Frankfurt time on the Interest Determination Date for the relevant Interest Period, the Facility Agent receives notifications from Lenders the sum of whose Commitments and/or outstanding Loans at such time equal at least 50% of the sum of the Total Commitments and/or aggregate outstanding Loans of the Lenders at such time that (x) the cost to such Lenders of obtaining matching deposits in the London interbank Eurodollar market for the relevant Interest Period would be in excess of the Eurodollar Rate for such Interest Period or (y) such Lenders are unable to obtain funding in the London interbank Eurodollar market.

“Market Disruption Rate” means:

(i)in the case of a Loan (or the relevant part of it) accruing interest at a Reference Rate that is not the Compounded Reference Rate, the percentage rate per annum which is the aggregate of:

(A)the Reference Rate for the relevant Floating Rate Interest Period; and

(B)the Credit Adjustment Spread; and

(ii)in the case of a Loan (or any part of it) accruing interest at the Compounded Reference Rate, the rate specified as such in the Compounded Reference Rate Terms.

“Material Adverse Effect” shall mean the occurrence of anything since June 30, 2012 which has had or would reasonably be expected to have a material adverse effect on (x) the property, assets, business, operations, liabilities, or condition (financial or otherwise) of the Parent and its subsidiaries taken as a whole, (y) the consummation of the transactions hereunder, the acquisition of the Vessel and the Construction Contract, or (z) the rights or remedies of the Lenders, or the ability of the Parent and its relevant Subsidiaries to perform their obligations owed to the Lenders and the Agents under this Agreement.

“Materials of Environmental Concern” shall have the meaning provided in Section 8.17(a).

“Maturity Date” shall mean:

(i)for a Loan other than a Deferred Loan, the twelfth anniversary of the Borrowing Date in relation to the Delivery Date or, if earlier, the date falling 11 years and 6 months after the date on which the first Scheduled Repayment is required to be made pursuant to Section 4.02(a); and

(ii)for a Deferred Loan, the final Repayment Date for such Deferred Loan as set out in Schedule 4.02.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“NCLC Fleet” shall mean the vessels owned by the companies in the NCLC Group.

“NCLC Group” shall mean the Parent and its Subsidiaries.

“New Lender” shall mean a Person who has been assigned the rights or transferred the rights and obligations of an Existing Lender, as the case may be, pursuant to the provisions of Section 13.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Notice of Borrowing” shall have the meaning provided in Section 2.03.

“Notice Office” shall mean in the case of the Facility Agent and the Hermes Agent, the office of the Facility Agent and the Hermes Agent located at Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Germany, Attention: [*], fax: [*], email: [*], phone: [*] or such other office as the Facility Agent may hereafter designate in writing as such to the other parties hereto or such other office as the Facility Agent or the Hermes Agent may hereafter designate in writing as such to the other parties hereto.

“OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.

“Other Hermes Credit Agreements” shall mean the Hermes covered credit agreements (as supplemented, amended and restated from time to time) to which certain members of the NCLC Group are a party in respect of each of m.v. Norwegian Bliss, m.v. Norwegian Encore, m.v. Norwegian Breakaway, m.v. Norwegian Getaway and m.v. Norwegian Escape.

“Other Second Deferred Loans” shall mean the “Second Deferred Loans” as defined in each of the Other Hermes Credit Agreements.

“Other Creditors” shall mean any Lender or any Affiliate thereof and their successors, transferees and assigns if any (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason), together with such Lender’s or Affiliate’s successors, transferees and assigns, with which the Parent and/or the Borrower enters into any Interest Rate Protection Agreements or Other Hedging Agreements from time to time.

“Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements entered into between a Lender or its Affiliate, or a Lead Arranger or its Affiliates, and the Parent and/or the Borrower in relation to the Credit Document Obligations of the Borrower under this Agreement and designed to protect against the fluctuations in currency or commodity values.

“Other Obligations” shall mean the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Credit Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by any Credit Party to the Other Creditors under, or with respect to, any Interest Rate Protection Agreement or Other Hedging Agreement, whether such Interest Rate Protection Agreement or Other Hedging Agreement is now in existence or hereafter arising, and the due performance and compliance by such Credit Party with all of the terms, conditions and agreements contained therein.

“Parent” shall have the meaning provided in the first paragraph of this Agreement.

“Parent Guaranty” shall mean the guaranty of the Parent pursuant to Section 15.

“PATRIOT Act” shall have the meaning provided in Section 14.09.

“Payment Office” shall mean the office of the Facility Agent located at Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Germany, or such other office as the Facility Agent may hereafter designate in writing as such to the other parties hereto.

“Permitted Change Orders” shall mean change orders and similar arrangements under the Construction Contract which increase the Initial Construction Price to the extent that the aggregate amount of such increases does not exceed €[*] (it being understood that the actual amount of change orders and similar arrangements may exceed €[*]).

“Permitted Chartering Arrangements” shall mean:

(i)	any charter or other form of deployment (other than a demise or bareboat charter) of the Vessel made between members of the NCLC Group;
(ii)

any demise or bareboat charter of the Vessel made between members of the NCLC Group provided that (a) each of the Borrower and the charterer assigns the benefit of any such charter or sub-charter to the Collateral Agent, (b) each of the Borrower and the charterer assigns its interest in the insurances and earnings in respect of the Vessel to the Collateral Agent, and (c) the charterer agrees to subordinate its interests in the Vessel to the interests of the Collateral Agent as mortgagee of the Vessel, all on terms and conditions reasonably acceptable to the Collateral Agent;

(iii)

any charter or other form of deployment of the Vessel to a charterer that is not a member of the NCLC Group provided that no such charter or deployment shall be made (a) on a demise or bareboat basis, or (b) for a period which, including the exercise of any options for extension, could be for longer than 13 months, or (c) other than at or about market rate at the time when the charter or deployment is fixed; and

(iv)	any charter or other form of deployment in respect of the Vessel entered into after the Effective Date and which is permissible under the provisions of any financing documents relating to the Vessel.

“Permitted Intercompany Arrangements” shall mean any intercompany loan or operating arrangement which from an accounting perspective has the effect of an intercompany loan, between or among members of the NCLC Group:

(a) existing as of the date of the Third Supplemental Agreement;

(b) so long as (x) made solely for the purpose of regulatory or tax purposes carried out in the ordinary course of business and on an arms’ length basis and (y) the aggregate principal amount of all such loans or operating arrangements does not exceed $50,000,000 at any time; or

(c) that has been approved with the prior written consent of Hermes.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision, department or instrumentality thereof.

“Pledgor” shall mean NCL Corporation Ltd. or any direct or indirect Subsidiary of the Parent which directly owns any of the Capital Stock of the Borrower.

"Poseidon Principles" means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published in June 2019 as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organisation from time to time.

“Pre-delivery Installment” shall have the meaning provided in the definition of “Initial Construction Price”.

“Principles” means the document titled "Cruise Debt Holiday Principles" and dated 26 March 2020 in the form set out in Schedule 1.01(c) to this Agreement (as may be amended from time to time), and which sets out certain key principles and parameters relating to, amongst other things, the temporary suspension of repayments of principal in connection with certain qualifying Loan Agreements (as defined therein) and being applicable to Hermes-covered loan agreements such as this Agreement and more particularly the First Deferred Loans hereunder.

“Pro Rata Share” shall have the definition provided in Section 4.05.

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of the NCLC Group furnished to the Lenders or the Facility Agent by or on behalf of any member of the NCLC Group prior to the Effective Date.

“Published Rate” has the meaning given to it in Section 14.11.

“Quotation Day” means, in relation to any period for which the Floating Rate is to be determined the first day of that period (and being the “Reference Rate Determination Date” for the purposes of the Refinancing Agreements).

“Rate Switch Date” means the last day of the Floating Rate Interest Period that is current as at the “Effective Date” as defined in the Fifth Supplemental Agreement.

“Reference Banks” shall mean the principal London offices of such entities as may be appointed by the Facility Agent with the approval of the Borrower (which shall not be unreasonably withheld) as “Reference Banks” for the purposes of this Agreement.

“Reference Rate” means, in relation to a Loan (or any part of it) where interest is payable at the Floating Rate:

(i)	the applicable Term SOFR on the Quotation Day and for a period equal in length to the applicable Floating Rate Interest Period of that Loan (or the relevant part of it); or
(ii)	as otherwise determined pursuant to Section 2.06(i).

“Reference Rate Loan” means any Loan (or any relevant part of it) accruing interest at the Floating Rate made available to the Borrower on or after the Rate Switch Date or outstanding as at the Rate Switch Date.

“Reference Rate Non-Utilisation Announcement” has the meaning given to it in Section 14.11.

“Reference Rate Non-Utilisation Event” means any of the following events in relation to a Reference Rate:

(i)	the Reference Rate is Unavailable; or
(ii)

the later of (x) thirty (30) days and (y) the future date specified in the relevant official statement has passed since the supervisor of the administrator of a Reference Rate has published an official statement that the relevant Reference Rate is no longer or, as of a specified future date will no longer be, representative of the underlying market or the economic reality that it is intended to measure and that such representativeness will not be restored (as determined by such supervisor) and such official statement expresses awareness that any such announcement or publication will engage certain contractual triggers that are activated by pre-cessation or cessation announcements or publications, and such Reference Rate Non-Utilisation Event is continuing on a Reference Rate Determination Date if on such date:

(iii)	in relation to (i) above, the Reference Rate remains Unavailable; and
(iv)	in relation to (ii) above the supervisor has not revoked or rescinded its official statement or has in any other way re-confirmed the representativeness of the relevant Reference Rate.

“Refinancing Agreement” shall mean each refinancing agreement in respect of the KfW Refinancing.

“Refinanced Bank” shall mean each Lender participating in the KfW Refinancing.

“Refund Guarantee” shall mean a, or if more than one, each refund guarantee arranged by the Yard in respect of a Pre-delivery Installment and provided by one or more financial institutions contemplated by the Construction Contract, or by other financial institutions reasonably satisfactory to the Lead Arrangers, as credit support for the Yard’s obligations thereunder.

“Register” shall have the meaning provided in Section 14.15.

“Relevant Obligations” shall have the meaning provided in Section 13.07(c)(ii).

“Repayment Date” shall mean each semi-annual date on which a Scheduled Repayment is required to be made pursuant to Section 4.02(a).

“Replaced Lender” shall have the meaning provided in Section 2.12.

“Replacement Lender” shall have the meaning provided in Section 2.12.

“Representative” shall have the meaning provided in Section 4.05(d).

“Required Insurance” shall have the meaning provided in Section 9.03.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders, the sum of whose outstanding Commitments and/or principal amount of Loans at such time represent an amount greater than 66⅔% of the sum of the Total Commitment (less the aggregate Commitments of all Defaulting Lenders at such time) and the aggregate principal amount of outstanding Loans (less the amount of outstanding Loans of all Defaulting Lenders at such time).

"Restatement Date" shall have the meaning given to this expression in the First Supplemental Agreement.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Scheduled Repayment” shall have the meaning provided in Section 4.02(a).

“Screen Rate” shall have the meaning specified in the definition of Eurodollar Rate.

“Second Deferral Effective Date” has the meaning given to the term “Effective Date” in the Third Supplemental Agreement.

“Second Deferral Period” means the period from the Second Deferral Effective Date through March 31, 2022 (inclusive).

“Second Deferred Loan” means the deemed advance by the Lenders (in Dollars) during the Second Deferral Period of a proportion of the Total Commitments in accordance with Section 2.02(c) and which shall constitute a separate Loan repayable in accordance with Section 4.02.

“Second Deferred Loan Repayment Date” means the date on which the Second Deferred Loans have been repaid or prepaid in full and all Other Second Deferred Loans have been repaid or prepaid in full.

“Second Supplemental Agreement” means the supplemental agreement amending and restating this Agreement dated April 21, 2020 and made between the parties hereto and NCL International, Ltd.

“Secured Creditors” shall mean the “Secured Creditors” as defined in the Security Documents.

“Secured Obligations” shall mean (i) the Credit Document Obligations, (ii) the Other Obligations, (iii) any and all sums advanced by any Agent in order to preserve the Collateral or preserve the Collateral Agent’s security interest in the Collateral on behalf of the Lenders, (iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of the Credit Parties referred to in clauses (i) and (ii) above, after an Event of Default shall have occurred and be continuing, the expenses in connection with retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder on behalf of the Lenders, together with reasonable attorneys’ fees and court costs, and (v) all amounts paid by any Secured Creditor as to which such Secured Creditor has the right to reimbursement under the Security Documents.

“Security Documents” shall mean, as applicable, the Assignment of Contracts, the Assignment of Earnings and Insurances, the Assignment of Charters, the Assignment of Management Agreements, the Share Charge, the Vessel Mortgage, the Deed of Covenants, and,

after the execution thereof, each additional security document executed pursuant to Section 9.10 and/or Section 12.01(b).

“Security Trust Deed” shall mean the Security Trust Deed executed by, inter alia, the Borrower, the Guarantor, the Collateral Agent, the Facility Agent and the Original Secured Creditors (as defined therein) and shall be substantially in the form of Exhibit P or otherwise reasonably acceptable to the Facility Agent.

“Share Charge” shall have the meaning provided in Section 5.06.

“Share Charge Collateral” shall mean all “Collateral” as defined in the Share Charge.

“Sky Vessel” shall mean [*] presently owned by and registered in the name of Norwegian Sky, Ltd. of Bermuda (an Affiliate of the Parent) under the laws and flag of the Commonwealth of the Bahamas, which was purchased by Norwegian Sky, Ltd. on the terms set forth in the fully executed memorandum of agreement related to the sale of such vessel, dated on or around May 30, 2012 (as amended from time to time with the consent of the Lenders as required pursuant to Section 10.11).

“Sky Vessel Indebtedness” shall mean the financing arrangements secured by, among other things, the Sky Vessel, pursuant to the Fifth Amended and Restated Credit Agreement dated 8 May 2020 (as may be further supplemented, amended, restated or otherwise modified from time to time) between, among others, the Parent as company, Voyager Vessel Company, LLC as co-borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent, collateral agent.

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

“Specified Requirements” shall mean the requirements set forth in clauses (i)(A) and (i)(B) (including, for the avoidance of doubt, paragraphs (i)(a) or (i)(b)), (iii), (v)(c) and (v)(f)) of the definition of “Collateral and Guaranty Requirements.”

“Spot Rate” shall mean the spot exchange rate quoted by the Facility Agent equal to the weighted average of the rates on the actual transactions of the Facility Agent on the date two Business Days prior to the date of determination thereof (acting reasonably), which spot exchange rate shall be final and conclusive absent manifest error.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.

“Supervision Agreements” shall mean any agreements (if any) entered or to be entered into between the Parent, as applicable, the Borrower and a Supervisor providing for the construction supervision of the Vessel, the terms and conditions of which shall be in form and substance reasonably satisfactory to the Facility Agent.

“Supervisor” shall have the meaning provided in the Construction Contract.

“Supplemental Agreements” means the First Supplemental Agreement, the Second Supplemental Agreement, Third Supplemental Agreement, the Fourth Supplemental Agreement and the Fifth Supplemental Agreement.

“Tax Benefit” shall have the meaning provided in Section 4.04(c).

“Taxes” and “Taxation” shall have the meaning provided in Section 4.04(a).

“Test Period” shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.

“Term and Revolving Credit Facilities” means the facilities granted pursuant to the credit agreement originally dated May 24, 2013 (as amended and restated from time to time) between, inter alios, the Parent and Voyager Vessel Company, LLC as borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, including any replacement credit facility or facilities.

“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

“Third Supplemental Agreement” means the agreement dated February 18, 2021, and entered into between, amongst others, the parties to this Agreement amending and restating this Agreement in connection with the introduction of the Framework.

“Total Capitalization” shall mean, at any date of determination, the Total Net Funded Debt plus the consolidated stockholders’ equity of the NCLC Group at such date determined in accordance with GAAP and derived from the then latest unaudited and consolidated financial statements of the NCLC Group delivered to the Facility Agent in the case of the first three quarters of each fiscal year and the then latest audited consolidated financial statements of the NCLC Group delivered to the Facility Agent in the case of each fiscal year; provided it is understood that the effect of any impairment of intangible assets shall be added back to stockholders’ equity and, non-cash losses, charges and expenses shall also be added back to stockholders’ equity to the extent they relate to convertible or exchangeable notes or other debt instruments containing similar equity mechanisms.

“Total Commitment” shall mean, at any time, the sum of the Commitments of the Lenders at such time.  On the Effective Date, the Total Commitments shall not exceed €729,854,685.50.

“Total Net Funded Debt” shall mean, as at any relevant date:

(i)	Indebtedness for Borrowed Money of the NCLC Group on a consolidated basis; and
(ii)	the amount of any Indebtedness for Borrowed Money of any person which is not a member of the NCLC Group but which is guaranteed by a member of the NCLC Group as at such date;

less an amount equal to any Cash Balance as at such date; provided that any Commitments and other amounts available for drawing under other revolving or other credit facilities of the NCLC Group which remain undrawn shall not be counted as cash or indebtedness for the purposes of this Agreement.

“Transaction” shall mean collectively (i) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on each Borrowing Date and the use of proceeds thereof and (ii) the payment of all fees and expenses in connection with the foregoing.

“Transfer Certificate” means a certificate substantially in the form set out in Exhibit E or any other form agreed between the Facility Agent and the Parent.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

"UK Bail-In Legislation" means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“United States” and “U.S.” shall each mean the United States of America.

“U.S. Government Securities Business Day” means any day other than:

(i)a Saturday or a Sunday; and

(ii)a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government securities.

“Vessel” shall mean the post-panamax luxury passenger cruise vessel with approximately [*] gt and hull number [*] constructed by the Yard (and named “Norwegian Joy” at the time of its delivery from the Yard).

“Vessel Mortgage” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Vessel Value” shall have the meaning set forth in Section 10.08.

“Yard” shall mean Meyer Werft GmbH, Papenburg/Germany, the shipbuilder constructing the Vessel pursuant to the Construction Contract.

"Write-down and Conversion Powers" means:

(a)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)in relation to any other applicable Bail-In Legislation:

(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)any similar or analogous powers under that Bail-In Legislation; and

(c)in relation to any UK Bail-In Legislation:

(i)any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)any similar or analogous powers under that UK Bail-In Legislation.

Section 2  Amount and Terms of Credit Facility.

2.01  The Commitments. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make on and after the Initial Borrowing Date and prior to the Commitment Termination Date and at the times specified in Section 2.02 term loans to the Borrower (each, a “Loan” and, collectively, the “Loans”), which Loans (i) shall bear interest in accordance with Section 2.06, (ii) shall be denominated and repayable in Dollars, (iii) shall be disbursed on any Borrowing Date, (iv) shall not exceed on such Borrowing Date for all Lenders the Dollar Equivalent of the maximum available amount for such Borrowing Date as set forth in Section 2.02 and (v) disbursed on any Borrowing Date shall not exceed for any Lender the Dollar Equivalent of the Commitment of such Lender on such Borrowing Date.

2.02  Amount and Timing of Each Borrowing; Currency of Disbursements.

(a) The Total Commitments will be available in the amounts and on the dates set forth below:

(i)a portion of the Total Commitments not exceeding [*]% of the Initial Construction Price for the Vessel will be available on the Initial Borrowing Date;

(ii)a portion of the Total Commitments equaling [*]% of the Hermes Premium will be available on one or more dates on or after the Initial Borrowing Date (it being understood and agreed that the Lenders shall be authorized to disburse directly to Hermes the proceeds of Loans in an amount equal to the Hermes Premium that is then due and owing, without any action on the part of the Borrower (including, without limitation, without delivery by the Borrower of a Notice of Borrowing to the Facility Agent in respect thereof), so long as the Facility Agent provides the Borrower with notice thereof).  It is acknowledged and agreed that [*]% of the Hermes Premium (the “First Hermes Instalment”) shall be payable directly by the Borrower to Hermes immediately after the execution of this Agreement (which the Borrower hereby agrees to pay from its own funds).  If the Construction Contract is cancelled pursuant to Article 14, paragraph 16.2 thereof, it is acknowledged that the Borrower shall be entitled to a refund of the First Hermes Instalment from Hermes. Where the Construction Contract is not so cancelled, on the Initial Borrowing Date the Lenders shall pay directly to the Borrower part of the Loans in an amount equal to the First Hermes Instalment in reimbursement of the First Hermes Instalment so paid by the Borrower;

It is also agreed and acknowledged that:

(A)the Additional Hermes Premium shall be payable by the Borrower to the Facility Agent (for onward payment to Hermes) at or around the Restatement Date (which the Borrower agrees to do from its own funds). The Borrower shall be entitled to request that a Loan be made available in an amount of up to the Additional Hermes Premium in reimbursement to the Borrower of the Additional Hermes Premium so paid by the Borrower in accordance with the above;

(B)following receipt of the premium invoice issued by Hermes in respect thereof, the Hermes Debt Deferral Extension Premium shall be payable directly by the Borrower to Hermes or, where the Facility Agent on behalf of the Borrower has paid the Hermes Debt Deferral Extension Premium to Hermes, by way of reimbursement to the Facility Agent, in either case promptly and in any event within five Business Days of receipt of the premium invoice;

(iii)a portion of the Total Commitments not exceeding [*]% of the Initial Construction Price for the Vessel will be available on the date of payment of the second installment of the Initial Construction Price for the Vessel (which date is anticipated to be 24 months prior to the Delivery Date (as per the Construction Contract));

(iv)a portion of the Total Commitments not exceeding [*]% of the Initial Construction Price for the Vessel will be available on the date of payment of the third installment of the Initial Construction Price for the Vessel (which date is anticipated to be 18 months prior to the Delivery Date (as per the Construction Contract));

(v)a portion of the Total Commitments not exceeding [*]% of the Initial Construction Price for the Vessel will be available on the date of payment of the fourth installment of the Initial Construction Price for the Vessel (which date is anticipated to be 12 months prior to the Delivery Date (as per the Construction Contract); and

(vi)a portion of the Total Commitments (inclusive of any Deferred Loans) not exceeding the sum of (a) [*]% of the amount equal to (x) the Initial Construction Price for the Vessel minus (y) any amount payable by the Yard to the Borrower pursuant to Article 8, paragraph 2.8 (viii) of the Construction Contract and further deducting from this amount the aggregate of the amounts that were borrowed pursuant to clauses (i) and (iii)-(v) above, and (b) [*]% of the aggregate amount of the Permitted Change Orders will be available on the Delivery Date.

(b)The Loans (other than a Deferred Loan) made on each Borrowing Date shall be disbursed by the Facility Agent to the Borrower and/or its designee(s), as set forth in Section 2.04, in Dollars and shall be in an amount equal to the Dollar Equivalent of the amount of the Total Commitment utilized to make such Loans on such Borrowing Date pursuant to this Section 2.02,  provided that in the event that the Borrower has not (i) notified the Facility Agent in the Notice of Borrowing that it has entered into Earmarked Foreign Exchange Arrangements with respect to the amount required to be paid to Hermes or to the Yard on such Borrowing Date and (ii) provided reasonably sufficient evidence to the Facility Agent of such Earmarked Foreign Exchange Arrangements in the Notice of Borrowing, the Facility Agent on such Borrowing Date shall convert the Dollar amount of the Loans to be made by each Lender into Euro at the Spot Rate applicable for such Borrowing Date (it being understood that the same Spot Rate shall be used for such conversion as is used to calculate the Dollar Equivalent referred to in this Section 2.02(b)), and shall inform each Lender thereof, and such Euro amount shall thereafter be disbursed to the Borrower and/or its designee(s) as set forth in Section 2.04 (it being understood that each Lender shall remit its Loans to the Facility Agent in Dollars on such Borrowing Date).

(c) A Deferred Loan shall, on each Repayment Date of the Loan falling during the relevant Deferral Period, be deemed to be made available in an amount equal to the Deferred Portion of such Loan in respect of, and as at, that Repayment Date. Each such Deferred Loan shall be automatic and notional only, and effected by means of a book entry to finance the repayment instalment of the Loan then due.

2.03  Notice of Borrowing. Subject to the second parenthetical in Section 2.02(a)(ii) and other than in respect of a Deferred Loan, whenever the Borrower desires to make a Borrowing hereunder, it shall give the Facility Agent at its Notice Office at least three Business Days’ prior written notice of each Loan to be made hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (Frankfurt time) (unless such 11:00 A.M. deadline is waived by the Facility Agent in the case of the Initial Borrowing Date).  Each such written notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.09, shall be irrevocable and shall be given by the Borrower substantially in the form of Exhibit A, appropriately completed to specify (i) the portion of the Total Commitments to be utilized on such Borrowing Date, (ii) if the Borrower and/or the Parent has entered into Earmarked Foreign Exchange Arrangements with respect to the installment payments due and owing under the Construction Contract to be funded by the Loans to be incurred on such Borrowing Date, the Dollar Equivalent of the portion of the Total Commitment to be borrowed on such Borrowing Date and evidence of such Earmarked Foreign Exchange Arrangements, (iii) the date of such Borrowing (which shall be a Business Day), (iv) when the Loans are to be subject to interest at the Floating Rate, the initial Interest Period to be applicable thereto, (v) to which account(s) the proceeds of such Loans are to be deposited (it being understood that pursuant to Section 2.04 the Borrower may designate one or more accounts of the Yard, Hermes and/or the provider of the foreign exchange arrangements referenced in the definition of Dollar Equivalent) and (vi) that all representations and warranties made by each Credit Party, in or pursuant to the Credit Documents are true and correct in all material respects (unless stated to relate to a specific earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such date) and no Event of Default is or will be continuing after giving effect to such Borrowing.  The Facility Agent shall promptly give each Lender which is required to make Loans, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

2.04  Disbursement of Funds. No later than 12:00 Noon (Frankfurt time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion of each Borrowing requested in the Notice of Borrowing to be made on such date. All such amounts shall be made available in the currency required by Section 2.02(b) in immediately available funds at the Payment Office of the Facility Agent, and the Facility Agent will make available to (I) in the case of Loans disbursed in Dollars, the Borrower (and/or its designee(s), to the extent possible and to the extent such designee is a provider of Earmarked Foreign Exchange Arrangements referenced in the definition of Dollar Equivalent) and (II) in the case of Loans disbursed in Euro, designee(s) of the Borrower (to the extent any such designee is the Yard or, in the case of the Hermes Premium, Hermes), in each case prior to 3:00 P.M. (Frankfurt Time) on such day, to the extent of funds actually received by the Facility Agent prior to 12:00 Noon (Frankfurt Time) on such day, in each case at the Payment Office in the account(s) specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available by the Lenders.  Unless the Facility Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Facility Agent such Lender’s portion of any Borrowing to be made on such date, the Facility Agent may assume that such Lender has made such amount available to the Facility Agent on such date of Borrowing and the Facility Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Facility Agent by such Lender, the Facility Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Facility Agent’s demand therefor, the Facility Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Facility Agent.  The Facility Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Facility Agent to the Borrower until the date such corresponding amount is recovered by the Facility Agent, at a rate per annum equal to (i) if recovered from such Lender, at the overnight Eurodollar Rate or, on and from the Rate Switch Date, the Reference Rate and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.06.  Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05  Pro Rata Borrowings. All Borrowings of Loans (including Deferred Loans) under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments as at the time or, in the case of the Deferred Loans, deemed time, of the relevant Borrowing. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder. The obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

2.06  Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan (other than a Deferred Loan) from the date the proceeds thereof are made available to the Borrower until the maturity (whether by acceleration or otherwise) of such Loan at the Fixed Rate or if an election is made by the Borrower to elect the Floating Rate pursuant to Section 2.07, at the Floating Rate. The Borrower agrees to pay interest in respect of the unpaid principal amount of each Deferred Loan from the date the proceeds thereof are made available (or deemed made available) to the Borrower until the maturity (whether by acceleration or otherwise) of such Deferred Loan at the Floating Rate.

(b)If the Borrower fails to pay any amount payable by it under a Credit Document on its due date, interest shall accrue on the overdue amount (in the case of overdue interest to the extent permitted by law) from the due date up to the date of actual payment (both before and after judgment) at a rate which is (i) where interest is payable at the Fixed Rate, equal to [*]% plus, prior to the Rate Switch Date, the Eurodollar Rate or, on and from the Rate Switch

Date, the Reference Rate which would have been payable if the overdue amount had, during the period of non-payment constituted a Loan for successive interest periods, each of a duration of three months plus [*]%, or (ii) where interest is payable on the Loan at the Floating Rate and subject to paragraph (c) below, [*]% plus the Floating Rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably).  Any interest accruing under this Section 2.06(b) shall be immediately payable by the Borrower on demand by the Facility Agent.

(c)At any time when interest is payable at the Floating Rate, if any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of a Floating Rate Interest Period relating to that Loan:

(i)the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Floating Rate Interest Period relating to that Loan; and

(ii)the rate of interest applying to the overdue amount during that first Interest Period shall be [*]% plus the rate which would have applied if the overdue amount had not become due.

(d)Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(e)Accrued and unpaid interest shall be payable in respect of each Loan on each Fixed Interest Payment Date (if interest is payable on the Loan at the Fixed Rate) or, if interest is payable on the Loan at the Floating Rate, on the last day of each Interest Period applicable thereto, on any repayment or prepayment date (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(f)(i) At any time when interest is payable on the Loan at the Floating Rate, upon each Interest Determination Date, the Facility Agent shall determine the Eurodollar Rate or, on and from the Rate Switch Date, the Reference Rate (other than in the case where the Compounded Reference Rate is to apply) for each Interest Period applicable to the Loans to be made pursuant to the applicable Borrowing and shall promptly notify the Borrower and the respective Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(ii) If the Compounded Reference Rate is to apply to a Reference Rate Loan (or any part of it) in accordance with Section 2.06(i)(v), the Facility Agent shall (promptly upon the Compounded Reference Rate Interest Payment being determinable) notify:

(A) the Borrower of the amount of the Compounded Reference Rate Interest Payment; and

(B) the relevant Lenders and the Borrower of, to the extent it is then determinable, the Market Disruption Rate,

it being acknowledged and agreed that each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto and that this Section 2.06(f)(ii) shall not apply to any Compounded Reference Rate Interest Payment determined pursuant to Section 2.09(g).

(iii) The Facility Agent shall promptly notify the Borrower of each Funding Rate relating to any Reference Rate Loan.

(iv) The Facility Agent shall notify the relevant Lenders and the Borrower of the determination of a rate of interest relating to a Reference Rate Loan (or any part of it) that is accruing interest at the Compounded Reference Rate to which Section 2.09(g) applies and, together with such notification, shall also notify:

(A)  the Borrower of the aggregate amount of interest to be paid by the Borrower; and

(B) each Lender of its portion of the amount referred to in (A) above.

(v) This Section 2.06(f) shall not require the Facility Agent to make any notification to any party on a day which is not a Business Day.

(g)At any time when interest is payable on the Loan at the Fixed Rate, the Borrower shall reimburse each Lender on demand for the amount by which the 6 month Eurodollar Rate or, on and from the Rate Switch Date, the 6 month Term SOFR for any Fixed Rate Interest Period plus the fee for administrative expenses of [*]% per annum for such Fixed Rate Interest Period plus [*]% per annum less the Fixed Rate exceeds [*]% per annum (being the amount by which the interest make-up is limited under Section 1.1 of the CIRR General Terms and Conditions).

(h)On and from the Rate Switch Date:

(i)the use of the Reference Rate will replace the Eurodollar Rate for the calculation of interest of any Loan (or relevant part of it) accruing interest at the Floating Rate made available to the Borrower after such date or outstanding as at such date; and

(ii)any Loan made available to the Borrower after the Rate Switch Date or outstanding as at such date will be a Reference Rate Loan.

(i)Unavailability of Term SOFR:

(i)

Interpolated Term SOFR:  If no Term SOFR is available for the Interest Period of a Reference Rate Loan or any part of it, the applicable Reference Rate shall, subject to Section 2.06(i)(v) below, be the Interpolated Term

SOFR for a period equal in length to the Interest Period of that Reference Rate Loan or that part of such Reference Rate Loan.

(ii)

Historic Term SOFR: If Section 2.06(i)(i) above applies but it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall, subject to Section 2.06(i)(v) below, be the Historic Term SOFR for that Reference Rate Loan or that part of such Reference Rate Loan.

(iii)

Interpolated Historic Term SOFR: If Section 2.06(i)(ii) above applies but no Historic Term SOFR is available for the Interest Period of that Reference Rate Loan or any part of that Reference Rate Loan, the applicable Reference Rate shall, subject to Section 2.06(i)(v) below, be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of that Reference Rate Loan or that part of such Reference Rate Loan.

(iv)

Cost of funds: If Section 2.06(i)(iii) above or Section 2.06(i)(v) below applies but it is not possible to calculate the applicable Reference Rate, there shall be no Reference Rate for that Reference Rate Loan or that part of that Reference Rate Loan (as applicable) and instead the provisions of Section 2.09(g) will apply in respect of the relevant part of that Reference Rate Loan.

(v)

Reference Rate Non-Utilisation Event: Notwithstanding Sections 2.06(i)(i)-(iii) above, if, as at the relevant Quotation Day, a Reference Rate Non-Utilisation Event has occurred and is continuing, the applicable Reference Rate shall be the Compounded Reference Rate and interest on that Reference Rate Loan (or any part thereof) shall be determined in accordance with Section 2.06(j).

(j)	Determination of the Compounded Reference Rate:
(i)	Where interest is to be determined by reference to the Compounded Reference Rate then the following provisions shall apply.
(ii)	The rate of interest on a Reference Rate Loan (or any part thereof) for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(A) the Applicable Margin;

(B) the Compounded Reference Rate for that day; and

(C) the Credit Adjustment Spread,

and if, in any such case, the aggregate of the Compounded Reference Rate and the Credit Adjustment Spread is less than zero, the Compounded Reference Rate will be deemed to be such a rate that the aggregate of the Compounded Reference Rate and the Credit Adjustment Spread is zero.

(iii)

If any day during an Interest Period for a Reference Rate Loan (or any part thereof) is not a US Government Securities Business Day, the rate of interest on that Reference Rate Loan (or any part of it) for that day will be the rate applicable to the immediately preceding US Government Securities Business Day.

2.07  Election of Floating Rate.(d)

(a)By written notice to the Facility Agent delivered at least 65 days prior to the Initial Borrowing Date, the Borrower may elect, without incurring any liability to make any payment pursuant to Section 2.10 or to pay any other indemnity or compensation obligation, to pay interest on the Loans at the Floating Rate.

(b)Any election made pursuant to this Section 2.07 may only be made once during the term of the Loans.

(c)This Section 2.07 shall not apply to Deferred Loans (in respect of which the Floating Rate shall always apply).

2.08  Floating Rate Interest Periods.   This Section 2.08 shall only apply if the Borrower has elected to pay interest at the Floating Rate pursuant to Section 2.07. At the time the Borrower gives any Notice of Borrowing in respect of the making of Loans by the Lenders (in the case of the initial Floating Rate Interest Period (as defined below) applicable thereto) or on the third Business Day prior to the expiration of a Floating Rate Interest Period applicable to such Loans (in the case of any subsequent Interest Period), it shall have the right to elect, by giving the Facility Agent notice thereof, the interest period (each a “Floating Rate Interest Period”) applicable to such Loans, which Floating Rate Interest Period shall, at the option of the Borrower, be a three or six month period; provided that:

(a)subject to paragraph (b) below, all Loans comprising a Borrowing shall at all times have the same Floating Rate Interest Period;

(b)the initial Floating Rate Interest Period for any Loan shall commence on the date of Borrowing of such Loan (or deemed Borrowing in the case of a Deferred Loan) and each Floating Rate Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the immediately preceding Floating Rate Interest Period applicable thereto expires;

(c)if any Floating Rate Interest Period relating to a Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Floating Rate Interest Period, such Floating Rate Interest Period shall end on the last Business Day of such calendar month;

(d)if any Floating Rate Interest Period would otherwise expire on a day which is not a Business Day, such Floating Rate Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Floating Rate Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Floating Rate Interest Period shall expire on the immediately preceding Business Day;

(e)no Floating Rate Interest Period longer than three months may be selected at any time when an Event of Default (or, if the Facility Agent or the Required Lenders have determined that such an election at such time would be disadvantageous to the Lenders, a Default) has occurred and is continuing;

(f)no Floating Rate Interest Period in respect of any Borrowing of any Loans shall be selected which extends beyond the Maturity Date;

(g)at no time shall there be more than ten Borrowings of Loans subject to different Floating Rate Interest Periods; and

(h)the Floating Rate Interest Periods for each Deferred Loan shall always be a six month period.

If upon the expiration of any Floating Rate Interest Period applicable to a Borrowing, the Borrower has failed to elect a new Floating Rate Interest Period to be applicable to such Loans as provided above, the Borrower shall be deemed to have elected a three month Floating Rate Interest Period to be applicable to such Loans effective as of the expiration date of such current Floating Rate Interest Period.

2.09  Increased Costs, Illegality, Market Disruption, etc.

(a) In the event that any Lender shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)at any time, that such Lender shall incur increased costs (including, without limitation, pursuant to Basel II and/or Basel III to the extent Basel II and/or Basel III, as the case may be, is applicable), Mandatory Costs (as set forth on Schedule 1.01(b)) or reductions in the amounts received or receivable hereunder with respect to any Loan because of, without duplication, any change since the Effective Date in any applicable law or governmental rule, governmental regulation, governmental order, governmental guideline or governmental request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, governmental regulation, governmental order, governmental guideline or governmental request, such as, for example, but not limited to:  (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Loan or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender, or any franchise tax based on net income or net profits, of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which such Lender’s principal office or applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts payable in respect of Taxes pursuant to Section 4.04, or (B) a change in official reserve requirements; or

(ii)at any time, that the making or continuance of any Loan has been made unlawful by any law or governmental rule, governmental regulation or governmental order;

then, and in any such event, such Lender shall promptly give notice (by telephone confirmed in writing) to the Borrower and to the Facility Agent of such determination (which notice the Facility Agent shall promptly transmit to each of the Lenders).  Thereafter (x) in the case of clause (i) above, the Borrower agrees (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased costs or reductions to such Lender or such other corporation and (y) in the case of clause (ii) above, the Borrower shall take one of the actions specified in Section 2.09(b) as promptly as possible and, in any event, within the time period required by law.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.09(a) shall, absent manifest error be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.09(a), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for the calculation of such additional amounts; provided that, subject to the provisions of Section 2.10(b), the failure to give such notice shall not relieve the Borrower from its Credit Document Obligations hereunder.

(b)At any time that any Loan is affected by the circumstances described in Section 2.09(a)(i) or (ii), the Borrower may (and in the case of a Loan affected by the circumstances described in Section 2.09(a)(ii) shall) either (x) if the affected Loan is then being made initially, cancel the respective Borrowing by giving the Facility Agent notice in writing on the same date or the next Business Day that the Borrower was notified by the affected Lender or the Facility Agent pursuant to Section 2.09(a)(i) or (ii) or (y) if the affected Loan is then outstanding, upon at least three Business Days’ written notice to the Facility Agent, in the case of any Loan, repay all outstanding Borrowings (within the time period required by the applicable law or governmental rule, governmental regulation or governmental order) which include such affected Loans in full in accordance with the applicable requirements of Section 4.02; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.09(b).

(c)If any Lender determines that after the Effective Date (i) the introduction of or effectiveness of or any change in any applicable law or governmental rule, governmental regulation, governmental order, governmental guideline, governmental directive or governmental request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency will have the effect of increasing the amount of capital required or expected to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, (ii) compliance with any law or regulation or any request from or requirement of any central bank or other fiscal, monetary or other authority made after the Effective Date (including any which relates to capital adequacy or liquidity controls or which affects the manner in which a Lender allocates capital resources to obligations under this Agreement, any Interest Rate Protection Agreement and/or any Other Hedging Agreement) or (iii) to the extent that such change is not discretionary and is pursuant to law, a governmental mandate or request, or a central bank or other fiscal or monetary authority mandate or request, any change in the risk weight allocated by such Lender to the Borrower after the Effective Date, then the Borrower agrees (to the extent applicable) to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.09(c) shall, absent manifest error be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.09(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts; provided that, subject to the provisions of Section 2.11(b), the failure to give such notice shall not relieve the Borrower from its Credit Document Obligations hereunder.

(d)This Section 2.09(d) applies at any time prior to the Rate Switch Date when interest on the Loan is payable at the Floating Rate.  If a Market Disruption Event occurs in relation to any Lender’s share of a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)the Applicable Margin;

(ii)the rate determined by such Lender and notified to the Facility Agent by 5:00 P.M. (Frankfurt time) on the Interest Determination Date for such Interest Period to be that which expresses as a percentage rate per annum the cost to each such Lender of funding its participation in that Loan for a period equivalent to such Interest Period from whatever source it may reasonably select; provided that the rate provided by a Lender pursuant to this clause (ii) shall not be disclosed to any other Lender and shall be held as confidential by the Facility Agent and the Borrower; and

(iii)the Mandatory Costs, if any, applicable to such Lender of funding its participation in that Loan.

(e)This Section 2.09(e) applies at any time prior to the Rate Switch Date when interest on the Loan is payable at the Floating Rate.  If a Market Disruption Event occurs and the Facility Agent or the Borrower so require, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.  Any alternative basis agreed pursuant to the immediately preceding sentence shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties.  If no agreement is reached pursuant to this clause (e), the rate provided for in clause (d) above shall apply for the entire applicable Interest Period.

(f) This Section 2.09(f) applies at any time on and from to the Rate Switch Date when interest on a Loan is payable at the Floating Rate. If before the Reporting Time (in the case of the Compounded Reference Rate) or, in the case of a Reference Rate other than the Compounded Reference Rate, by close of business on the Quotation Day, in each case for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders, whose participations in a Reference Rate Loan (or the relevant part of it) exceed 50% of the outstanding aggregate principal amount of that Reference Rate Loan (or the relevant part of it) that the cost to it of funding its participation in such Reference Rate Loan (or the relevant part of it) would be in excess of the Market Disruption Rate, then Section 2.09(g) shall apply to that Reference Rate Loan (or any relevant part of it) for the relevant Interest Period.

(g) (i) If this Section 2.09(g) applies as a result of Section 2.06(i)(iv) or Section 2.09(f), Section 2.06(j) shall not apply and the rate of interest on each Lender’s share of a Reference Rate Loan (or any relevant part of it) for that Interest Period shall be the percentage rate per annum which is the sum of:

(A)the Applicable Margin; and

(B)the rate notified to the Facility Agent by that Lender as soon as practicable and in any event no later than the fifth (5th) Business Day before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum that Lender’s cost of funds relating to its participation in that Reference Rate Loan (or any relevant part of it) from whatever source it may reasonably select (provided that if a Lender does not notify the Facility Agent of such rate by such date set out above in this paragraph (B), its cost of funds relating to its participation in that Reference Rate Loan (or any relevant part of it) shall be the Market Disruption Rate).

(ii) If this Section 2.09(g) applies and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 15 Business Days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(iii) Subject to Section 14.11(c), any substitute or alternative basis agreed pursuant to paragraph (ii) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties.

(iv) If any rate notified to the Facility Agent under Section 2.09(g)(i)(B) above is less than zero, the relevant rate shall be deemed to be zero.

2.10  Indemnification; Breakage Costs. (a) When interest on the Loan is payable at the Floating Rate, the Borrower agrees to indemnify each Lender, within two Business Days of demand (in writing and which request shall set forth in reasonable detail the basis for requesting and the calculation of such amount and which in the absence of manifest error shall be conclusive evidence as to the amount due), for all losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding any loss of anticipated profits) which such Lender may sustain in respect of Loans made to the Borrower: (i) if for any reason (other than a default by such Lender or the Facility Agent) a Borrowing of Loans does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.09(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.09(a), Section 4.01 or Section 4.02 (in each case other than on the expiry of a Floating Rate Interest Period) or as a result of an acceleration of the Loans pursuant to Section 11) of any of its Loans, or assignment and/or transfer of its Loans pursuant to Section 2.12, occurs on a date which is not the last day of a Interest Period with respect thereto; or (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(b)When interest on the Loan (and ignoring for this purpose the Deferred Loans) is payable at the Fixed Rate, and at the time of any prepayment or commitment reduction pursuant to Sections 3.04, 3.05 or 4.01 or any mandatory repayment or commitment reduction pursuant to Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 11, the Borrower shall indemnify each Lender, within two Business Days of demand in writing, which request shall set forth in reasonable detail the basis for requesting and the calculation of such amount and which in the absence of manifest error shall be conclusive evidence as to the amount due, for all losses, expenses and liabilities which such Lender may sustain in respect of the early repayment or prepayment of the Loans made to the Borrower including, without limitation, the costs of breaking deposits or re-employing funds under any swap agreements or interest rate arrangement products entered into in respect of the Loans or any prepayment compensation as set forth in the CIRR General Terms and Conditions, it being understood that for this purpose clause 8.3 of the CIRR General Terms and Conditions shall be read as “the interest calculated based on the Fixed Rate ([*]%) less the fee for administrative expenses ([*]%) less [*]% that would have accrued if the agreement had been fulfilled from the time of cancellation of the Guarantee until the end of the overall term”.

(c)It is understood and agreed that where the Initial Borrowing Date has not occurred, no amounts under this Section 2.10 will be payable by the Borrower if the Total Commitment is terminated no later than July 25, 2013.

2.11  Change of Lending Office; Limitation on Additional Amounts. (a) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.09 (a), Section 2.09(b), or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable good faith efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or otherwise take steps to mitigate the effect of such event, provided that such designation shall be made and/or such steps shall be taken at the Borrower’s cost and on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage in excess of de minimus amounts, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Section 2.09 and Section 4.04.

(b)Notwithstanding anything to the contrary contained in Sections 2.09, 2.10 or 4.04 of this Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within 180 days of the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be indemnified for such amount by the Borrower pursuant to said Section 2.09, 2.10, or 4.04, as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 180 days prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 2.09, 2.10 or 4.04, as the case may be.  This Section 2.11(b) shall have no applicability to any Section of this Agreement other than said Sections 2.09, 2.10 and 4.04.

2.12  Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of any event giving rise to the operation of Section 2.09(a) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower material increased costs in excess of the average costs being charged by the other Lenders, or (z) as provided in Section 14.11(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower shall (for its own cost) have the right, if no Default or Event of Default will exist immediately after giving effect to the respective replacement, to replace such Lender (the “Replaced Lender”) (subject to the consent of (a) the CIRR Representative if at such time interest is payable at the Fixed Rate and (b) the Hermes Agent) with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) reasonably acceptable to the Facility Agent (it being understood that all then-existing Lenders are reasonably acceptable); provided that:

(a)at the time of any replacement pursuant to this Section 2.12, the Replacement Lender shall enter into one or more Transfer Certificates pursuant to Section 13.01(a) (and with all fees payable pursuant to said Section 13.02 to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (x) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (y) an amount equal to all accrued, but unpaid, Commitment Commission owing to the Replaced Lender pursuant to Section 3.01;

(b)all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (a) above) in respect of which the assignment purchase price has been, or is concurrently being, paid shall be paid in full to such Replaced Lender concurrently with such replacement; and

(c)if the Borrower elects to replace any Lender pursuant to clause (x), (y) or (z) of this Section 2.12, the Borrower shall also replace each other Lender that qualifies for replacement under such clause (x), (y) or (z).

Upon the execution of the respective Transfer Certificate and the payment of amounts referred to in clauses (a) and (b) above, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 4.04, 14.01 and 14.05), which shall survive as to such Replaced Lender.

2.13  Disruption to Payment Systems, Etc. If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Parent or the Borrower that a Disruption Event has occurred:

(i)the Facility Agent may, and shall if requested to do so by the Borrower or the Parent, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of this Agreement as the Facility Agent may deem necessary in the circumstances;

(ii)the Facility Agent shall not be obliged to consult with the Borrower or the Parent in relation to any changes mentioned in clause (i) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(iii)the Facility Agent may consult with the other Agents, the Lead Arrangers and the Lenders in relation to any changes mentioned in clause (i) above but shall not be obliged to do so if, in its opinion, it is not practicable or necessary to do so in the circumstances;

(iv)any such changes agreed upon by the Facility Agent and the Borrower or the Parent pursuant to clause (i) above shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the parties to this Agreement as an amendment to (or, as the case may be, waiver of) the terms of the Credit Documents, notwithstanding the provisions of Section 14.11, until such time as the Facility Agent is satisfied that the Disruption Event has ceased to apply;

(v)the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence or any other category of liability whatsoever but not including any claim based on the gross negligence, fraud or willful misconduct of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Section 2.13; and

(vi)the Facility Agent shall notify the other Agents, the Lead Arrangers and the Lenders of all changes agreed pursuant to clause (iv) above as soon as practicable.

Section 3  Commitment Commission; Fees; Reductions of Commitment.

3.01  Commitment Commission. (a) The Borrower agrees to pay the Facility Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from the Effective Date to and including the Commitment Termination Date (or such earlier date as the Total Commitment shall have been terminated) computed at the rate for each relevant period set out in the table below for each day multiplied by the unutilized Commitment (and taking into account for this purpose the increase in the Commitment pursuant to the First Supplemental Agreement) for such day of such Non-Defaulting Lender divided by 360.  Accrued Commitment Commission shall be due and payable quarterly in arrears on the first Business Day of each April, July, October and January commencing with January 2013 and on the Borrowing Date contemplated by Section 2.02(a)(vi) (or such earlier date upon which the Total Commitment is terminated). No additional Commitment Commission shall be payable in respect of a Deferred Loan.

Commitment Commission	Applicable period
[*]% p.a.	Date of execution of this Agreement - October 15, 2013
[*]% p.a.	October 16, 2013 - April 15, 2015
[*]% p.a.	April 16, 2015 - Delivery Date

(b)The Borrower shall pay to each Agent, for such Agent’s own account or for the account of the Lenders, such other fees as have been agreed to in writing by the Borrower and such Agent.

3.02  CIRR Fees.

(a)The Borrower agrees to pay to the Facility Agent for the account of the CIRR Representative a fee of [*]% per annum (the “CIRR Fee”) on the Total Commitment for the period commencing six months after the date of the Construction Contract (such date being March 14, 2013) and continuing until the earliest of (i) the date falling sixty (60) days prior to the Initial Borrowing Date, (ii) the date if any, falling 30 days after the date on which the Borrower elects the Floating Rate pursuant to Section 2.07, or (iii) the date falling 30 days after the Borrower provides notice of termination of Commitments pursuant to Section 3.04. No additional CIRR Fee shall be payable in respect of a Deferred Loan.

(b) The CIRR Fee shall be payable by the Borrower in EUR quarterly in arrears from the date of commencement of the period described in Section 3.02.

3.03  Other Fees. The Borrower (or the Parent, as applicable) agrees to pay to the Facility Agent the agreed fees set forth in any Fee Letter on the dates and in the amounts set forth therein.

3.04  Voluntary Reduction or Termination of Commitments. Upon at least three Business Days’ prior notice to the Facility Agent at its Notice Office (which notice the Facility Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, save in respect of amounts payable pursuant to Section 2.10 (b), to reduce or terminate the Total Commitment, in whole or in part, in integral multiples of €5,000,000 in the case of partial reductions thereto, provided that each such reduction shall apply proportionately to permanently reduce the Commitment of each Lender and provided further that this Section 3.04 shall not apply to the Total Commitment relating to any Deferred Loan.

3.05  Mandatory Reduction of Commitments. (a) In addition to any other mandatory commitment reductions pursuant to this Section 3.05 or any other Section of this Agreement, the Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on the Commitment Termination Date.

(b)In addition to any other mandatory commitment reductions pursuant to this Section 3.05 or any other Section of this Agreement, the Total Commitments (and the Commitments of each Lender) shall be reduced (immediately after the relevant Loans are made) on each Borrowing Date by the amount of Commitments (denominated in Euro) utilized to make the Loans made on such Borrowing Date.

(c)In addition to any other mandatory commitment reductions pursuant to this Section 3.05 or any other Section of this Agreement, the Total Commitment shall be terminated at the times required by Section 4.02.

(d)Each reduction to the Total Commitment pursuant to this Section 3.05 and Section 4.02 shall be applied proportionately to reduce the Commitment of each Lender.

Section 4  Prepayments; Repayments; Taxes.

4.01  Voluntary Prepayments. The Borrower shall have the right to prepay the Loans, without premium or penalty except as provided by law, in whole or in part at any time and from time to time on the following terms and conditions:

(a)the Borrower shall give the Facility Agent prior to 12:00 Noon (Frankfurt time) at its Notice Office at least 30 Business Days’ prior written notice of its intent to prepay such Loans, the amount of such prepayment and the specific Borrowing or Borrowings pursuant to which made, which notice the Facility Agent shall promptly transmit to each of the Lenders;

(b)each prepayment shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount of a Borrowing which is outstanding, provided that no partial prepayment of Loans made pursuant to any Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $1,000,000;

(c)at the time of any prepayment of Loans pursuant to this Section 4.01 on any date other than the last day of any Interest Period applicable thereto or otherwise as set out in Section 2.10, the Borrower shall pay the amounts required pursuant to Section 2.10;

(d)in the event of certain refusals by a Lender as provided in Section 14.11(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower may, upon five Business Days’ written notice to the Facility Agent at its Notice Office (which notice the Facility Agent shall promptly transmit to each of the Lenders), prepay all Loans, together with accrued and unpaid interest, Commitment Commission, and other amounts owing to such Lender (or owing to such Lender with respect to each Loan which gave rise to the need to obtain such Lender’s individual consent) in accordance with said Section 14.11(b) so long as (A) the Commitment of such Lender (if any) is terminated concurrently with such prepayment (at which time Schedule 1.01(a) shall be deemed modified to reflect the changed Commitments) and (B) the consents required by Section 14.11(b) in connection with the prepayment pursuant to this clause (d) have been obtained; and

(e)each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied (x) in inverse order of maturity and (y) except as expressly provided in the preceding clause (d), pro rata among the Loans comprising such Borrowing, provided that in connection with any prepayment of Loans pursuant to this Section 4.01, such prepayment shall not be applied to any Loan of a Defaulting Lender until all other Loans of Non-Defaulting Lenders have been repaid in full.

4.02  Mandatory Repayments and Commitment Reductions. (a) In addition to any other mandatory repayments pursuant to this Section 4.02 or any other Section of this Agreement, (i) the outstanding Loans (other than Deferred Loans) shall be repaid on each Repayment Date (or such other date as may be agreed between the Facility Agent and the Borrower) (without further action of the Borrower being required) as set forth under the heading “Part 1” on Schedule 4.02 hereto and (ii) the outstanding Deferred Loans shall be repaid on each Repayment Date (or such other date as may be agreed between the Facility Agent and the Borrower) (without further action of the Borrower being required) (x) in the case of the First Deferred Loans, as set forth under the heading “Part 2” on Schedule 4.02 hereto and (y) in the case of the Second Deferred Loans, as set forth under the heading “Part 3” on Schedule 4.02 hereto (each such repayment of a Loan (including a Deferred Loan), a “Scheduled Repayment”). The repayment schedule for the Loans (other than Deferred Loans) and Deferred Loans is set forth in Schedule 4.02.

(b)In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02 or any other Section of this Agreement, but without duplication, on (i) the Business Day following the date of a Collateral Disposition (other than a Collateral Disposition constituting an Event of Loss) and (ii) the earlier of (A) the date which is 150 days following any Collateral Disposition constituting an Event of Loss involving the Vessel (or, in the case of an Event of Loss which is a constructive or compromised or arranged total loss of the Vessel, if earlier, 180 days after the date of the event giving rise to such damage) and (B) the date of receipt by the Borrower, any of its Subsidiaries or the Facility Agent of the insurance proceeds relating to such Event of Loss, the Borrower shall repay the outstanding Loans in full and the Total Commitment shall be automatically terminated (without further action of the Borrower being required).

(c)In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02 or any other Section of this Agreement, but without duplication, if (x) the Construction Contract is terminated prior to the Delivery Date, (y) the Vessel has not been delivered to the Borrower by the Yard pursuant to the Construction Contract by the Commitment Termination Date or (z) any of the events described in Sections 11.05, 11.10 or 11.11 shall occur in respect of the Yard at any time prior to the Delivery Date, within five Business Days of the occurrence of such event the Borrower shall repay the outstanding Loans in full and the Total Commitment shall be automatically terminated (without further action of the Borrower being required).

(d)In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02 or any other Section of this Agreement, but without duplication, if prior to the Second Deferred Loan Repayment Date:

(i)Holdings, the Parent or any other member of the NCLC Group (w) declares, makes or pays any Dividend, charge, fee or other distribution (or interest on any unpaid Dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its Capital Stock (or any class of its Capital Stock), (x) repays or distributes any dividend or share premium reserve, (y) makes any repayment of any kind under any shareholder loan or (z) redeem, repurchase (whether by way of share buy-back program or otherwise), defease, retire or repay any of its Capital Stock or resolve to do so, other than Dividends, charges, fees or other distributions (or interest on any unpaid Dividend, charge, fee or other distribution) permitted pursuant to Section 10.03(b) or, in the case of the Borrower, Section 10.12(iv) (it being understood and agreed that for the purposes of this Section 4.02(d)(i) Dividends, charges, fees or other distributions (or interest on any unpaid Dividend, charge, fee or other distribution) permitted under such Section 10.03(b) shall be permitted to be made by Holdings and that, for the avoidance of doubt, Holdings gives no guarantee of any kind nor (other than as expressly specified in this Section 4.02(d)) undertakes any obligations under this Agreement).

(ii)any member of the NCLC Group incurs any Indebtedness for Borrowed Money (which, solely for purposes of this clause (ii) shall include Indebtedness for Borrowed Money incurred between members of the NCLC Group notwithstanding the proviso to that definition) or issues any new shares in its Capital Stock, options, warrants or other rights for the purchase, acquisition or exchange of new shares in its Capital Stock, except:

(A) any refinancing of any bond issuance of, or loan entered into by, any member of the NCLC Group undertaken in the context of an active balance sheet management plan (x) which matures prior to the Second Deferred Loan Repayment

Date or (y) where not maturing prior to the Second Deferred Loan Repayment Date, which shall be on terms resulting, when taken as a whole, in an improvement of the ability of the Credit Parties to meet their obligations under the Credit Documents, which terms include any of the following: an extension of the repayment terms; or a decrease in the interest rate; or the conversion of such Indebtedness from secured to unsecured or first to second priority;

(B) any Indebtedness for Borrowed Money or issuance of Capital Stock incurred or issued between March 1, 2020 and December 31, 2023 for the purpose of providing crisis and recovery-related funding (as contemplated in the Principles and the Framework);

(C) any Indebtedness for Borrowed Money or issuance of Capital Stock incurred or issued after December 31, 2023 to support the NCLC Group with the impact of the COVID-19 pandemic, or for the purpose of providing crisis and recovery-related funding (which in the case of Indebtedness for Borrowed Money is made with the prior written consent of Hermes); provided that in any case the proceeds raised from such incurrence of Indebtedness for Borrowed Money or the issuance of Capital Stock shall not be used in whole or in part for (x) any form of merger, sub-division, amalgamation, restructuring, consolidation, winding-up, dissolution or anything analogous thereto or acquisition of any entity, share capital or obligations of any corporation or other entity by any member of the NCLC Group (notwithstanding Section 10.02), or (y) the prepayment of any Indebtedness for Borrowed Money other than as permitted by Section 4.02(d)(v)(A) or (B) and except as permitted by Section 4.02(d)(ii)(A) and (E) for the purposes of refinancing such Indebtedness for Borrowed Money;

(D) any Indebtedness for Borrowed Money incurred or Capital Stock issued for the purpose of financing the payment of (x) any scheduled pre-delivery or delivery instalment of the purchase price or (y) any change order, owner-incurred costs or other similar arrangements under a construction contract, in each case relating to the purchase of a vessel by the Parent or any Subsidiary;

(E) (x) the extension, renewal or drawing of revolving credit facilities and (y) any increases to the Term and Revolving Credit Facilities in the ordinary course of business;

(F) any incurrence of new Indebtedness or issuance of Capital Stock otherwise agreed by Hermes;

(G) Permitted Intercompany Arrangements;

(H) in the case of the Borrower, Indebtedness permitted to be incurred under Section 10.12;

(I) Indebtedness incurred in the ordinary course of business which in the aggregate does not exceed (x) until December 31, 2022, USD 150,000,000 during any twelve-

month period and (y) thereafter, USD 40,000,000 during any twelve-month period, provided always that such Indebtedness incurred under (x) shall only be used in respect of the Approved Projects up to the maximum amount allocated to each such Approved Project in the Approved Projects List) (it being agreed that should the amount of Indebtedness actually incurred in respect of any Approved Project for the calendar year ending December 31, 2022 be lower than its relevant allocation for that year, such shortfall may be carried over and added to the total amount of Indebtedness permitted for the calendar year ending December 31, 2023 under (y) but shall remain allocated to that Approved Project);

(J) any guarantee in respect of Indebtedness for Borrowed Money (the incurrence of which is permitted under this Agreement) which would not adversely affect the position of the Secured Creditors and, where such guarantee covers the obligations of a person other than an NCLC Group member, is issued in the ordinary course of business and does not in aggregate with all such guarantees exceed USD 25,000,000; and

(K) the issuance of Capital Stock by any member of the NCLC Group (other than the Borrower) to another member of the NCLC Group as permitted by Section 10.04.

(iii)the Parent or any member of the NCLC Group sells, transfers, leases or otherwise disposes of any of its assets relating to the NCLC Group fleet on non-arm’s length terms;

(iv)subject to Section 9.15, any Credit Party grants new Liens securing Indebtedness for Borrowed Money, except (x) Liens securing Indebtedness for Borrowed Money permitted under Section 4.02(d)(ii)(A), (B), (E)(y), (I), or (J), (y) any Lien granted by a Credit Party (other than in respect of the Collateral) to the extent the Secured Creditors are granted a Lien on a pari passu basis and (z) any Lien otherwise approved with the prior written consent of Hermes;

(v)except as permitted by Section 4.02(d)(ii)(A) and (E) for the purposes of refinancing such Indebtedness for Borrowed Money or extending, renewing or drawing such revolving credit facility, the Parent or any member of the NCLC Group prepays any Indebtedness for Borrowed Money, other than (A) to avoid an event of default under the terms of such Indebtedness for Borrowed Money, or (B) to the extent such prepayment is made on a pari passu basis with the Loans; provided, that in any case above (including where permitted by Section 4.02(d)(ii)(A) or (E)) (x) in no circumstances shall any member of the NCLC Group apply excess cash in prepayment of any Indebtedness for Borrowed Money under any ‘cash sweep’ mechanism or similar prepayment provision or in any case resolve to do so, (y) such prepayment is undertaken in the context of an active balance sheet management plan and the financial position of the NCLC Group taken as a whole shall improve immediately following the making of any such prepayment, and (z) any repayment, extension or renewal of revolving credit facilities (including without limitation the revolving tranche under the Term and Revolving Credit Facilities) shall not constitute a restricted prepayment for the purposes of this paragraph (v), or

(vi)the Borrower or the Parent shall default in the due performance and observance of the Principles or the Framework, unless the circumstances giving rise to the default are, in the opinion of the Facility Agent, capable of remedy and are remedied within five days of the Facility Agent giving notice to the Parent (with a copy to the Borrower) to do so,

the following shall occur:

(A)	the suspension of any Event of Default due to a failure to comply with the financial covenants set out in Section 10.07, Section 10.08 or Section 10.09 set forth at Section 11.03 shall cease to apply;
(B)	the Total Commitments relating to the Deferred Loans will be immediately cancelled; and
(C)	the Facility Agent may, and shall if so directed by the Required Lenders or Hermes, declare that each Deferred Loan be payable on demand on the date specified in such notice.

(e)With respect to each repayment of Loans required by this Section 4.02 (other than in the case of Section 4.02(d)), the Borrower may designate the specific Borrowing or Borrowings pursuant to which such Loans were made, provided that (i) all Loans with Interest Periods ending on such date of required repayment shall be paid in full prior to the payment of any other Loans and (ii) each repayment of any Loans comprising a Borrowing shall be applied pro rata among such Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Facility Agent shall, subject to the preceding provisions of this clause (e), make such designation in its sole reasonable discretion with a view, but no obligation, to minimize breakage costs owing pursuant to Section 2.10.

(f)Notwithstanding anything to the contrary contained elsewhere in this Agreement, all outstanding Loans shall be repaid in full on the Maturity Date.

4.03   Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Facility Agent for the account of the Lender or Lenders entitled thereto not later than 10:00 A.M. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Facility Agent. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (unless the next succeeding Business Day shall fall in the next calendar month, in which case the due date thereof shall be the previous Business Day) and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04   Net Payments; Taxes. (a) All payments made by any Credit Party hereunder will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income, net profits or any franchise tax based on net income or net profits, and any branch profits tax of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein or due to failure to provide documents under Section 4.04(b) all such taxes “Excluded Taxes”) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges to the extent imposed on taxes other than Excluded Taxes (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes” and “Taxation” shall be applied accordingly).  The Borrower will furnish to the Facility Agent within 45 days after the date of payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b)Each Lender agrees (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the Borrower any information as reasonably requested by the Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 4.04(b) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).  The Borrower shall not be required to indemnify any Lender for Taxes attributed to such Lender’s failure to provide the required documents under this Section 4.04(b).

(c)If the Borrower pays any additional amount under this Section 4.04 to a Lender and such Lender determines in its sole discretion exercised in good faith that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that such Lender shall, in its sole discretion exercised in good faith, determine is equal to the net benefit, after tax, which was obtained by such Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion exercised in good faith consistent with the policies of such Lender, whether to seek a Tax Benefit, (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 4.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses and (iii) nothing in this Section 4.04(c) shall require any Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns).

4.05  Application of Proceeds. (a) All proceeds collected by the Collateral Agent upon any sale or other disposition of such Collateral of each Credit Party, together with all other proceeds received by the Collateral Agent under and in accordance with this Agreement and the other Credit Documents (except to the extent released in accordance with the applicable provisions of this Agreement or any other Credit Document), shall be applied by the Facility Agent to the payment of the Secured Obligations as follows:

(i)first, to the payment of all amounts owing to the Collateral Agent or any other Agent of the type described in clauses (iii) and (iv) of the definition of “Secured Obligations”;

(ii)second, to the extent proceeds remain after the application pursuant to the preceding clause (i), an amount equal to the outstanding Credit Document Obligations shall be paid to the Lender Creditors as provided in Section 4.05(d) hereof, with each Lender Creditor receiving an amount equal to such outstanding Credit Document Obligations or, if the proceeds are insufficient to pay in full all such Credit Document Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iii)third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Other Obligations shall be paid to the Other Creditors as provided in Section 4.05(d) hereof, with each Other Creditor receiving an amount equal to such outstanding Other Obligations or, if the proceeds are insufficient to pay in full all such Other Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(iv)fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, and following the termination of this Agreement, the Credit Documents, the Interest Rate Protection Agreements and the Other Hedging Agreements in accordance with their terms, to the relevant Credit Party or to whomever may be lawfully entitled to receive such surplus.

(b)For purposes of this Agreement, “Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s Credit Document Obligations or Other Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Credit Document Obligations or Other Obligations, as the case may be.

(c)If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Credit Document Obligations or Other Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Credit Document Obligations or Other Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Credit Document Obligations or Other Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Credit Document Obligations or Other Obligations, as the case may be, of all Secured Creditors entitled to such distribution.

(d)All payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Facility Agent under this Agreement for the account of the Lender Creditors, and (y) if to the Other Creditors, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Other Creditors or, in the absence of such a Representative, directly to the Other Creditors.

(e)For purposes of applying payments received in accordance with this Section 4.05, the Collateral Agent shall be entitled to rely upon (i) the Facility Agent under this Agreement and (ii) the Representative for the Other Creditors or, in the absence of such a Representative, upon the Other Creditors for a determination (which the Facility Agent, each Representative for any Other Creditors and the Secured Creditors agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Credit Document Obligations and Other Obligations owed to the Lender Creditors or the Other Creditors, as the case may be.  Unless it has actual knowledge (including by way of written notice from an Other Creditor) to the contrary, the Collateral Agent, shall be entitled to assume that no Interest Rate Protection Agreements or Other Hedging Agreements are in existence.

(f)It is understood and agreed that each Credit Party shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral pledged by it under and pursuant to the Security Documents and the aggregate amount of the Secured Obligations of such Credit Party.

Section 5  Conditions Precedent to the Initial Borrowing Date. The obligation of each Lender to make Loans on the Initial Borrowing Date is subject at the time of the making of such Loans to the satisfaction or (other than in the case of Sections 5.02, 5.04, 5.05, 5.06 (other than delivery of the Share Charge Collateral), 5.07, 5.08, 5.10, 5.11, 5.12 and 5.15) waiver of the following conditions:

5.01  Effective Date. On or prior to the Initial Borrowing Date, the Effective Date shall have occurred.

5.02  [Intentionally Omitted.]

5.03  Corporate Documents; Proceedings; etc. On the Initial Borrowing Date, the Facility Agent shall have received a certificate, dated the Initial Borrowing Date, signed by the secretary or any assistant secretary of each Credit Party (or, to the extent such Credit Party does not have a secretary or assistant secretary, the analogous Person within such Credit Party), and attested to by an authorized officer, member or general partner of such Credit Party, as the case may be, in substantially the form of Exhibit D, with appropriate insertions, together with copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate.

5.04  Know Your Customer. On the Initial Borrowing Date, the Facility Agent, the Hermes Agent and the Lenders shall have been provided with all information requested in order to carry out and be reasonably satisfied with all necessary “know your customer” information required pursuant to the PATRIOT ACT and such other documentation and evidence necessary in order for the Lenders to carry out and be reasonably satisfied with other similar checks under all applicable laws and regulations pursuant to the Transaction and the Hermes Cover, in connection with each of the Facility Agent’s, the Hermes Agent’s and each Lender’s internal compliance regulations including, without limitation and to the extent required to comply with the “know your customer” requirements referred to above (i) specimen signatures of any person authorized to execute the Credit Documents and (ii) copies of the passports for each person identified in item (i).

5.05  Construction Contract and Other Material Agreements. On or prior to the Initial Borrowing Date, the Facility Agent shall have received a true, correct and complete copy of the Construction Contract, which shall be in full force and effect (and shall not have been cancelled pursuant to Article 14, Clause 16 of the Construction Contract), and all other material contracts in connection with the construction, supervision and acquisition of the Vessel that the Facility Agent may reasonably request and all such documents shall be reasonably satisfactory in form and substance to the Facility Agent (it being understood that the executed copy of the Construction Contract delivered to the Lead Arrangers prior to the Effective Date is satisfactory).

5.06  Share Charge. On the Initial Borrowing Date, the Pledgor shall have duly authorized, executed and delivered a Bermuda share charge for the Borrower substantially in the form of Exhibit F (as modified, supplemented or otherwise modified from time to time, the “Share Charge”) or otherwise reasonably satisfactory to the Lead Arrangers, together with the Share Charge Collateral.

5.07  Assignment of Contracts. On the Initial Borrowing Date, the Borrower shall have duly authorized, executed and delivered a valid and effective assignment by way of security in favor of the Collateral Agent of all of the Borrower’s present and future interests in and benefits under (x) the Construction Contract, (y) each Refund Guarantee and (z) the Construction Risk Insurance (it being understood that the Borrower will use commercially reasonable efforts to have the underwriters of the Construction Risk Insurance accept and endorse on such insurance policy a loss payable clause substantially in the form set forth in Part 3 of Schedule 2 to the Assignment of Contracts (as defined below), and it being further understood that certain of the Refund Guarantee and none of the Construction Risk Insurances will have been issued on the Initial Borrowing Date), which assignment shall be substantially in the form of Exhibit J hereto or otherwise reasonably acceptable to the Lead Arrangers and the Borrower and customary for transactions of this type, along with appropriate notices and consents relating thereto (to the extent incorporated into or required pursuant to such Exhibit or otherwise agreed by the Borrower and the Facility Agent), including, without limitation, those acknowledgments, notices and consents listed on Schedule 5.07 (as modified, supplemented or amended from time to time, the “Assignment of Contracts”).

5.08  Consents Under Existing Credit Facilities. On or prior to the Initial Borrowing Date, the Facility Agent shall have received (a) evidence that all conditions, waivers, consents, acknowledgments and amendments in relation to any existing credit facilities of the Parent and/or any of its Subsidiaries required in connection with or in order to permit the transactions hereunder (including, without limitation, any prepayments required in connection therewith) shall have been obtained and/or satisfied and (b) evidence that the prepayment requirement to be made under the existing credit facility agreements of the Borrower as a result of the Construction Contract no longer being cancellable pursuant to Article 14, Clause 16 of the Construction Contract has been made.

5.09  Process Agent. On or prior to the Initial Borrowing Date, the Facility Agent shall have received satisfactory evidence from the Parent, the Borrower and any other applicable Credit Party that they have each appointed an agent in London for the service of process or summons in relation to each of the Credit Documents.

5.10  Opinions of Counsel.

(a)On the Initial Borrowing Date, the Facility Agent shall have received from Paul, Weiss, Rifkind, Wharton & Garrison LLP (or another counsel reasonably acceptable to the Lead Arrangers), special New York counsel to the Credit Parties, an opinion addressed to the Facility Agent and each of the Lenders and dated the Initial Borrowing Date in substantially the form delivered to the Lenders prior to the Effective Date, or otherwise reasonably satisfactory to the Lead Arrangers, substantially in the form set forth in Exhibit 1 of Schedule 5.10.

(b)On the Initial Borrowing Date, the Facility Agent shall have received from Cox Hallett Wilkinson (or another counsel reasonably acceptable to the Lead Arrangers), special Bermudian counsel to the Credit Parties, an opinion addressed to the Facility Agent and each of the Lenders and dated the Initial Borrowing Date in substantially the form delivered to the Lenders prior to the Effective Date, or otherwise reasonably satisfactory to the Lead Arrangers, substantially in the form set forth in Exhibit 2 of Schedule 5.10.

(c)On the Initial Borrowing Date, the Facility Agent shall have received from Norton Rose LLP (or another counsel reasonably acceptable to the Lead Arrangers), special English counsel to the Facility Agent for the benefit of the Lead Arrangers, an opinion addressed to the Facility Agent (for itself and on behalf of the Lenders) and the Collateral Agent (for itself and on behalf of the Secured Creditors) dated the Initial Borrowing Date in substantially the form delivered to the Lenders prior to the Effective Date or otherwise reasonably satisfactory to the Lead Arrangers substantially in the form set forth in Exhibit 3 of Schedule 5.10.

(d)On the Initial Borrowing Date if required by any New Lender, the Facility Agent shall have received from Norton Rose LLP (or another counsel reasonably acceptable to the Lead Arrangers), special German counsel to the Facility Agent for the benefit of the Lead Arrangers, an opinion addressed to the Facility Agent and each of the Lenders and dated the Initial Borrowing Date in substantially the form delivered to the Lenders prior to the Effective Date, or otherwise reasonably satisfactory to the Lead Arrangers, covering the matters set forth in Exhibit 4 of Schedule 5.10.

(e)On the Initial Borrowing Date, the Facility Agent shall have received from Holland & Knight (or another counsel reasonably acceptable to the Lead Arrangers), special Florida counsel to the Credit Parties, an opinion addressed to the Facility Agent and each of the Lenders and dated the Initial Borrowing Date in substantially the form delivered to the Lenders prior to the Effective Date, or otherwise reasonably satisfactory to the Lead Arrangers, substantially in the form set forth in Exhibit 5 of Schedule 5.10.

5.11  KfW Refinancing. On or prior to the Initial Borrowing Date and to the extent that the Initial Syndication Date has occurred, the definitive credit documentation related to the KfW Refinancing (including, without limitation, the Interaction Agreement) shall have been duly executed and delivered by the parties thereto and shall be reasonably satisfactory to KfW and the Refinanced Banks, and the KfW Refinancing shall be effective in accordance with its terms.

5.12  Equity Payment. On the Initial Borrowing Date, the Facility Agent shall have received evidence, in form and substance reasonably satisfactory to the Facility Agent, that the Borrower shall have funded from cash on hand an amount equal to 0.4% of the Initial Construction Price for the Vessel.

5.13  Financing Statements. On the Initial Borrowing Date, the Collateral Agent, in consultation with the Credit Parties, shall have:

(a)prepared and filed proper financing statements (Form UCC-1 or the equivalent) fully prepared for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Share Charge and the Assignment of Contracts; and

(b)received certified copies of lien search results (Form UCC-11) listing all effective financing statements that name each Credit Party as debtor and that are filed in the District of Columbia and Florida, together with Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) fully prepared for filing if required by applicable laws for any financing statement which covers the Collateral except to the extent evidencing Permitted Liens.

5.14  Security Trust Deed. On the Initial Borrowing Date and to the extent that the Initial Syndication Date has occurred, the Security Trust Deed shall have been executed by the parties thereto and shall be in full force and effect.

5.15  Hermes Cover. On the Initial Borrowing Date, (x) the Facility Agent shall have received evidence from the Hermes Agent that the Hermes Cover is in full force and effect on terms acceptable to the Initial Mandated Lead Arranger (it being understood that the Initial Mandated Lead Arranger shall have confirmed to the Hermes Agent that the terms of the Hermes Cover are acceptable), and all due and owing Hermes Premium and Hermes Issuing Fees to be paid in connection therewith shall have been paid in full, which the Borrower hereby agrees to pay, provided it is understood and agreed that the Hermes Cover shall have been granted as soon as the Hermes Agent and/or KfW IPEX-Bank GmbH receives the Declaration of Guarantee (Gewährleistungs-Erklärung) from Hermes and (y) all Loans and other financing to be made pursuant hereto shall be in material compliance with the Hermes Cover and all applicable requirements of law or regulation.

Section 6  Conditions Precedent to each Borrowing Date. The obligation of each Lender to make Loans on each Borrowing Date is subject at the time of the making of such Loans to the satisfaction or (other than in the case of Sections 6.01, 6.02, 6.03, 6.04 and 6.06) waiver of the following conditions:

6.01  No Default; Representations and Warranties. At the time of each Borrowing and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects both before and after giving effect to such Borrowing with the same effect as though such representations and warranties had been made on the Borrowing Date in respect of such Borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6.02  Consents. On or prior to each Borrowing Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Construction Contract, any Refund Guarantee (to the extent issued on or prior to such Borrowing Date), the Vessel and the other transactions contemplated hereby (except to the extent specifically addressed in other sections of Section 5 or this Section 6) shall have been obtained and remain in effect. On each Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon this Agreement, the Transaction or the other transactions contemplated by the Credit Documents.

6.03  Refund Guarantees. On (x) the Initial Borrowing Date, the Refund Guarantee for the Pre-delivery Installment to be paid on the Initial Borrowing Date shall have been issued and assigned to the Collateral Agent pursuant to an Assignment of Contracts and (y) each other Borrowing Date (other than the Borrowing Date in relation to the Delivery Date), each additional Refund Guarantee that has been issued since the Initial Borrowing Date shall have been assigned to the Collateral Agent by delivering a supplement to the relevant schedule to the Assignment of Contracts to the Collateral Agent with the updated information, in each case along with (to the extent incorporated into the Assignment of Contracts) an appropriate notice and consent relating thereto, and the Lead Arrangers shall have received reasonably satisfactory evidence to such effect. Each Refund Guarantee shall secure a principal amount equal to (i) the amount of the corresponding Pre-delivery Installment to be paid by the Borrower to the Yard minus (ii) the amount paid by the Yard to the Borrower in respect of the corresponding Pre-delivery Installment under Article 8, Clause 2.8 (i), (ii), (iii) or (iv), as the case may be, of the Construction Contract pursuant to the terms of each Refund Guarantee, and the Lead Arrangers shall have received reasonably satisfactory evidence to such effect.

6.04  Equity Payment. On each Borrowing Date on which the proceeds of Loans are being used to fund a payment under the Construction Contract, the Facility Agent shall have received evidence, in form and substance reasonably satisfactory to the Facility Agent, of the payment by the Borrower (other than from proceeds of Loans) of at least 20% of each such amount then due on such Borrowing Date under the Construction Contract, it being agreed and acknowledged that where the Borrower makes an equity payment in excess of any of the minimum equity payments of 20% referred to above, the subsequent minimum equity payment for future Borrowing Dates required may be reduced to take account of such over payment on a basis notified by the Borrower to the Facility Agent as long as at all times the Borrower continues to comply with the minimum equity requirements set out above.

6.05  Fees, Costs, etc. On each Borrowing Date, the Borrower shall have paid to the Agents, the Lead Arrangers and the Lenders all costs, fees, expenses (including, without limitation, reasonable fees and expenses of Norton Rose LLP and local and maritime counsel and consultants) and other compensation contemplated hereby payable to the Agents, the Lead Arrangers and the Lenders or payable in respect of the transactions contemplated hereunder (including, without limitation, the KfW Refinancing), to the extent then due; provided that (i) any such costs, fees and expenses and other compensation shall have been invoiced to the Borrower at least three Business Days prior to such Borrowing Date and (ii) such costs, fees and expenses in respect of the KfW Refinancing shall include ongoing or recurring legal costs or expenses after the Effective Date where such legal costs or expenses are incurred in respect of the period falling 6 months after the Effective Date.

6.06  Construction Contract. On each Borrowing Date, the Borrower shall have certified that all conditions and requirements under the Construction Contract required to be satisfied on such Borrowing Date, including in connection with the respective payment installments to be made to the Yard on such Borrowing Date, shall have been satisfied (including, but not limited to, the Borrower’s payment to the Yard of the portion of the payment installment on the Vessel that is not being financed with proceeds of the Loans), other than those that are not materially adverse to the Lenders, it being understood that any litigation between the Yard and the Parent and/or Borrower shall be deemed to be materially adverse to the Lenders.

6.07  Notice of Borrowing. Prior to the making of each Loan, the Facility Agent shall have received the Notice of Borrowing required by Section 2.03(a).

6.08  Solvency Certificate. On each Borrowing Date, Parent shall cause to be delivered to the Facility Agent a solvency certificate from a senior financial officer of Parent, in substantially the form of Exhibit K or otherwise reasonably acceptable to the Facility Agent, which shall be addressed to the Facility Agent and each of the Lenders and dated such Borrowing Date, setting forth the conclusion that, after giving effect to the transactions hereunder (including the incurrence of all the financing contemplated with respect thereto and the purchase of the Vessel), the Parent and its Subsidiaries, taken as a whole, are not insolvent and will not be rendered insolvent by the Indebtedness incurred in connection therewith, and will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature.

6.09  Litigation. On each Borrowing Date, other than as set forth on Schedule 6.09, there shall be no actions, suits or proceedings (governmental or private) pending or, to the Parent or the Borrower’s knowledge, threatened (i) with respect to this Agreement or any other Credit Document or (ii) which has had, or, if adversely determined, could reasonably be expected to have, a Material Adverse Effect.

6.10  Hermes Cover. The obligation of each Lender to make Loans on the first Borrowing Date following the Restatement Date is subject at the time of the making of such Loans to the satisfaction or waiver of the following additional condition that the Facility Agent shall have received evidence from the Hermes Agent that the Hermes Cover has been amended to provide cover in respect of the increase to the Total Commitment agreed pursuant to the First Supplemental Agreement and remains in full force and effect on terms acceptable to the Initial Mandated Lead Arranger (it being understood that the Initial Mandated Lead Arranger shall have confirmed to the Hermes Agent that the terms of the Hermes Cover are acceptable), and the Additional Hermes Premium shall have been paid in full, which the Borrower hereby agrees to pay.

The acceptance of the proceeds of each Loan shall constitute a representation and warranty by the Borrower to the Facility Agent and each of the Lenders that all of the applicable conditions specified in Section 5, this Section 6 and Section 7 applicable to such Loan have been satisfied as of that time.

Section 7  Conditions Precedent to the Delivery Date. The obligation of each Lender to make Loans on the Delivery Date is subject at the time of making such Loans to the satisfaction of the following conditions:

7.01  Delivery of Vessel. On the Delivery Date, the Vessel shall have been delivered in accordance with the terms of the Construction Contract, other than those changes that would not be materially adverse to the interests of the Lenders, and the Facility Agent shall have received (a) certified copies of the Delivery Documents (as such term is defined in the Construction Contract) required to be delivered by the Yard pursuant to Article 7, paragraph 1.3, clauses (i), (ii), (vii) and (viii) (and which, in the case of (vii) shall include details of all Permitted Change Orders) of the Construction Contract and (b) a copy of the written statement in respect of the Buyer’s Allowance (as defined in the Construction Contract) referred to in Article 8, paragraph 2.8 (vii) of the Construction Contract as well as any details of any payment required to be made to the Borrower pursuant to Article 8, paragraph 2.8 (viii) of the Construction Contract.

7.02  Collateral and Guaranty Requirements. On or prior to the Delivery Date, the Collateral and Guaranty Requirements with respect to the Vessel shall have been satisfied or the Facility Agent shall have waived such requirements (other than the Specified Requirements) and/or conditioned such waiver on the satisfaction of such requirements within a specified period of time.

7.03  Evidence of [*]% Payment. On the Delivery Date, the Borrower shall have provided funding for an amount in the aggregate equal to the sum of at least (x) [*]% of the Initial Construction Price for the Vessel, (y) [*]% of the aggregate amount of Permitted Change Orders for the Vessel and (z) [*]% of the difference between the Final Construction Price and the Adjusted Construction Price for the Vessel (in each case, other than from proceeds of Loans) and the Facility Agent shall have received a certificate from the officer of the Borrower to such effect.

7.04  Hermes Compliance; Compliance with Applicable Laws and Regulations. On the Delivery Date, all Loans and other financing to be made pursuant hereto shall be in material compliance with all applicable requirements of law or regulation and the Hermes Cover.

7.05  Opinion of Counsel.(a)

(a)On the Delivery Date, the Facility Agent shall have received from Norton Rose LLP (or another counsel reasonably acceptable to the Lead Arrangers), special English counsel to the Facility Agent for the benefit of the Lead Arrangers, an opinion addressed to the Facility Agent (for itself and on behalf of the Lenders) and the Collateral Agent (for itself and on behalf of the Secured Creditors) and each of the Lenders and dated as of the Delivery Date in substantially the form delivered to the Lenders pursuant to Section 5.10, or otherwise reasonably satisfactory to the Lead Arrangers, covering the matters set forth in Schedule 7.05.

(b)On the Delivery Date, the Facility Agent shall have received from Paul, Weiss, Rifkind, Wharton & Garrison LLP (or another counsel reasonably acceptable to the Lead

Arrangers), special New York counsel to the Credit Parties, an opinion addressed to the Facility Agent and each of the Lenders and dated as of the Delivery Date in substantially the form delivered to the Lenders pursuant to Section 5.10, or otherwise reasonably satisfactory to the Lead Arrangers, covering the matters set forth in Schedule 7.05.

(c)On the Delivery Date, the Facility Agent shall have received from Graham Thompson & Co. (or another counsel reasonably acceptable to the Lead Arrangers), special Bahamas counsel to the Credit Parties (or if the Vessel is not flagged in the Bahamas, counsel qualified in the jurisdiction of the flag of the Vessel and reasonably satisfactory to the Facility Agent), an opinion addressed to the Facility Agent and each of the Lenders and dated as of the Delivery Date in substantially the form delivered to the Lenders pursuant to Section 5.10, or otherwise reasonably satisfactory to the Lead Arrangers, covering the matters set forth in Schedule 7.05.

(d)On the Delivery Date, the Facility Agent shall have received from special Cox Hallett Wilkinson (or another counsel reasonably acceptable to the Lead Arrangers), Bermuda counsel to the Credit Parties, an opinion addressed to the Facility Agent and each of the Lenders and dated as of such Borrowing Date in substantially the form delivered to the Lenders prior to the Effective Date, or otherwise reasonably satisfactory to the Lead Arrangers, covering the matters set forth in Schedule 7.05.

Section 8  Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower or each Credit Party, as applicable, makes the following representations and warranties, in each case on a daily basis, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

8.01  Entity Status. The Parent and each of the other Credit Parties (i) is a Person duly organized, constituted and validly existing (or the functional equivalent) under the laws of the jurisdiction of its formation, has the capacity to sue and be sued in its own name and the power to own and charge its assets and carry on its business as it is now being conducted and (ii) is duly qualified and is authorized to do business and is in good standing (or the functional equivalent) in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized or in good standing which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02  Power and Authority. Each of the Credit Parties has the power to enter into and perform this Agreement and those of the other Credit Documents to which it is a party and the transactions contemplated hereby and thereby and has taken all necessary action to authorize the entry into and performance of this Agreement and such other Credit Documents and such transactions. This Agreement constitutes legal, valid and binding obligations of the Parent and the Borrower enforceable in accordance with its terms and in entering into this Agreement and borrowing the Loans (in the case of the Borrower), the Parent and the Borrower are each acting on their own account. Each other Credit Document constitutes (or will constitute when executed) legal, valid and binding obligations of each Credit Party expressed to be a party thereto enforceable in accordance with their respective terms.

8.03  No Violation. The entry into and performance of this Agreement, the other Credit Documents and the transactions contemplated hereby and thereby do not and will not conflict with:

(a)any law or regulation or any official or judicial order; or

(b)	the constitutional documents of any Credit Party; or
(c)

except as set forth on Schedule 8.03, any agreement or document to which any member of the NCLC Group is a party or which is binding upon such Credit Party or any of its assets, nor result in the creation or imposition of any Lien on a Credit Party or its assets pursuant to the provisions of any such agreement or document.

8.04  Governmental Approvals. Except for the filing of those Security Documents which require registration in the Federal Republic of Germany, the Bahamas, any state of the United States of America and/or with the Registrar of Companies in Bermuda, and for the registration of the Vessel Mortgage through the Bahamas Maritime Authority (if the Vessel is flagged in the Bahamas) or such other relevant authority (if the Vessel is flagged in another Acceptable Flag Jurisdiction), all authorizations, approvals, consents, licenses, exemptions, filings, registrations, notarizations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Agreement and each of the other Credit Documents and the transactions contemplated thereby have been obtained or effected and are in full force and effect except for matters in respect of (x) the Construction Risk Insurance and any Refund Guarantee (in each case only to the extent that such Collateral has not yet been delivered) and (y) Collateral to be delivered on the Delivery Date.

8.05  Financial Statements; Financial Condition. (a)(i) The audited consolidated balance sheets of the Parent and its Subsidiaries as at December 31, 2011 and the unaudited consolidated balance sheets of the Parent and its Subsidiaries as at June 30, 2012 and the related consolidated statements of operations and of cash flows for the fiscal years or quarters, as the case may be, ended on such dates, reported on by and accompanied by, in the case of the annual financial statements, an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years or quarters, as the case may be, then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(ii)The pro forma consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 2011 (after giving effect to the Transaction and the financing therefor), a copy of which has been furnished to the Lenders prior to the Initial Borrowing Date, presents a good faith estimate in all material respects of the pro forma consolidated financial position of the Parent and its Subsidiaries as of such date.

(b)Since December 31, 2011, nothing has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

8.06  Litigation. No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including but not limited to investigative proceedings) are current or pending or, to the Parent or the Borrower’s knowledge, threatened, which might, if adversely determined, have a Material Adverse Effect.

8.07  True and Complete Disclosure. Each Credit Party has fully disclosed in writing to the Facility Agent all facts relating to such Credit Party which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into this Agreement.

8.08  Use of Proceeds. All proceeds of the Loans (other than Deferred Loans, which shall be used only for the purpose of paying the principal portion of the repayment instalment of a Loan due on each Repayment Date falling during the relevant Deferral Period) may be used only to finance (i) up to 80% of the Adjusted Construction Price of the Vessel and (ii) up to 100% of the Hermes Premium.

8.09  Tax Returns and Payments. The NCLC Group have complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all material Taxes due and payable by it; no material claims are being asserted against it with respect to Taxes, which might, if such claims were successful, have a material adverse effect on the ability of any Credit Party to perform its obligations under the Credit Documents or could otherwise be reasonably expected to have a Material Adverse Effect. As at the Effective Date all amounts payable by the Parent and the Borrower hereunder may be made free and clear of and without deduction for or on account of any Taxation in the Parent and the Borrower’s jurisdiction.

8.10  No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning the Parent and its Subsidiaries, and the transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or any Agent in connection with the transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders or any Agent and as of the Effective Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b)The Projections and estimates and information of a general economic nature prepared by or on behalf of the Parent, the Borrower or any of their respective representatives and that have been made available to any Lenders or any Agent in connection with the transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Parent, the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Effective Date, and (ii) as of the Effective Date, have not been modified in any material respect by the Parent or the Borrower.

8.11  The Security Documents. (a) None of the Collateral is subject to any Liens except Permitted Liens.

(b)The security interests created under the Share Charge in favor of the Collateral Agent, as pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Share Charge Collateral described in the Share Charge, subject to no security interests of any other Person.  No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Share Charge Collateral under the Share Charge other than with respect to that portion of the Share Charge Collateral constituting a “general intangible” under the UCC.  The filings on Form UCC-1 made pursuant to the Share Charge will perfect a security interest in the Collateral covered by the Share Charge to the extent a security interest in such Collateral may be perfected by such filings.

(c)After the execution and registration thereof, the Vessel Mortgage will create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the Vessel in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on the Vessel may be subject to the Permitted Liens related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

(d)After the execution and delivery thereof and upon the taking of the actions mentioned in the immediately succeeding sentence, each of the Security Documents will create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable fully perfected first priority security interest in and Lien on all right, title and interest of the Credit Parties party thereto in the Collateral described therein, subject only to Permitted Liens.  Subject to Sections 7.02, 8.04 and this Section 8.11 and the definition of “Collateral and Guaranty Requirements,” no filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings which shall have been made on or prior to the execution of such Security Document.

8.12  Capitalization. All the Capital Stock, as set forth on Schedule 8.12, in the Borrower and each other Credit Party (other than the Parent) is legally and beneficially owned directly or indirectly by the Parent and, except as permitted by Section 10.02, such structure shall remain so until the Maturity Date.

8.13  Subsidiaries. On and as of the Initial Borrowing Date, other than in respect of Dormant Subsidiaries (i) the Parent has no Subsidiaries other than those Subsidiaries listed on Schedule 8.13 which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of the Borrower and each such other Subsidiary on the date hereof, (ii) all outstanding shares of the Borrower and each other Subsidiary of the Parent have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights, and (iii) neither the Borrower nor any Subsidiary of the Parent has outstanding any securities convertible into or exchangeable for its Capital Stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Capital Stock or any stock appreciation or similar rights.

8.14  Compliance with Statutes, etc. The Parent and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.15  Winding-up, etc. None of the events contemplated in clauses (a), (b), (c) or (d) of Section 11.05 has occurred with respect to any Credit Party.

8.16  No Default. No event has occurred which constitutes a Default or Event of Default under or in respect of any Credit Document to which any Credit Party is a party or by which the Parent or any of its Subsidiaries may be bound (including (inter alia) this Agreement) and no event has occurred which constitutes a default under or in respect of any agreement or document to which any Credit Party is a party or by which any Credit Party may be bound, except to an extent as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.17  Pollution and Other Regulations. Each of the Credit Parties:

(a)is in compliance with all applicable federal, state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, water of the contiguous zone, ocean waters and international waters), including without limitation, laws, regulations, conventions and agreements relating to (i) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazard substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”) or (ii) Environmental Law;

(b)has all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Law (“Environmental Approvals”) and is in compliance with all Environmental Approvals required to operate its business as presently conducted or as reasonably anticipated to be conducted;

(c)has not received any notice, claim, action, cause of action, investigation or demand by any other person, alleging potential liability for, or a requirement to incur, investigatory costs, clean-up costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys’ fees and expenses or fines or penalties, in each case arising out of, based on or resulting from (i) the presence or release or threat of release into the environment of any Materials of Environmental Concern at any location, whether or not owned by such person or (ii) Environmental Claim,

(A)which is, or are, in each case, material; and

(B)there are no circumstances that may prevent or interfere with such full compliance in the future.

There are no Environmental Claims pending or threatened against any of the Credit Parties which the Parent or the Borrower, in its reasonable opinion, believes to be material.

There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that the Parent or the Borrower reasonably believes could form the basis of any bona fide material Environmental Claim against any of the Credit Parties.

8.18  Ownership of Assets. Except as permitted by Section 10.02, each member of the NCLC Group has good and marketable title to all its assets which is reflected in the audited accounts referred to in Section 8.05(a).

8.19  Concerning the Vessel. As of the Delivery Date, (a) the name, registered owner, official number, and jurisdiction of registration and flag of the Vessel shall be set forth on Schedule 8.19 (as updated from time to time by the Borrower pursuant to Section 9.13 with respect to flag jurisdiction, and otherwise (with respect to name, registered owner, official number and jurisdiction of registration) upon advance notice and in a manner that does not interfere with the Lenders’ Liens on the Collateral, provided that each applicable Credit Party shall take all steps requested by the Collateral Agent to preserve and protect the Liens created by the Security Documents on the Vessel) and (b) the Vessel is and will be operated in material compliance with all applicable law, rules and regulations.

8.20  Citizenship. None of the Credit Parties has an establishment in the United Kingdom within the meaning of the Overseas Companies Regulation 2009 or a place of business in the United States (in each case, except as already disclosed) or any other jurisdiction which requires any of the Security Documents to be filed or registered in that jurisdiction to ensure the validity of the Security Documents to which it is a party unless (x) all such filings and registrations have been made or will be made as provided in Sections 7.02, 8.04 and 8.11 and the definition of “Collateral and Guaranty Requirements” and (y) prompt notice of the establishment of such a place of business is given to the Facility Agent and the requirements set forth in Section 9.10 have been satisfied. The Borrower and each other Credit Party which owns or operates, or will own or operate, the Vessel at any time is, or will be, qualified to own and operate the Vessel under the laws of the Bahamas or such other jurisdiction in which the Vessel is permitted, or will be permitted, to be flagged in accordance with the terms of Section 9.13.

8.21  Vessel Classification. The Vessel is or will be as of the Delivery Date, classified in the highest class available for vessels of its age and type with a classification society listed on Schedule 8.21 hereto or another internationally recognized classification society reasonably acceptable to the Collateral Agent, free of any overdue conditions or recommendations.

8.22  No Immunity. None of the Credit Parties nor any of their respective assets enjoys any right of immunity (sovereign or otherwise) from set-off, suit or execution in respect of their obligations under this Agreement or any of the other Credit Documents or by any relevant or applicable law.

8.23  Fees, Governing Law and Enforcement. No fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality, validity, or enforceability of this Agreement or any of the other Credit Documents other than recording taxes which have been, or will be, paid as and to the extent due.  Under the laws of the Bahamas or any other jurisdiction where the Vessel is flagged, the choice of the laws of England as set forth in the Credit Documents which are stated to be governed by the laws of England is a valid choice of law, and the irrevocable submission by each Credit Party to jurisdiction and consent to service of process and, where necessary, appointment by such Credit Party of an agent for service of process, in each case as set forth in such Credit Documents, is legal, valid, binding and effective.

8.24  Form of Documentation. Each of the Credit Documents is in proper legal form (under the laws of England, the Bahamas, Bermuda and each other jurisdiction where the Vessel is flagged or where the Credit Parties are domiciled) for the enforcement thereof under such laws. To ensure the legality, validity, enforceability or admissibility in evidence of each such Credit Document in England, the Bahamas and/or Bermuda it is not necessary that any Credit Document or any other document be filed or recorded with any court or other authority in England, the Bahamas and Bermuda, except as have been made, or will be made, in accordance with Section 5, 6, 7 and 8, as applicable.

8.25  Pari Passu or Priority Status. The claims of the Agents and the Lenders against the Parent or the Borrower under this Agreement will rank at least pari passu with the claims of all unsecured creditors of the Parent or the Borrower (other than claims of such creditors to the extent that they are statutorily preferred) and in priority to the claims of any creditor of the Parent or the Borrower who is also a Credit Party.

8.26  Solvency. The Credit Parties, taken as a whole, are and shall remain, after the advance to them of the Loans or any of such Loans, solvent in accordance with the laws of Bermuda, the United States, England and the Bahamas and in particular with the provisions of the Bankruptcy Code and the requirements thereof.

8.27  No Undisclosed Commissions. There are and will be no commissions, rebates, premiums or other payments by or to or on account of any Credit Party, their shareholders or directors in connection with the Transaction as a whole other than as disclosed to the Facility Agent or any other Agent in writing.

8.28  Completeness of Documentation. The copies of the Management Agreements, the Construction Contract, each Refund Guarantee, and to the extent applicable, the Supervision Agreement delivered to the Facility Agent are true and complete copies of each such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and no amendments thereto or variations thereof have been agreed nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable, unless replaced by a management agreement or management agreements, refund guarantees or, to the extent applicable, a supervision agreement, as the case may be, reasonably satisfactory to the Facility Agent.

8.29  Money Laundering. Any borrowing by the Borrower hereunder, and the performance of its obligations hereunder and under the other Security Documents, will be for its own account and will not, to the best of its knowledge, involve any breach by it of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2005/EC/60) of the European Parliament and of the Council of the European Communities.

Section 9  Affirmative Covenants. The Parent and the Borrower hereby covenant and agree that on and after the Initial Borrowing Date and until the Total Commitments have terminated and the Loans, together with interest, Commitment Commission and all other obligations incurred hereunder and thereunder, are paid in full (other than contingent indemnification and expense reimbursement claims for which no claim has been made):

9.01  Information Covenants. The Parent will provide to the Facility Agent (or will procure the provision of):

(a)Quarterly Financial Statements.  Within 60 days after the close of the first three fiscal quarters in each fiscal year of the Parent, the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of operations and cash flows, in each case for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and in each case, setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by a financial officer of the Borrower, subject to normal year-end audit adjustments and the absence of footnotes;

(b)Annual Financial Statements.  Within 120 days after the close of each fiscal year of the Parent, the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and changes in shareholders’ equity and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and audited by independent certified public accountants of recognized international standing, together with an opinion of such accounting firm (which opinion shall not be qualified as to scope of audit or as to the status of the Parent as a going concern provided that for the fiscal years ending December 31, 2020 and December 31, 2021, any such opinion may contain a going concern explanatory paragraph or like qualification that is due to the impending maturity of any Indebtedness within twelve months of the date of delivery of such audit or any actual or potential inability to satisfy any financial covenant) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP;

(c)Valuations. After the Delivery Date, together with delivery of the financial statements described in Section 9.01(b) for each fiscal year, and at any other time within 15 days of a written request from the Facility Agent, an appraisal report of recent date (but in no event earlier than 90 days before the delivery of such reports) from an Approved Appraiser or such other independent firm of shipbrokers or shipvaluers nominated by the Borrower and approved by the Facility Agent (acting on the instructions of the Required Lenders) or failing such nomination and approval, appointed by the Facility Agent (acting on such instructions) in its sole discretion (each such valuation and any other valuation obtained pursuant to this Section 9.01(c) shall be made without, unless reasonably required by the Facility Agent, physical inspection and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the Vessel), stating the then current fair market value of the Vessel.  The appraisal obtained pursuant to the above provisions shall be treated as the fair market value of the Vessel for that period unless the Facility Agent (acting on the instructions of the Required Lenders) notifies the Borrower within 15 days of the receipt of this appraisal that it is not satisfied that such appraisal appropriately reflects the fair market value of the Vessel, in which case the Facility Agent shall be entitled to request that the Borrower obtains a second valuation from an Approved Appraiser, such second valuation to be obtained within 15 days of the receipt of the request for the same. Where any such second valuation is so requested, the fair market value of the Vessel shall be determined on the basis of the average of the two appraisals so obtained.  All such appraisals shall be conducted by, and made at the expense of, the Borrower (it being understood that the Facility Agent may and, at the request of the Lenders, shall, upon prior written notice to the Borrower (which notice shall identify the names of the relevant appraisal firms), obtain such appraisals and that the cost of all such appraisals will be for the account of the Borrower); provided that, unless an Event of Default shall then be continuing, in no event shall the Borrower be required to pay for appraisal reports from one or, if applicable, two appraisers on more than one occasion in any fiscal year of the Borrower, with the cost of any such reports in excess thereof to be paid by the Lenders on a pro rata basis;

(d)Filings.  Promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Parent or any of its Subsidiaries shall file with the Securities and Exchange Commission (or any successor thereto);

(e)Projections. (i) As soon as practicable (and in any event within 120 days after the close of each fiscal year), commencing with the fiscal year ending December 31, 2012, annual cash flow projections on a consolidated basis of the NCLC Group showing on a monthly basis advance ticket sales (for at least 12 months following the date of such statement) for the NCLC Group;

(ii)As soon as practicable (and in any event not later than January 31 of each fiscal year):

(x)	a budget for the NCLC Group for such new fiscal year including a 12 month liquidity budget for such new fiscal year;
(y)	updated financial projections of the NCLC Group for at least the next five years (including an income statement and quarterly break downs for the first of those five years); and
(z)	an outline of the assumptions supporting such budget and financial projections including but without limitation any scheduled drydockings;

(f)Officer’s Compliance Certificates. As soon as practicable (and in any event within 60 days after the close of each of the first three quarters of its fiscal year and within 120 days after the close of each fiscal year), a statement signed by one of the Parent’s financial officers substantially in the form of Exhibit M (commencing with the fourth quarter of the fiscal year ending December 31, 2012) and such other information as the Facility Agent may reasonably request;

(g)Litigation.  On a quarterly basis, details of any material litigation, arbitration or administrative proceedings affecting any Credit Party which are instituted and served, or, to the knowledge of the Parent or the Borrower, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding $25,000,000 or the equivalent in another currency);

(h)Notice of Event of Default.  Promptly upon (i) any Credit Party becoming aware thereof (and in any event within three Business Days), notification of the occurrence of any Event of Default and (ii) the Facility Agent’s request from time to time, a certificate stating whether any Credit Party is aware of the occurrence of any Event of Default;

(i)Status of Foreign Exchange Arrangements.  Promptly upon reasonable request from the Lead Arrangers through the Facility Agent, an update on the status of the Parent and the Borrower’s foreign exchange arrangements with respect to the Vessel and this Agreement;

(j)Other Information.  Promptly, such further information in its possession or control regarding its financial condition and operations and those of any company in the NCLC Group as the Facility Agent may reasonably request; and

(k)Debt Deferral Extension – Regular Monitoring Requirements. Whilst any Deferred Loan is outstanding, the Borrower shall supply to the Facility Agent as soon as the same become available, but in any event (i) until May 31, 2023, within 10, 15 and 30 days after the end of, respectively, each monthly, bi-monthly and quarterly period beginning on the Second Deferral Effective Date and (ii) on and from June 1, 2023, within 30 days after the end of each quarterly period beginning on the Second Deferral Effective Date (or, in each case, or such other period as Hermes or the Lenders may require from time to time), the information required by the Debt Deferral Extension Regular Monitoring Requirements, with such information to be in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Facility Agent.

(l) Hermes Information Requests. Whilst any Deferred Loan is outstanding, upon the request of the Hermes Agent (acting on the instructions of Hermes), the Parent and the Lenders shall provide information in form and substance reasonably satisfactory to Hermes regarding arrangements in respect of Indebtedness for Borrowed Money of the NCLC Group then existing or any such Indebtedness to be incurred by or made available to (as the case may be) the NCLC Group (such information to be provided directly to Hermes in accordance with terms of the Hermes Agent’s request).

All accounts required under this Section 9.01 shall be prepared in accordance with GAAP and shall fairly represent in all material respects the financial condition of the relevant company.

9.02  Books and Records; Inspection. The Parent will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in all material respects, in which materially proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Parent and its Subsidiaries in accordance with GAAP.  The Parent will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Facility Agent at the reasonable  request of any Lead Arranger to visit and inspect, under guidance of officers of the Parent or such Subsidiary, any of the properties of the Parent or such Subsidiary, and to examine the books of account of the Parent or such Subsidiary and discuss the affairs, finances and accounts of the Parent or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Facility Agent at the reasonable request of any such Lead Arranger may reasonably request.

9.03  Maintenance of Property; Insurance. The Parent will (x) keep, and will procure that each of its Subsidiaries keeps, all of its real property and assets properly maintained and in existence and will comprehensively insure, and will procure that each of its Subsidiaries comprehensively insures, for such amounts and of such types as would be effected by prudent companies carrying on business similar to the Parent or its Subsidiaries (as the case may be) and (y) as of the Delivery Date, maintain (or cause the Borrower to maintain) insurance (including, without limitation, hull and machinery, war risks, loss of hire (if applicable), protection and indemnity insurance as set forth on Schedule 9.03 (the “Required Insurance”) with respect to the Vessel at all times.

9.04  Corporate Franchises.  The Parent will, and will cause each of its Subsidiaries to, do all such things as are necessary to maintain its corporate existence (except as permitted by Section 10.02) in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business, except, in the case of Subsidiaries that are not Credit Parties, to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.05  Compliance with Statutes, etc. The Parent will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions (including all laws and regulations relating to money laundering) imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06  Hermes Cover. (a) The terms and conditions of the Hermes Cover are incorporated herein and in so far as they impose terms, conditions and/or obligations on the Collateral Agent and/or the Facility Agent and/or the Hermes Agent and/or the Lenders in relation to the Borrower or any other Credit Party then such terms, conditions and obligations are binding on the parties hereto and further in the event of any conflict between the terms of the Hermes Cover and the terms hereof the terms of the Hermes Cover shall be paramount and prevail. For the avoidance of doubt, neither the Parent nor the Borrower has any interest or entitlement in the proceeds of the Hermes Cover. In particular, but without limitation, the Borrower shall pay any difference between the amount of the Loans drawn to pay the Hermes Premium, and the Hermes Premium.

(b)The Borrower shall at all times promptly pay all due and owing Hermes Premium.

9.07  End of Fiscal Years. The Parent and the Borrower will maintain their fiscal year ends as in effect on the Effective Date.

9.08  Performance of Credit Document Obligations. The Parent will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument (including, without limitation, the Credit Documents) by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.09  Payment of Taxes. The Parent will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien not otherwise permitted under Section 10.01, provided that neither the Parent nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

9.10  Further Assurances. (a) The Borrower will, from time to time on being required to do so by the Facility Agent or the Hermes Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Facility Agent or the Hermes Agent (as the case may be) as the Facility Agent or the Hermes Agent may reasonably consider necessary for giving full effect to any of the Credit Documents or securing to the Agents and/or the Lenders or any of them the full benefit of the rights, powers and remedies conferred upon the Agents and/or the Lenders or any of them in any such Credit Document.

(b)The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower, where permitted by law.  The Collateral Agent will promptly send the Borrower a copy of any financing or continuation statements which it may file without the signature of the Borrower and the filing or recordation information with respect thereto.

(c)The Parent will cause each Subsidiary of the Parent which owns any direct interest in the Borrower promptly following such Subsidiary’s acquisition of such interest, to execute and deliver a counterpart to the Share Charge and, in connection therewith, promptly execute and deliver all further instruments, and take all further action, that the Facility Agent may reasonably require (including, without limitation, the provision of officers’ certificates, resolutions, good standing certificates and opinions of counsel, in each case to the reasonable satisfaction of the Facility Agent).

(d)If at any time the Borrower shall enter into a Supervision Agreement pursuant to the Construction Contract, the Borrower shall, substantially simultaneously therewith, duly authorize, execute and deliver a valid and effective first-priority legal assignment in favor of the Collateral Agent of all of the Borrower’s present and future interests in and benefits under such Supervision Agreement, which such assignment shall be in form and substance reasonably acceptable to the Facility Agent, and customary for this type of transaction.

9.11  Ownership of Subsidiaries. Other than “director qualifying shares” and similar requirements, the Parent shall at all times directly or indirectly own 100% of the Capital Stock or other Equity Interests of the Borrower (except as permitted by Section 10.02).

9.12  Consents and Registrations. The Parent and the Borrower shall obtain (and shall, at the request of the Facility Agent, promptly furnish certified copies to the Facility Agent of) all such authorizations, approvals, consents, licenses and exemptions as may be required under any applicable law or regulation to enable it or any Credit Party to perform its obligations under, and ensure the validity or enforceability of, each of the Credit Documents are obtained and promptly renewed from time to time and will procure that the terms of the same are complied with at all times. Insofar as such filings or registrations have not been completed on or before the Initial Borrowing Date, the Borrower will procure the filing or registration within applicable time limits of each Security Document which requires filing or registration together with all ancillary documents required to preserve the priority and enforceability of the Security Documents.

9.13  Flag of Vessel. (a) The Borrower shall cause the Vessel to be registered under the laws and flag of the Bahamas or, provided that the requirements of a Flag Jurisdiction Transfer are satisfied, another Acceptable Flag Jurisdiction. Notwithstanding the foregoing, the relevant Credit Party may transfer the Vessel to an Acceptable Flag Jurisdiction pursuant to the requirements set forth in the definition of “Flag Jurisdiction Transfer”.

(b)Except as permitted by Section 10.02, the Borrower will own the Vessel and will procure that the Vessel is traded within the NCLC Fleet from the Delivery Date until the Maturity Date.

(c)The Borrower will at all times engage the Manager (or a replacement manager reasonably acceptable to the Facility Agent) to provide the commercial and technical management and crewing of the Vessel.

9.14  “Know Your Customer” and Other Similar Information. The Parent will, and will cause the Credit Parties, to provide (i) the “Know Your Customer” information required pursuant to the PATRIOT Act and applicable money laundering provisions and (ii) such other documentation and evidence necessary in order for the Lenders to carry out and be reasonably satisfied with other similar checks under all applicable laws and regulations pursuant to the Transaction and the Hermes Cover, in each case as requested by the Facility Agent, the Hermes Agent or any Lender in connection with each of the Facility Agent’s, the Hermes Agent’s and each Lender’s internal compliance regulations.

9.15  Equal Treatment. The Parent undertakes with the Facility Agent that until the Second Deferred Loan Repayment Date(a):

(a)it shall use its best efforts to procure the entry into by the relevant members of the NCLC Group of similar debt deferral, covenant amendment and mandatory prepayment arrangements to those contemplated by the Third Supplemental Agreement and this Agreement (as amended and restated by the Third Supplemental Agreement) in respect of each financial contract or financial document relating to any existing Indebtedness for Borrowed Money with the support of any ECA in existence on the Second Deferral Effective Date to which a member of the NCLC Group is a party as soon as reasonably practicable thereafter (with such amendments being on terms which shall not prejudice the rights of Hermes under this Agreement);

(b)it shall promptly upon written request, supply the Facility Agent and the Hermes Agent with information (in form and substance satisfactory to the Facility Agent and Hermes Agent) regarding the status of the amendments to be entered into in accordance with paragraph (a) above;

(c)provided that if this clause (c) applies to a grant of additional Liens, clause (e) below shall not apply in respect of such Liens, if at any time after the date of the Third Supplemental Agreement, it or any other member of the NCLC Group is required to grant additional Liens in relation to a financial contract or financial document relating to any existing Indebtedness for Borrowed Money:

(i)with the support of any ECA (excluding any extensions or increases of such existing Indebtedness for Borrowed Money), such Lien shall be granted on a pari passu basis to the Lenders (and the Facility Agent agrees to enter and/or procure the entry by the relevant Lenders into such intercreditor documentation to reflect such pari passu ranking (in form and substance reasonably satisfactory to the Lenders) as may be required in connection with such arrangements); or

(ii)without the support of any ECA (excluding any extensions or increases of such existing Indebtedness for Borrowed Money), such Lien shall (without prejudice to any of the Borrower’s other obligations under this Agreement) be permitted provided that it shall not have an adverse effect on any Liens or other rights granted to the Collateral Agent under the Credit Documents;

(d)in respect of any new Indebtedness for Borrowed Money incurred by a member of the NCLC Group or any extensions or increases of any existing Indebtedness for Borrowed Money (in each case, other than any such Indebtedness permitted under this Agreement), in each case with or which has the support of any ECA, the Parent shall enter into good faith negotiations with the Facility Agent to grant additional Liens for the purpose of further securing the Loans; provided that any failure to reach agreement under this paragraph (d) following such good faith negotiations shall not constitute an Event of Default;

(e)save for the incurrence of any Indebtedness for Borrowed Money or the granting of any Liens as permitted under Section 4.02(d)(ii) and (iv) and except as permitted by clause (c) above, if at any time after the Second Deferral Effective Date the Parent or any other member of the NCLC Group enters into any financial contract or financial document relating to any Indebtedness for Borrowed Money and which contains any debt deferral or covenant waivers of existing debt, or the raising of any new debt intended to reimburse existing debt that benefits from additional Liens or more favourable terms than those available to the Lenders such additional Liens or terms shall be granted to the Lenders on a pari passu basis; and

(f)should, in the sole discretion of the Facility Agent, the terms of any amendments entered into in connection with the Principles or the Framework in respect of any financial contract or financial document relating to any existing Indebtedness for Borrowed Money with the support of any ECA in existence on the date hereof to which a member of the NCLC Group is a party be more favorable to the finance parties or ECA thereunder in comparison to the corresponding provisions in this Agreement, it shall promptly amend this Agreement on terms approved by the Facility Agent to confer the benefit of such more favourable provisions on the Lenders (it being agreed that such amendments may include, without limitation, covenant amendments and mandatory prepayment arrangements).

9.16  Covered Construction Contracts.

(i)The Parent shall, and the Parent shall procure that any member of the NCLC Group that has entered into a shipbuilding contract with a shipbuilder or enters into any such shipbuilding contract, in each case which is financed with the support of Hermes (as amended from time to time having regard to sub-clause (ii) below, the “Covered Construction Contracts”) shall, continue to perform all of their respective obligations as set out in any Covered Construction Contract (including without limitation the payment of any instalments due under any Covered Construction Contract (as the same may have been amended prior to the Second Deferral Effective Date), and subject to any amendment agreed pursuant to sub-clause (ii) below). The Parent shall and the Parent shall procure that any member of the NCLC Group shall promptly notify the Facility Agent and Hermes of any failure by it to comply with any due and owing obligations under a Covered Construction Contract.

(ii)The Parent shall and the Parent shall procure that any member of the NCLC Group further undertakes to consult with the Facility Agent and Hermes in respect of any proposed amendment to a Covered Construction Contract insofar as any such proposed amendment relates to a payment instalment or (save as expressly permitted by the relevant credit agreement) a delivery date or any other substantial amendment which may affect the related financing and to obtain the Facility Agent and Hermes’s approval prior to executing any such amendment.

9.17  Poseidon Principles

The Parent and the Borrower shall, upon the request of the Facility Agent and at the cost of the Borrower, on or before 31st July in each calendar year, supply to the Facility Agent all information necessary in order for the Lenders to comply with their obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance, in each case relating to the Vessel for the preceding calendar year provided always that, for the avoidance of doubt, such information shall be confidential information for the purposes of Section 14.14 but the Borrower acknowledges that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the Lenders' portfolio climate alignment.

Section 10  Negative Covenants. The Parent and the Borrower hereby covenant and agree that on and after the Initial Borrowing Date and until all Commitments have terminated and the Loans, together with interest, Commitment Commission and all other Credit Document Obligations incurred hereunder and thereunder, are paid in full (other than contingent indemnification and expense reimbursement claims for which no claim has been made):

10.01  Liens. The Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral, whether now owned or hereafter acquired, or sell any such Collateral subject to an understanding or agreement, contingent or otherwise, to repurchase such Collateral (including sales of accounts receivable with recourse to the Parent or any of its Subsidiaries); provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

(ii)Liens imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for Borrowed Money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Collateral and do not materially impair the use thereof in the operation of the business of the Parent or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Collateral subject to any such Lien;

(iii)Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule 10.01, without giving effect to any renewals or extensions of such Liens, provided that the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding on the Effective Date, less any repayments of principal thereof;

(iv)Liens created pursuant to the Security Documents including, without limitation, Liens created in relation to any Interest Rate Protection Agreement or Other Hedging Agreement;

(v)Liens arising out of judgments, awards, decrees or attachments with respect to which the Parent or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, provided that the aggregate amount of all such judgments, awards, decrees or attachments shall not constitute an Event of Default under Section 11.09;

(vi)Liens in respect of seamen’s wages which are not past due and other maritime Liens arising in the ordinary course of business up to an aggregate amount of $10,000,000;

(vii)[intentionally omitted];

(vii)Liens which rank after the Liens created by the Security Documents to secure the performance of bids, tenders, bonds or contracts; provided that (a) such bids, tenders, bonds or contracts directly relate to the Vessel, are incurred in the ordinary course of business and do not relate to the incurrence of Indebtedness for Borrowed Money, and (b) at any time outstanding, the aggregate amount of Liens under this clause (vii) shall not secure greater than $25,000,000 of obligations.

In connection with the granting of Liens described above in this Section 10.01 by the Parent or any of its Subsidiaries, the Facility Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien subordination agreements in favor of the holder or holders of such Liens, in respect of the item or items of equipment or other assets subject to such Liens).

10.02  Consolidation, Merger, Amalgamation, Sale of Assets, Acquisitions, etc.

(a) The Parent will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger, amalgamation or consolidation, or convey, sell, lease or otherwise dispose of all or substantially all of its property or assets, or make any Acquisitions, except that:

(i)any Subsidiary of the Parent (other than the Borrower) may merge, amalgamate or consolidate with and into, or be dissolved or liquidated into, the Parent or other Subsidiary of the Parent (other than the Borrower), so long as (x) in the case of any such merger, amalgamation, consolidation, dissolution or liquidation involving the Parent, the Parent is the surviving or continuing entity of any such merger, amalgamation, consolidation, dissolution or liquidation and (y) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, amalgamation, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(ii)the Parent and any Subsidiary of the Parent may make dispositions of assets so long as such disposition is permitted pursuant to Section 10.02(b);

(iii)the Parent and any Subsidiary of the Parent (other than the Borrower) may make Acquisitions; provided that (x) the Parent provides evidence reasonably satisfactory to the Required Lenders that the Parent will be in compliance with the financial undertakings contained in Sections 10.06 to 10.09 after giving effect to such Acquisition on a pro forma basis and (y) no Default or Event of Default will exist after giving effect to such Acquisition; and

(iv)the Parent and any Subsidiary of the Parent (other than the Borrower) may establish new Subsidiaries.

(b)The Parent will not, and will not permit any other company in the NCLC Group to, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of all or a substantial part of its assets except that the following disposals shall not be taken into account:

(i)dispositions made in the ordinary course of trading of the disposing entity (excluding a disposition of the Vessel or other Collateral) including without limitation, the payment of cash as consideration for the purchase or acquisition of any asset or service or in the discharge of any obligation incurred for value in the ordinary course of trading;

(ii)dispositions of cash raised or borrowed for the purposes for which such cash was raised or borrowed;

(iii)dispositions of assets (other than the Vessel or other Collateral) owned by any member of the NCLC Group in exchange for other assets comparable or superior as to type and value;

(iv)a vessel (other than the Vessel or other Collateral) or any other asset owned by any member of the NCLC Group (other than the Borrower) may be sold, provided such sale is on a willing seller willing buyer basis at or about market rate and at arm’s length subject always to the provisions of any loan documentation for the financing of such vessel or other asset;

(v)the Credit Parties may sell, lease or otherwise dispose of the Vessel or sell 100% of the Capital Stock of the Borrower, provided that such sale is made at fair market value, the Total Commitment is permanently reduced to $0, and the Loans are repaid in full; and

(vi)Permitted Chartering Arrangements.

10.03  Dividends.(a)

(a)Subject to Section 4.02(d) and sub-clause (b) below, the Parent and each of its Subsidiaries shall be entitled at any time to authorize, declare or pay any Dividends provided no Default is continuing or would occur as a result of the authorization, declaration or payment of any such Dividend at such time;

(b)Notwithstanding the foregoing sub-clause (a), (i) any Subsidiary of the Parent (other than the Borrower, in respect of which Section 10.12 applies) may (x) authorize, declare and pay Dividends to another member of the NCLC Group regardless of whether a Default exists at such time, (y) pay Dividends and other distributions, directly or indirectly, to the Parent for the purpose of providing liquidity to the Parent to enable the Parent to satisfy payment obligations for which the Parent is an obligor, (ii) the Parent, Holdings and the Subsidiaries may pay Dividends and other distributions (A) in respect of the Tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated Tax returns for each relevant jurisdiction of the NCLC Group or Holdings or holder of the Parent’s Capital Stock with respect to income taxable as a result of any member of the NCLC Group or Holdings being taxed as a pass-through entity for U.S. Federal, state and local income Tax purposes or attributable to any member of the NCLC Group, (B) in respect of a conversion, exchange or repurchase of convertible or exchangeable notes and any conversion of preference shares to ordinary shares in connection therewith, provided that the cash portion of a repurchase of convertible or exchangeable notes is limited to the amount of interest that would otherwise be payable through maturity on the amount of such convertible or exchangeable notes being repurchased plus any amount payable in lieu of fractional shares, and (C) to the extent contractually owed to holders of equity in the Parent or Holdings (iii) the Parent may pay Dividends and other distributions to Holdings for the purposes of providing cash to Holdings for the payment of any Tax payable in connection with Holdings’ equity plan and (iv) following the Second Deferred Loan Repayment Date, the Parent may pay Dividends and other distributions to Holdings if, immediately after making such Dividend or other distribution, the ratio of Total Net Funded Debt to Total Capitalization is not greater than 0.70:1.00; provided that the actions in clauses (ii) and (iv) above shall only be permitted if no Event of Default has occurred and is continuing or would result therefrom.

10.04  Advances, Investments and Loans. The Parent will not, and will not permit any other member of the NCLC Group to, purchase or acquire any margin stock (or other Equity Interests) or any other asset, or make any capital contribution to or other investment in any other Person (each of the foregoing an “Investment” and, collectively, “Investments”), in each case either in a single transaction or in a series of transactions (whether related or not), except that the following shall be permitted:

(i)Investments on arm’s length terms;

(ii)	Investments for its use in its ordinary course of business;

(iii)Investments the cost of which is less than or equal to its fair market value at the date of acquisition; and

(iv)	Investments permitted by Section 10.02.

10.05  Transactions with Affiliates. (a) The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of such Person (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10,000,000, unless such Affiliate Transaction is on terms that are not materially less favorable to the Parent or any Subsidiary of the Parent than those that could have been obtained in a comparable transaction by such Person with an unrelated Person.

(b) The provisions of Section 10.05(a) shall not apply to the following:

(i)transactions between or among the Parent and/or any Subsidiary of the Parent (or an entity that becomes a Subsidiary of the Parent as a result of such transaction) and any merger, consolidation or amalgamation of the Parent or any Subsidiary of the Parent and any direct parent of the Parent, any Subsidiary of the Parent or, in the case of a Subsidiary of the Parent, the Parent; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Parent or such Subsidiary of the Parent, as the case may be, and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii)Dividends permitted by Section 10.03 and Investments permitted by Section 10.04;

(iii)the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Parent or any Subsidiary of the Parent, any direct or indirect parent of the Parent;

(iv)[intentionally omitted];

(v)any agreement to pay, and the payment of, monitoring, management, transaction, advisory or similar fees (A) in an aggregate amount in any fiscal year not to exceed the sum of (1) the greater of (i) 1% of Consolidated EBITDA of the Parent and (ii) $9,000,000, plus reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (A)(1) above originally), plus (B) 2.0% of the value of transactions with respect to which an Affiliate provides any transaction, advisory or other services;

(vi)transactions in which the Parent or any Subsidiary of the Parent, as the case may be, delivers to the Facility Agent a letter from an independent financial advisor stating that such transaction is fair to the Parent or any Subsidiary of the Parent, as the case may be, from a financial point of view or meets the requirements of Section 10.05(a);

(vii)payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the board of directors of the Parent in good faith;

(viii)any agreement as in effect as of the Effective Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date) or any transaction contemplated thereby as determined in good faith by the Parent;

(ix)(A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Parent and its Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Parent, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Subsidiaries of the Parent entered into in the ordinary course of business and consistent with past practice or industry norm;

(x)the issuance of Equity Interests (other than Disqualified Stock) of the Parent to any Person;

(xi)the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Parent or any direct or indirect parent of the Issuer or of a Subsidiary of the Parent, as appropriate, in good faith;

(xii)any contribution to the capital of the Parent;

(xiii)transactions between the Parent or any Subsidiary of the Parent and any Person, a director of which is also a director of the Parent or a Subsidiary of the Parent or any direct or indirect parent of the Parent; provided, however, that such director abstains from voting as a director of the Parent or a Subsidiary of the Parent or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(xiv)pledges of Equity Interests of Subsidiaries of the Parent (other than the Borrower);

(xv)the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(xvi)any employment agreements entered into by the Parent or any Subsidiary of the Parent in the ordinary course of business; and

(xvii)transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Parent in an officer’s certificate) for the purpose of improving the consolidated tax efficiency of Holdings, the Parent and its Subsidiaries and not for the purpose of circumventing any provision set forth in this Agreement.

10.06  Free Liquidity. The Parent will not permit the Free Liquidity to be less than (x) until September 30, 2026, $250,000,000 at any time and (y) thereafter, $50,000,000 at any time.

10.07  Total Net Funded Debt to Total Capitalization. The Parent will not permit the ratio of Total Net Funded Debt to Total Capitalization to be greater than (u) until March 31, 2023, 0.93:1.00 at any time, (v) thereafter until June 30, 2023, 0.92:1.00 at any time, (w) thereafter until March 31, 2024, 0.91:1.00 at any time, (x) thereafter until June 30, 2024, 0.90:1.00 at any time, (y) thereafter until September 30, 2024, 0.88:1.00 at any time, (z) thereafter until March 31, 2025, 0.87:1.00 at any time, (uu) thereafter until June 30, 2025, 0.85:1.00 at any time, (vv) thereafter until September 30, 2025, 0.82:1.00 at any time, (ww) thereafter until March 31, 2026, 0.79:1.00 at any time, (xx) thereafter until June 30, 2026, 0.76:1.00 at any time, (yy) thereafter until September 30, 2026, 0.73:1.00 at any time, and (zz) thereafter, 0.70:1.00 at any time.

10.08  Collateral Maintenance. The Borrower will not permit the Appraised Value of the Vessel (such value, the “Vessel Value”) to be less than 125% of the aggregate outstanding principal amount of Loans at such time; provided that, so long as any non-compliance in respect of this Section 10.08 is not caused by a voluntary Collateral Disposition, such non-compliance shall not constitute a Default or an Event of Default so long as within 10 Business Days of the occurrence of such default, the Borrower shall either (i) post additional collateral reasonably satisfactory to the Required Lenders in favor of the Collateral Agent (it being understood that cash collateral comprised of Dollars is satisfactory and that it shall be valued at par), pursuant to security documentation reasonably satisfactory in form and substance to the Collateral Agent and the Lead Arrangers, in an aggregate amount sufficient to cure such non-compliance (and shall at all times during such period and prior to satisfactory completion thereof, be diligently carrying out such actions) or (ii) repay Loans in an amount sufficient to cure such non-compliance; provided, further, that, subject to the last sentence in Section 9.01(c), the covenant in this Section 10.08 shall be tested no more than once per calendar year beginning with the first calendar year end to occur after the Delivery Date in the absence of the occurrence of an Event of Default which is continuing.

10.09  Consolidated EBITDA to Consolidated Debt Service. The Parent will not permit the ratio of Consolidated EBITDA to Consolidated Debt Service for the NCLC Group at the end of any fiscal quarter, computed for the period of the four consecutive fiscal quarters ending as at the end of the relevant fiscal quarter, to be less than 1.25:1.00 unless the Free Liquidity of the NCLC Group at all times during such period of four consecutive fiscal quarters ending as at the end of such fiscal quarter was equal to or greater than (x) until September 30, 2026, $300,000,000, and (y) thereafter, $100,000,000.

10.10  Business; Change of Name. The Parent will not, and will not permit any of its Subsidiaries to, change its name, change its address as indicated on Schedule 14.03A to an address outside the State of Florida, or make or threaten to make any substantial change in its business as presently conducted or cease to perform its current business activities or carry on any other business which is substantial in relation to its business as presently conducted if doing so would imperil the security created by any of the Security Documents or affect the ability of the Parent or its Subsidiaries to duly perform its obligations under any Credit Document to which it is or may be a party from time to time (it being understood that name changes and changes of address to an address outside the State of Florida shall be permitted so long as new, relevant Security Documents are executed and delivered (and if necessary, recorded) in a form reasonably satisfactory to the Collateral Agent), in each case in the reasonable opinion of the Facility Agent; provided that any new leisure or hospitality venture embarked upon by any member of the NCLC Group (other than the Parent) shall not constitute a substantial change in its business.

10.11  Subordination of Indebtedness. Other than the Sky Vessel Indebtedness, (i) the Parent shall procure that any and all of its Indebtedness with any other Credit Party and/or any shareholder of the Parent is at all times fully subordinated to the Credit Document Obligations and (ii) the Parent shall not make or permit to be made any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing Indebtedness with any shareholder of the Parent. Upon the occurrence of an Event of Default, the Parent shall not make any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing Indebtedness with any other Credit Party (including, for the avoidance of doubt, the Sky Vessel Indebtedness); provided that, notwithstanding anything set forth in this Agreement to the contrary, the consent of the Lenders will be required for any (I) prepayment of the Sky Vessel Indebtedness in advance of the scheduled repayments set forth in the memorandum of agreement referred to in the definition of Sky Vessel and (II) amendment to the memorandum of agreement referred to in the definition of Sky Vessel to the extent that such amendment involves a material change to terms of the financing arrangements set forth therein that is adverse to the interests of either the Parent or the Lenders (including, without limitation, any change that is adverse to the interests of either the Parent or the Lenders (i) in the timing and/or schedule of repayment applicable to such financing arrangements by more than five Business Days or (ii) in the interest rate applicable to such financing arrangements). This Section 10.11 is without prejudice to Section 4.02(d).

10.12  Activities of Borrower, etc. The Parent will not permit the Borrower to, and the Borrower will not:

(i)issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other Person, other than in the ordinary course of its business as owner of the Vessel;

(ii)incur any Indebtedness or become a creditor in respect of any Indebtedness, other than (w) Indebtedness incurred under the Credit Documents, (x) Indebtedness that is a Permitted Intercompany Arrangement, (y) Indebtedness which complies with Section 4.02(d)(ii)(I) or (z), after the Second Deferred Loan Repayment Date, in each case in the ordinary course of its business as owner of the Vessel and provided further that in the case of (x), (y) and (z) such Indebtedness is subordinated to the rights of the Lenders;

(iii)engage in any business or own any significant assets or have any material liabilities other than (i) its ownership of the Vessel and (ii) those liabilities which it is responsible for under this Agreement and the other Credit Documents to which it is a party, provided that the Borrower may also engage in those activities that are incidental to

(x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities; and

(iv) make or pay any Dividend or other distribution (in cash or in kind) in respect of its Capital Stock to another member of the NCLC Group, other than when no Event of Default has occurred and is continuing or would result therefrom.

10.13  Material Amendments or Modifications of Construction Contracts. The Parent will not, and will not permit any of its Subsidiaries to, make any material amendments, modifications or changes to any term or provision of the Construction Contract that would amend, modify or change (i) the purpose of the Vessel or (ii) the Initial Construction Price in excess of 7.5% in the aggregate, in each case unless such amendment, modification or change is approved in advance by the Facility Agent and the Hermes Agent and the same could not reasonably be expected to be adverse to the interests of the Lenders or the Hermes Cover.

10.14  No Place of Business.  None of the Credit Parties shall establish a place of business in the United Kingdom or the United States of America, with the exception of those places of business already in existence on the Effective Date, unless prompt notice thereof is given to the Facility Agent and the requirements set forth in Section 9.10 have been satisfied.

Section 11  Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.01  Payments. The Borrower or any other Credit Party does not pay on the due date any amount of principal or interest on any Loan (provided, however, that if any such amount is not paid when due solely by reason of some error or omission on the part of the bank or banks through whom the relevant funds are being transmitted no Event of Default shall occur for the purposes of this Section 11.01 until the expiry of three Business Days following the date on which such payment is due) or, within three days of the due date any other amount, payable by it under any Credit Document to which it may at any time be a party, at the place and in the currency in which it is expressed to be payable; or

11.02  Representations, etc. Any representation, warranty or statement made or repeated in, or in connection with, any Credit Document or in any accounts, certificate, statement or opinion delivered by or on behalf of any Credit Party thereunder or in connection therewith is materially incorrect when made or would, if repeated at any time hereafter by reference to the facts subsisting at such time, no longer be materially correct; or

11.03  Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(h), Section 9.06, Section 9.11, or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document and, in the case of this clause (ii), such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Facility Agent or any of the Lenders, provided that any default in the due performance or observance of any term, covenant or agreement contained in Section 10.07, Section 10.08 or Section 10.09 arising from the First Deferral Effective Date through (and including) December 31, 2022 shall not constitute an Event of Default, unless during such period a mandatory prepayment event has occurred under Section 4.02(d), an Event of Default has occurred under Section 11.05 or a Credit Party has entered into a restructuring, arrangement or composition with or for the benefit of its creditors; or

11.04  Default Under Other Agreements. (a) Any event of default occurs under any financial contract or financial document relating to any Indebtedness of any member of the NCLC Group;

(b)Any such Indebtedness or any sum payable in respect thereof is not paid when due (after the expiry of any applicable grace period(s)) whether by acceleration or otherwise;

(c)Any Lien over any assets of any member of the NCLC Group becomes enforceable; or

(d)Any other Indebtedness of any member of the NCLC Group is not paid when due or is or becomes capable of being declared due prematurely by reason of default or any security for the same becomes enforceable by reason of default, provided that:

(i)it shall not be a Default or Event of Default under this Section 11.04 unless the principal amount of the relevant Indebtedness as described in preceding clauses (a) through (d), inclusive, exceeds $15,000,000;

(ii)no Event of Default will arise under clauses (a), (c) and/or (d) until the earlier of (x) 30 days following the occurrence of the related event of default, Lien becoming enforceable or Indebtedness becoming capable of being declared due prematurely, as the case may be, and (y) the acceleration of the relevant Indebtedness or the enforcement of the relevant Lien;

(iii)if at any time hereafter the Parent or any other member of the NCLC Group agrees to the incorporation of a cross default provision into any financial contract or financial document relating to any Indebtedness that is more onerous than this Section 11.04, then the Parent shall immediately notify the Facility Agent and that cross default provision shall be deemed to apply to this Agreement as if set out in full herein with effect from the date of such financial contract or financial document and during the term of that financial contract or financial document; and

(iv)no Event of Default will arise under this Section 11.04 if caused solely as a result of breach of financial covenants equivalent to those set forth in Section 10.07, Section 10.08 or Section 10.09 that occurs from the First Deferral Effective Date through (and including) December 31, 2022 under or in relation to any other Hermes-backed facility agreement to which the Parent is a party and to which the Principles or the Framework apply, unless at the time of such default a mandatory prepayment event has occurred and is continuing under Section 4.02(d); or

11.05  Bankruptcy, etc. (a) Other than as expressly permitted in Section 10, any order is made or an effective resolution passed or other action taken for the suspension of payments or dissolution, termination of existence, liquidation, winding-up or bankruptcy of any member of the NCLC Group; or

(b)Any member of the NCLC Group shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any member of the NCLC Group, and the petition is not dismissed within 45 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any member of the NCLC Group, to operate all or any substantial portion of the business of any member of the NCLC Group, or any member of the NCLC Group commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any member of the NCLC Group, or there is commenced against any member of the NCLC Group any such proceeding which remains undismissed for a period of 45 days after the filing thereof, or any member of the NCLC Group is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any member of the NCLC Group makes a general assignment for the benefit of creditors; or any Company action is taken by any member of the NCLC Group for the purpose of effecting any of the foregoing; or

(c)A liquidator (subject to Section 11.05(e)), trustee, administrator, receiver, manager or similar officer is appointed in respect of any member of the NCLC Group or in respect of all or any substantial part of the assets of any member of the NCLC Group and in any such case such appointment is not withdrawn within 30 days (in this Section 11.05, the “Grace Period”) unless the Facility Agent considers in its sole discretion that the interest of the Lenders and/or the Agents might reasonably be expected to be adversely affected in which event the Grace Period shall not apply; or

(d)Any member of the NCLC Group becomes or is declared insolvent or is unable, or admits in writing its inability, to pay its debts as they fall due or becomes insolvent within the terms of any applicable law; or

(e)Anything analogous to or having a substantially similar effect to any of the events specified in this Section 11.05 shall have occurred under the laws of any applicable jurisdiction (subject to the analogous grace periods set forth herein); or

11.06  Total Loss. An Event of Loss shall occur resulting in the actual or constructive total loss of the Vessel or the agreed or compromised total loss of the Vessel and the proceeds of the insurance in respect thereof shall not have been received within 150 days of the event giving rise to such Event of Loss; or

11.07  Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the material Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except in connection with Permitted Liens), and subject to no other Liens (except Permitted Liens), or any “event of default” (as defined in the Vessel Mortgage) shall occur in respect of the Vessel Mortgage; or

11.08  Guaranties. (a) The Parent Guaranty, or any provision thereof, shall cease to be in full force or effect as to the Parent, or the Parent (or any Person acting by or on behalf of the Parent) shall deny or disaffirm the Parent’s obligations under the Parent Guaranty; or

(b)After the execution and delivery thereof, the Hermes Cover, or any material provision thereof, shall cease to be in full force or effect, or Hermes (or any Person acting by or on behalf of the Parent or the Hermes Agent) shall deny or disaffirm Hermes’ obligations under the Hermes Cover; or

11.09  Judgments. Any distress, execution, attachment or other process affects the whole or any substantial part of the assets of any member of the NCLC Group and remains undischarged for a period of 21 days or any uninsured judgment in excess of $15,000,000 following final appeal remains unsatisfied for a period of 30 days in the case of a judgment made in the United States and otherwise for a period of 60 days; or

11.10  Cessation of Business. Subject to Section 10.02, any member of the NCLC Group shall cease to carry on all or a substantial part of its business; or

11.11  Revocation of Consents. Any authorization, approval, consent, license, exemption, filing, registration or notarization or other requirement necessary to enable any Credit Party to comply with any of its obligations under any of the Credit Documents to which it is a party shall have been materially adversely modified, revoked or withheld or shall not remain in full force and effect and within 90 days of the date of its occurrence such event is not remedied to the satisfaction of the Required Lenders and the Required Lenders consider in their sole discretion that such failure is or might be expected to become materially prejudicial to the interests, rights or position of the Agents and the Lenders or any of them; provided that the Borrower shall not be entitled to the aforesaid 90 day period if the modification, revocation or withholding of the authorization, approval or consent is due to an act or omission of any Credit Party and the Required Lenders are satisfied in their sole discretion that the interests of the Agents or the Lenders might reasonably be expected to be materially adversely affected; or

11.12  Unlawfulness. At any time it is unlawful or impossible for:

(i)any Credit Party to perform any of its obligations under any Credit Document to which it is a party; or

(ii)the Agents or the Lenders, as applicable, to exercise any of their rights under any of the Credit Documents;

provided that no Event of Default shall be deemed to have occurred (x) (except where the unlawfulness or impossibility adversely affects any Credit Party’s payment obligations under this

Agreement and/or the other Credit Documents (the determination of which shall be in the Facility Agent’s sole discretion) in which case the following provisions of this Section 11.12 shall not apply) where the unlawfulness or impossibility prevents any Credit Party from performing its obligations (other than its payment obligations under this Agreement and the other Credit Documents) and is cured within a period of 21 days of the occurrence of the event giving rise to the unlawfulness or impossibility and the relevant Credit Party, within the aforesaid period, performs its obligation(s), and (y) where the Facility Agent and/or the Lenders, as applicable, could, in its or their sole discretion, mitigate the consequences of unlawfulness or impossibility in the manner described in Section 2.11(a) (it being understood that the costs of mitigation shall be determined in accordance with Section 2.11(a)); or

11.13  Insurances. Borrower shall have failed to insure the Vessel in the manner specified in this Agreement or failed to renew the Required Insurance at least 10 Business Days prior to the date of expiry thereof and, if requested by the Facility Agent, produce prompt confirmation of such renewal to the Facility Agent; or

11.14  Disposals. The Borrower or any other member of the NCLC Group shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor with the intention of preferring such creditor over any other creditor; or

11.15  Government Intervention. The authority of any member of the NCLC Group in the conduct of its business shall be wholly or substantially curtailed by any seizure or intervention by or on behalf of any authority and within 90 days of the date of its occurrence any such seizure or intervention is not relinquished or withdrawn and the Facility Agent reasonably considers that the relevant occurrence is or might be expected to become materially prejudicial to the interests, rights or position of the Agents and/or the Lenders; provided that the Borrower shall not be entitled to the aforesaid 90 day period if the seizure or intervention executed by any authority is due to an act or omission of any member of the NCLC Group and the Facility Agent is satisfied, in its sole discretion, that the interests of the Agents and/or the Lenders might reasonably be expected to be materially adversely affected; or

11.16  Change of Control. A Change of Control shall occur; or

11.17  Material Adverse Change. Any event shall occur which results in a Material Adverse Effect; or

11.18  Repudiation of Construction Contract or other Material Documents.  Any party to the Construction Contract, any Credit Document or any other material documents related to the Credit Document Obligations hereunder shall repudiate the Construction Contract, such Credit Document or such material document in any way;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Facility Agent, upon the written request of the Required Lenders and after having informed the Hermes Agent of such written request, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of any Agent or any Lender to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur, the result which would occur upon the giving of written notice by the Facility Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):

(i) declare the Total Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind;

(ii) declare the principal of and any accrued interest in respect of all Loans and all Credit Document Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and

(iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.

Section 12  Agency and Security Trustee Provisions.

12.01  Appointment and Declaration of Trust. (a) The Lenders hereby designate KfW IPEX-Bank GmbH, as Facility Agent (for purposes of this Section 12, the term “Facility Agent” shall include KfW IPEX-Bank GmbH (and/or any of its Affiliates) in its capacity as Collateral Agent under the Security Documents and as CIRR Agent) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Each Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates and, may transfer from time to time any or all of its rights, duties and obligations hereunder and under the relevant Credit Documents (in accordance with the terms thereof) to any of its banking affiliates.

(b)With effect from the Initial Syndication Date, KfW IPEX-Bank GmbH in its capacity as Collateral Agent pursuant to the Security Documents declares that it shall hold the Collateral in trust for the Secured Creditors.  The Collateral Agent shall have the right to delegate a co-agent or sub-agent from time to time to perform and benefit from any or all of rights, duties and obligations hereunder and under the relevant Security Documents (in accordance with the terms thereof and of the Security Trust Deed) and, in the event that any such duties or obligations are so delegated, the Collateral Agent is hereby authorized to enter into additional Security Documents or amendments to the then existing Security Documents to the extent it deems necessary or advisable to implement such delegation and, in connection therewith, the Parent will, or will cause the relevant Subsidiary to, use its commercially reasonable efforts to promptly deliver any opinion of counsel that the Facility Agent may reasonably require to the reasonable satisfaction of the Facility Agent.

(c)The Lenders hereby designate KfW IPEX-Bank GmbH, as Hermes Agent, which Agent shall be responsible for any and all communication, information and negotiation required with Hermes in relation to the Hermes Cover.  All notices and other communications provided to the Hermes Agent shall be mailed, telexed, telecopied, delivered or electronic mailed to the Notice Office of the Hermes Agent.

12.02  Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. None of the Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder, under any other Credit Document, under the Hermes Cover or in connection herewith or therewith, unless caused by such Person’s gross negligence or willful misconduct (any such liability limited to the applicable Agent to whom such Person relates). The duties of each of the Agents shall be mechanical and administrative in nature; none of the Agents shall have by reason of this Agreement or any other Credit Document any fiduciary relationship in respect of any Lender; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agents any obligations in respect of this Agreement, any other Credit Document or the Hermes Cover except as expressly set forth herein or therein.

12.03  Lack of Reliance on the Agents. Independently and without reliance upon the Agents, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith, (ii) its own appraisal of the creditworthiness of the Credit Parties and (iii) its own appraisal of the Hermes Cover and, except as expressly provided in this Agreement, none of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. None of the Agents shall be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement, any other Credit Document, the Hermes Cover or the financial condition of the Credit Parties or any of them or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, any other Credit Document, the Hermes Cover, or the financial condition of the Credit Parties or any of them or the existence or possible existence of any Default or Event of Default.

12.04  Certain Rights of the Agents. If any of the Agents shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement, any other Credit Document or the Hermes Cover, the Agents shall be entitled to refrain from such act or taking such action unless and until the Agents shall have received instructions from the Required Lenders; and the Agents shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agents as a result of any of the Agents acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05  Reliance. Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the applicable Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement, any other Credit Document, the Hermes Cover and its duties hereunder and thereunder, upon advice of counsel selected by the Facility Agent.

12.06  Indemnification. To the extent any of the Agents is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the applicable Agents, in proportion to their respective “percentages” as used in determining the Required Lenders (without regard to the existence of any Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agents in performing their respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.

12.07  The Agents in their Individual Capacities. With respect to its obligation to make Loans under this Agreement, each of the Agents shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Secured Creditors”, “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each of the Agents in their respective individual capacity. Each of the Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08  Resignation by an Agent.

(a) Any Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Borrower and the Lenders.  Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)Upon notice of resignation by an Agent pursuant to clause (a) above, the Required Lenders shall appoint a successor Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower; provided that the

Borrower’s consent shall not be required pursuant to this clause (b) if an Event of Default exists at the time of appointment of a successor Agent.

(c)If a successor Agent shall not have been so appointed within the 15 Business Day period referenced in clause (a) above, the applicable Agent, with the consent of the Borrower (which shall not be unreasonably withheld or delayed), shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Agent who shall serve as the applicable Agent hereunder or thereunder until such time, if any, as the Lenders appoint a successor Agent as provided above; provided that the Borrower’s consent shall not be required pursuant to this clause (c) if an Event of Default exists at the time of appointment of a successor Agent.

(d)If no successor Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the applicable Agent, the applicable Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

12.09  The Lead Arrangers. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, KfW IPEX-Bank GmbH is hereby appointed as a Lead Arranger by the Lenders to act as specified herein and in the other Credit Documents. Each of the Lead Arrangers in their respective capacities as such shall have only the limited powers, duties, responsibilities and liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby as are set forth herein or therein; it being understood and agreed that the Lead Arrangers shall be entitled to all indemnification and reimbursement rights in favor of any of the Agents as provided for under Sections 12.06 and 14.01. Without limitation of the foregoing, none of the Lead Arrangers shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.10  Impaired Agent. (a) If, at any time, any Agent becomes an Impaired Agent, a Credit Party or a Lender which is required to make a payment under the Credit Documents to such Agent in accordance with Section 4.03 may instead either pay that amount directly to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Credit Party or the Lender making the payment and designated as a trust account for the benefit of the party or parties hereto beneficially entitled to that payment under the Credit Documents.  In each case such payments must be made on the due date for payment under the Credit Documents.

(b)All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)A party to this Agreement which has made a payment in accordance with this Section 12.10 shall be discharged of the relevant payment obligation under the Credit

Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)Promptly upon the appointment of a successor Agent in accordance with Section 12.11, each party to this Agreement which has made a payment to a trust account in accordance with this Section 12.10 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Section 2.04.

12.11  Replacement of an Agent. (a) After consultation with the Parent, the Required Lenders may, by giving 30 days’ notice to an Agent (or, at any time such Agent is an Impaired Agent, by giving any shorter notice determined by the Required Lenders) replace such Agent by appointing a successor Agent (subject to Section 12.08(b) and (c)).

(b)The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Borrower) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Credit Documents.

(c)The appointment of the successor Agent shall take effect on the date specified in the notice from the Required Lenders to the retiring Agent. As from such date, the retiring Agent shall be discharged from any further obligation in respect of the Credit Documents but shall remain entitled to the benefit of this Section 12.11 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)Any successor Agent and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party to this Agreement.

12.12  Resignation by the Hermes Agent. (a) The Hermes Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the appointment of a successor Hermes Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)Upon any such notice of resignation by the Hermes Agent, the Required Lenders shall appoint a successor Hermes Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower; provided that the Borrower’s consent shall not be required pursuant to this clause (b) if an Event of Default exists at the time of appointment of a successor Hermes Agent.

(c)If a successor Hermes Agent shall not have been so appointed within such 15 Business Day period, the Hermes Agent, with the consent of the Borrower (which shall not be unreasonably withheld or delayed), shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Hermes Agent who shall serve as Hermes Agent hereunder or thereunder until such time, if any, as the Lenders appoint a successor Hermes Agent as provided above; provided that the Borrower’s consent shall not be required pursuant to this clause (d) if an Event of Default exists at the time of appointment of a successor Hermes Agent.

(d)If no successor Hermes Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Hermes Agent, the Hermes Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Hermes Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Hermes Agent as provided above.

Section 13  Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, subject to the provisions of this Section 13.

13.01  Assignments and Transfers by the Lenders. (a) Subject to Section 13.06 and 13.07, any Lender (or any Lender together with one or more other Lenders, each an “Existing Lender”) may:

(i) with the consent of the Hermes Agent and the written consent of the Federal Republic of Germany, where required according to the applicable Hermes General Terms and Conditions (Allgemeine Bedingungen) and the supplementary provisions relating to the assignment of Guaranteed Amounts (Ergänzende Bestimmungen für Forderungsabtretungen-AB (FAB)), assign any of its rights or transfer by novation any of its rights and obligations under this Agreement or any Credit Document to which it is a party (including, without limitation, all of the Commitments and outstanding Loans, or if less than all, a portion equal to at least $10,000,000 in the aggregate for such Lender’s rights and obligations), to (x) its parent company and/or any Affiliate of such assigning or transferring Lender which is at least 50% owned (directly or indirectly) by such Lender or its parent company or (y) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor, or

(ii) with the consent of the Hermes Agent, the written consent of the Federal Republic of Germany, where required according to the applicable Hermes General Terms and Conditions (Allgemeine Bedingungen) and the supplementary provisions relating to the assignment of Guaranteed Amounts (Ergänzende Bestimmungen für Forderungsabtretungen-AB (FAB)) and consent of the Borrower (which consent, in the case of the Borrower (x) shall not be unreasonably withheld or delayed, (y) shall not be required if a Default or Event of Default shall have occurred and be continuing at such time and (z) shall be deemed to have been given ten Business Days after the Existing Lender has requested it in writing unless consent is expressly refused by the Borrower within that time) assign any of its rights in or transfer by novation any of its rights in and obligations under all of its Commitments and outstanding Loans, or if less than all, a portion equal to at least $10,000,000 in the aggregate for such Existing Lender’s rights and obligations, hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee),

each of which assignees or transferees shall become a party to this Agreement as a Lender by execution of (I) an Assignment Agreement (in the case of assignments) and (II) a Transfer Certificate (in the case of transfers under Section 13.06); provided that (x) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such New Lender and of the Existing Lenders, (y) the consent of the Facility Agent shall be required in connection with any assignment or transfer pursuant to the preceding clause (ii) (which consent, in each case, shall not be unreasonably withheld or delayed) and (z) the consent of the CIRR Agent shall be required in connection with any assignment or transfer pursuant to preceding clause (i) or (ii) if the New Lender elects to become a Refinanced Bank; and provided, further, that at no time shall a Lender assign or transfer its rights or obligations under this Agreement to a hedge fund, private equity fund, insurance company or other similar or related financing institution that is not in the primary business of accepting cash deposits from, and making loans to, the public.

(b)If (x) a Lender assigns or transfers any of its rights or obligations under the Credit Documents or changes its Facility Office and (y) as a result of circumstances existing at the date the assignment, transfer or change occurs, a Credit Party would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Sections 2.09, 2.10 or 4.04, then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that section to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.  This Section 13.01(b) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Credit Agreement.

(c)Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(d)The Borrower and Bookrunner hereby agree to discuss and co-operate in good faith in connection with any initial syndication and transfer of the Loans.

13.02  Assignment or Transfer Fee. Unless the Facility Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender, (ii) made in connection with primary syndication of this Agreement or (iii) as set forth in Section 13.03, each New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $3,500.

13.03  Assignments and Transfers to Hermes or KfW. Nothing in this Agreement shall prevent or prohibit any Lender from assigning its rights or transferring its rights and obligations hereunder to (x) Hermes and (y) KfW in support of borrowings made by such

Lender from KfW pursuant to the KfW Refinancing, in each case without the consent of the Borrower and without being required to pay the non-refundable assignment fee of $3,500 referred to in Section 13.02 above.

13.04  Limitation of Responsibility to Existing Lenders. (a) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i) the legality, validity, effectiveness, adequacy or enforceability of the Credit Documents, the Security Documents or any other documents;

(ii) the financial condition of any Credit Party;

(iii) the performance and observance by any Credit Party of its obligations under the Credit Documents or any other documents; or

(iv) the accuracy of any statements (whether written or oral) made in or in connection with any Credit Document or any other document,

and any representations or warranties implied by law are excluded.

(b)Each New Lender confirms to the Existing Lender, the other Lender Creditors and the Secured Creditors that it (1) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Credit Party and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Lender Creditor in connection with any Credit Document or any Lien (or any other security interest) created pursuant to the Security Documents and (2) will continue to make its own independent appraisal of the creditworthiness of each Credit Party and its related entities whilst any amount is or may be outstanding under the Credit Documents or any Commitment is in force.

(c)Nothing in any Credit Document obliges an Existing Lender to:

(i) accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Section 13; or

(ii) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Credit Party of its obligations under the Credit Documents or otherwise.

13.05  [Intentionally Omitted].

13.06  Procedure and Conditions for Transfer. (a) Subject to Section 13.01, a transfer is effected in accordance with Section 13.06(c) when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to Section 13.06(b), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)On the date of the transfer:

(i)to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Credit Documents to which it is a party and in respect of the Security Documents each of the Credit Parties and the Existing Lender shall be released from further obligations towards one another under the Credit Documents and in respect of the Security Documents and their respective rights against one another under the Credit Documents and in respect of the Security Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)each of the Credit Parties and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Credit Party or other member of the NCLC Group and the New Lender have assumed and/or acquired the same in place of that Credit Party and the Existing Lender;

(iii)the Facility Agent, the Collateral Agent, the Hermes Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Security Documents as they would have acquired and assumed had the New Lender been an original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Collateral Agent, the Hermes Agent and the Existing Lender shall each be released from further obligations to each other under the Credit Documents, it being understood that the indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 4.04, 14.01 and 14.05) shall survive as to such Existing Lender; and

(iv)the New Lender shall become a party to this Agreement as a “Lender”

13.07  Procedure and Conditions for Assignment. (a) Subject to Section 13.01, an assignment may be effected in accordance with Section 13.07(c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender.  The Facility Agent shall, subject to Section 13.07(b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)On the date of the assignment:

(i) the Existing Lender will assign absolutely to the New Lender its rights under the Credit Documents and in respect of any Lien (or any other security interest) created pursuant to the Security Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii) the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of any Lien (or any other security interest) created pursuant to the Security Documents), it being understood that the indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 4.04, 14.01 and 14.05) shall survive as to such Existing Lender; and

(iii) the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

13.08  Copy of Transfer Certificate or Assignment Agreement to Parent.  The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Parent a copy of that Transfer Certificate or Assignment Agreement.

13.09  Security over Lenders’ Rights. In addition to the other rights provided to Lenders under this Section 13, each Lender may without consulting with or obtaining consent from any Credit Party, at any time charge, assign or otherwise create a Lien (or any other security interest) or declare a trust in or over (whether by way of collateral or otherwise) all or any of its rights under any Credit Document to secure obligations of that Lender including, without limitation:

(i)any charge, assignment or other Lien (or any other security interest) or trust to secure obligations to a federal reserve or central bank or the CIRR Representative; and

(ii)in the case of any Lender which is a fund, any charge, assignment or other Lien (or any other security interest) granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Lien (or any other security interest) or trust shall:

(i) release a Lender from any of its obligations under the Credit Documents or substitute the beneficiary of the relevant charge, assignment or other Lien (or any other security interest) or trust for the Lender as a party to any of the Credit Documents; or

(ii) require any payments to be made by a Credit Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Credit Documents.

13.10  Assignment by a Credit Party. No Credit Party may assign any of its rights or transfer by novation any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Hermes Agent, the CIRR Representative, and the Lenders.

13.11  Lender Participations. (a) Although any Lender may grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer by novation its rights and obligations or assign its rights under all or any portion of its Commitments hereunder except as provided in Sections 2.12 and 13.01) and the participant shall not constitute a “Lender” hereunder; and

(b) no Lender shall grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or Commitment Commission thereon (except (m) in connection with a waiver of applicability of any post-default increase in interest rates and (n) that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (x)) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (y) consent to the assignment  by the Borrower of any of its rights, or transfer by the Borrower of any of its rights and obligations, under this Agreement or (z) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) securing the Loans hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

13.12  Increased Costs. To the extent that a transfer of all or any portion of a Lender’s Commitments and related outstanding Credit Document Obligations pursuant to Section 2.12 or Section 13.01 would, at the time of such assignment, result in increased costs under Section 2.09, 2.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

Section 14  Miscellaneous.

14.01  Payment of Expenses, etc. The Borrower agrees that it shall:  whether or not the transactions herein contemplated are consummated, (i) pay all reasonable documented out-of-pocket costs and expenses of each of the Agents (including, without limitation, the reasonable documented fees and disbursements of Norton Rose LLP, Bahamian counsel, Bermudian counsel, other counsel to the Facility Agent and the Lead Arrangers and local counsel) in connection with (a) the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, and (b) any initial transfers by KfW IPEX-Bank GmbH as original Lender pursuant to Section 5.11 carried out during the period falling 6 months after the Effective Date including, without limitation, all documents requested to be executed in respect of such transfers, and all respective syndication efforts with respect to this Agreement; (ii) pay all documented out-of-pocket costs and expenses of each of the Agents and each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the fees and disbursements of counsel (excluding in-house counsel) for each of the Agents and for each of the Lenders); (iii) pay and hold the Facility Agent and each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance of any obligation under this Agreement or any Credit Document or any payment thereunder, and save the Facility Agent and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Facility Agent or such Lender) to pay such taxes; and (iv) other than in respect of a wrongful failure by any Lender to fund its Commitments as required by this Agreement, indemnify the Agents and each Lender, and each of their respective officers, directors, trustees, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any of the Agents or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein, or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials on the Vessel or in the air, surface water or groundwater or on the surface or subsurface of any property at any time owned or operated by the Borrower, the generation, storage, transportation, handling, disposal or Environmental Release of Hazardous Materials at any location, whether or not owned or operated by the Borrower, the non-compliance of the Vessel or property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to the Vessel or property, or any Environmental Claim asserted against the Borrower or the Vessel or property at any time owned or operated by the Borrower, including, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages, penalties, actions, judgments, suits, costs, disbursements or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or by reason of a failure by the Person to be indemnified to fund its Commitments as required by this Agreement).  To the extent that the undertaking to indemnify, pay or hold harmless each of the Agents or any Lender set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

14.02  Right of Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Parent or any Subsidiary of the Parent or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Parent or any Subsidiary of the Parent but in any event excluding assets held in trust for any such Person against and on account of the Credit Document Obligations and liabilities of the Parent or such Subsidiary of the Parent, as applicable, to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Credit Document Obligations purchased by such Lender pursuant to Section 14.05(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Credit Document Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender upon the exercise of its rights to set-off pursuant to this Section 14.02 shall give notice thereof to the Facility Agent.

14.03  Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telexed, telegraphic, telecopier or electronic (unless and until notified to the contrary) communication) and mailed, telexed, telecopied, delivered or electronic mailed: if to any Credit Party, at the address specified on Schedule 14.03A; if to any Lender, at its address specified opposite its name on Schedule 14.03B; and if to the Facility Agent or the Hermes Agent, at its Notice Office; or, as to any other Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Parent, the Borrower and the Facility Agent; provided that, with respect to all notices and other communication made by electronic mail or other electronic means, the Facility Agent, the Hermes Agent, the Lenders, the Parent, the Borrower and the Pledgor agree that they (x) shall notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means and (y) shall notify each other of any change to their address or any other such information supplied by them.  All such notices and communications shall, (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, (iii) when sent by telex or telecopier, be effective when sent by telex or telecopier, except that notices and communications to the Facility Agent or the Hermes Agent shall not be effective until received by the Facility Agent or the Hermes Agent (as the case may be), or (iv) when electronic mailed, be effective only when actually received in readable form and in the case of any electronic communication made by a Lender, the Parent, the Borrower or the Pledgor to the Facility Agent or the Hermes Agent, only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.  A copy of any notice to the Facility Agent shall be delivered to the Hermes Agent at its Notice Office.  If an Agent is an Impaired Agent the parties to this Agreement may, instead of communicating with each other through such Agent, communicate with each other directly and (while such Agent is an Impaired Agent) all the provisions of the Credit Documents which require communications to be made or notices to be given to or by such Agent shall be varied so that communications may be made and notices given to or by the relevant parties to this Agreement directly.  This provision shall not operate after a replacement Agent has been appointed.

14.04  No Waiver; Remedies Cumulative. No failure or delay on the part of an Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and an Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which an Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of an Agent or any Lender to any other or further action in any circumstances without notice or demand.

14.05  Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Facility Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Credit Document Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Credit Document Obligations with respect to which such payment was received.

(b)Other than in connection with assignments and participations (which are governed by Section 13), each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Commitment Commission, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Credit Document Obligation then owed and due to such Lender bears to the total of such Credit Document Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Credit Document Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such

Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 14.05(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

14.06  Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Parent to the Lenders). In addition, all computations determining compliance with the financial covenants set forth in Sections 10.06 through 10.09, inclusive, shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Lenders for the fiscal year of the Parent ended December 31, 2011 (with the foregoing generally accepted accounting principles, subject to the preceding proviso, herein called “GAAP”).  Unless otherwise noted, all references in this Agreement to “generally accepted accounting principles” shall mean generally accepted accounting principles as in effect in the United States.

(b)All computations of interest and Commitment Commission hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Commitment Commission are payable.

14.07  Governing Law; Exclusive Jurisdiction of English Courts; Service of Process.

(a)This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

(b)The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”). The parties hereto agree that the courts of England are the most appropriate and convenient courts to settle disputes and accordingly no party hereto will argue to the contrary.  This section 14.07 is for the benefit of the Lenders, Agents and Secured Creditors.  As a result, no such party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lenders, Agents and Secured Creditors may take concurrent proceedings in any number of jurisdictions.

(c)Without prejudice to any other mode of service allowed under any relevant law, each Credit Party (other than a Credit Party incorporated in England and Wales): (i) irrevocably appoints Hannaford Turner LLP, currently of 107 Cheapside, London EC2V 6DN, as its agent for service of process in relation to any proceedings before the English courts in connection with any credit document and (ii) agrees that failure by an agent for service of process to notify the relevant Credit Party of the process will not invalidate the proceedings concerned.  If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Parent (on behalf of all the Credit Parties) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the facility agent.  Failing this, the Facility Agent may appoint another agent for this purpose.

Each party to this Agreement expressly agrees and consents to the provisions of this Section 14.07.

14.08  Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Facility Agent.

14.09  Effectiveness. This Agreement shall take effect as a deed on the date (the “Effective Date”) on which (i) the Borrower, the Guarantor, the Agents and each of the Lenders who are initially parties hereto shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Facility Agent or, in the case of the Lenders and the other Agents, shall have given to the Facility Agent written or facsimile notice (actually received) at such office that the same has been signed and mailed to it, (ii) the Borrower shall have paid to the Facility Agent for its own account and/or the account of Lenders and/or Agents, as the case may be, the fees required to be paid pursuant to the heads of terms, dated September 14, 2012, among the Parent and KfW IPEX-Bank GmbH (the “Heads of Terms”) and (iii) the Credit Parties shall have provided (x) the “Know Your Customer” information required pursuant to the USA Patriot Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and (y) such other documentation and evidence necessary in order to carry out and be reasonably satisfied with other similar checks under all applicable laws and regulations pursuant to the Transaction and the Hermes Cover, in each case as requested by the Facility Agent, the Hermes Agent or any Lender in connection with each of the Facility Agent’s, the Hermes Agent’s, Hermes’ and each Lender’s internal compliance regulations.  The Facility Agent will give the Parent, the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

14.10  Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

14.11  Amendment or Waiver; etc.(a)Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto, the Hermes Agent and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender), (i) extend the final scheduled maturity of any Loan, extend the timing for or reduce the principal amount of any Scheduled Repayment, increase or extend any Commitment (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender), or reduce the rate (including, without limitation, the Applicable Margin and the Fixed Rate) or extend the time of payment of interest on any Loan or Commitment Commission or fees (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) any amendment or modification to the definitions used in the financial covenants set forth in Sections 10.06 through 10.09, inclusive, in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i)), or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release any of the Collateral (except as expressly provided in the Credit Documents) under any of the Security Documents, (iii) amend, modify or waive any provision of Section 13 or this Section 14.11, (iv) change the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date) or a provision which expressly requires the consent of all the Lenders, (v) consent to the assignment and/or transfer by the Parent and/or Borrower of any of its rights and obligations under this Agreement, or (vi) replace the Parent Guaranty or release the Parent Guaranty from the relevant guarantee to which such Guarantor is a party (other than as provided in such guarantee); provided, further, that no such change, waiver, discharge or termination shall (u) without the consent of Hermes, amend, modify or waive any provision that relates to the rights or obligations of Hermes and (v) without the consent of each Agent, the CIRR Representative and/or each Lead Arranger, as applicable, amend, modify or waive any provision relating to the rights or obligations of such Agent, the CIRR Representative and/or such Lead Arranger, as applicable.

(b)If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 14.11(a), the consent of the Required Lenders is obtained but the consent of each Lender (other than any Defaulting Lender) is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment), and/or repay outstanding Loans and terminate any outstanding Commitments of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Section 4.01(d), provided that, unless the Commitments are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) and the Hermes Agent shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 14.11(a).

(c)Subject to the further proviso to Section 14.11(a), if a Published Rate Replacement Event has occurred in relation to the Published Rate for dollars, any amendment or waiver that relates to (i) providing for the use of a Replacement Reference Rate and (ii)(A) aligning any provision of any Credit Document to the use of that Replacement Reference Rate, (B) enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement), (C) implementing market conventions applicable to that Replacement Reference Rate, (D) providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate, or (E) adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made, having regard to the following paragraphs of this Section 14.11, with the consent of the Facility Agent (acting on the instructions of all Lenders) and the Borrower.

(d)If any Lender fails to respond to a request for an amendment or waiver described in, or for any other vote of Lenders in relation to, Section 14.11(c) above within ten Business Days (or such longer time period in relation to any request which the Borrower and the Facility Agent may agree) of that request being made: (i) its Commitment or its participation in the Loans shall not be included for the purpose of ascertaining whether any relevant percentage of Commitments or the aggregate of participations in the Loans (as applicable) has been obtained to approve that request and (ii) its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(e)For the purposes of this Section 14.11:

“Published Rate” means

(i) SOFR; or

(ii) Term SOFR for any Quoted Tenor.

“Published Rate Contingency Period” means, in relation to:

(i) Term SOFR (all Quoted Tenors), thirty US Government Securities Business Days; and

(ii) SOFR, thirty US Government Securities Business Days.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(i) the methodology, formula or other means of determining that Published Rate has, in the opinion of the Required Lenders and the Borrower, materially changed;

(ii)

(A)	(x) the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(y) information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(B) the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii) the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;

(iv) the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used;

(v) the supervisor of the administrator of that Published Rate makes a public announcement or publishes information (either such event being a “Reference Rate Non-Utilisation Announcement”) stating that that Published Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor) and such official statement expresses awareness that any such announcement or publication will engage certain contractual triggers that are activated by pre-cessation or cessation announcements or publications;

(vi) the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(A) the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Required Lenders and the Borrower) temporary; or

(B) that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the applicable Published Rate Contingency Period; or

(vii) in the opinion of the Required Lenders and the Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Quoted Tenor” means Term SOFR for periods of six months.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(i) formally designated, nominated or recommended as the replacement for a Published Rate by:

(A) the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(B) any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (B) above;

(ii) in the opinion of the Required Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(iii) in the opinion of the Required Lenders and the Borrower, an appropriate successor or alternative to a Published Rate.

14.12  Survival. All indemnities set forth herein including, without limitation, in Sections 2.09, 2.10, 2.11, 4.04, 14.01 and 14.05 shall, subject to Section 14.13 (to the extent applicable), survive the execution, delivery and termination of this Agreement and the making and repayment of the Loans.

14.13  Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 14.13 would, at the time of such transfer, result in increased costs under Section 2.09, 2.10, or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

14.14  Confidentiality. Each Lender agrees that it will use its best efforts not to disclose without the prior consent of the Parent or the Borrower (other than to their respective Affiliates or their respective Affiliates’ employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company, Affiliates or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 14.14 to the same extent as such Lender) any information with respect to the Parent or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that the Hermes Agent and the CIRR Agent may disclose any information to Hermes or the CIRR Representative, provided, further, that any Lender may disclose any such information (a) as has become generally available to the public other than by virtue of a breach of this Section 14.14 by the respective Lender, (b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or similar organizations (whether in the United States, the United Kingdom or elsewhere) or their successors, (c) as may be required in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to an Agent, (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Commitments or any interest therein by such Lender, provided that such prospective transferee expressly agrees to be bound by the confidentiality provisions contained in this Section 14.14 , (g) to a classification society or other entity which a Lender has engaged to make calculations necessary to enable that Lender to comply with its reporting obligations under the Poseidon Principles and (h) to Hermes and/or the Federal Republic of Germany and/or the European Union and/or any agency thereof or any person acting or purporting to act on any of their behalves. In the case of Section 14.14(h), each of the Parent and the Borrower acknowledges and agrees that any such information may be used by Hermes and/or the Federal Republic of Germany and/or the European Union and/or any agency thereof or any person acting or purporting to act on any of their behalves for statistical purposes and/or for reports of a general nature.

14.15  Register. The Facility Agent shall maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment and prepayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the assignment or transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such assignment or transfer is recorded on the Register maintained by the Facility Agent with respect to ownership of such Commitments and Loans.  Prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of an assignment or transfer of all or part of any Commitments and Loans (as the case may be) shall be recorded by the Facility Agent on the Register only upon the acceptance by the Facility Agent of a properly executed and delivered Transfer Certificate or Assignment Agreement pursuant to Section 13.06(a) or 13.07(a), respectively.

14.16  Third Party Rights. Other than the Other Creditors with respect to Section 4.05 and Hermes with respect to Sections 5.15 and 9.06, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement unless expressly provided to the contrary in a Credit Document.  Notwithstanding any term of any Credit Document, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.

14.17  Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Facility Agent could purchase the specified currency with such other currency at the Facility Agent’s Frankfurt office on the Business Day preceding that on which final judgment is given.  The obligations of the Borrower in respect of any sum due to any Lender or an Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or an Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or an Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender or an Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or an Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or an Agent, as the case may be, in the specified currency, such Lender or an Agent, as the case may be, agrees to remit such excess to the Borrower.

14.18  Language. All correspondence, including, without limitation, all notices, reports and/or certificates, delivered by any Credit Party to an Agent or any Lender shall, unless otherwise agreed by the respective recipients thereof, be submitted in the English language or, to the extent the original of such document is not in the English language, such document shall be delivered with a certified English translation thereof. In the event of any conflict between the English translation and the original text of any document, the English translation shall prevail unless the original text is a statutory instrument, legal process or any other document of a similar type or a notice, demand or other communication from Hermes or in relation to the Hermes Cover.

14.19  Waiver of Immunity. The Borrower, in respect of itself, each other Credit Party, its and their process agents, and its and their properties and revenues, hereby irrevocably agrees that, to the extent that the Borrower, any other Credit Party or any of its or their properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the United Kingdom, the United States, Bermuda, the Bahamas, Germany or elsewhere, to enforce or collect upon the Credit Document Obligations of the Borrower or any other Credit Party related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower, for itself and on behalf of the other Credit Parties, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United Kingdom, the United States, Bermuda, the Bahamas, Germany or elsewhere.

14.20  “Know Your Customer” Notice. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act and/or other applicable laws and regulations, it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act and/or such other applicable laws and regulations, and each Credit Party agrees to provide such information from time to time to any Lender.

14.21  Release of Liens and the Parent Guaranty; Flag Jurisdiction Transfer. (a) In the event that any Person conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of the Collateral to a Person that is not (and is not required to become) a Credit Party in a transaction permitted by this Agreement or the Credit Documents (including pursuant to a valid waiver or consent), each Lender hereby consents to the release and hereby directs the Collateral Agent to release any Liens created by any Credit Document in respect of such Collateral, and, in the case of a disposition of all of the Equity Interests of any Credit Party (other than the Borrower) in a transaction permitted by this Agreement and as a result of which such Credit Party would not be required to guaranty the Credit Document Obligations pursuant to Sections 9.10(c) and 15, each Lender hereby consents to the release of such Credit Party’s obligations under the relevant guarantee to which it is a party. Each Lender hereby directs the Collateral Agent, and the Collateral Agent agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or, at the Borrower’s expense, file such documents and perform other actions reasonably necessary to release the relevant guarantee, as applicable, and the Liens when and as directed pursuant to this Section 14.21. In addition, the Collateral Agent agrees to take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Credit Documents when all the Credit Document Obligations (other than contingent indemnification Credit Document Obligations and expense reimbursement claims to the extent no claim therefore has been made) are paid in full and Commitments are terminated. Any representation, warranty or covenant contained in any Credit Document relating to any such Equity Interests or asset of the Borrower shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

(b)In the event that the Borrower desires to implement a Flag Jurisdiction Transfer with respect to the Vessel, upon receipt of reasonable advance notice thereof from the Borrower, the Collateral Agent shall use commercially reasonably efforts to provide, or (as necessary) procure the provision of, all such reasonable assistance as any Credit Party may request from time to time in relation to (i) the Flag Jurisdiction Transfer, (ii) the related deregistration of the Vessel from its previous flag jurisdiction, and (iii) the release and discharge of the related Security Documents provided that the relevant Credit Party shall pay all documented out of pocket costs and expenses reasonably incurred by the Collateral Agent or a Secured Creditor in connection with provision of such assistance.  Each Lender hereby consents, in connection with any Flag Jurisdiction Transfer and subject to the satisfaction of the requirements thereof to be satisfied by the relevant Credit Party, to (i) deregister the Vessel from its previous flag jurisdiction and (ii) release and hereby direct the Collateral Agent to release the Vessel Mortgage.  Each Lender hereby directs the Collateral Agent, and the Collateral Agent agrees to execute and deliver or, at the Borrower’s expense, file such documents and perform other actions reasonably necessary to release the Vessel Mortgage when and as directed pursuant to this Section 14.21(b).

14.22  Partial Invalidity. If, at any time, any provision of the Credit Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired. Any such illegal, invalid or unenforceable provision shall to the extent possible be substituted by a legal, valid and enforceable provision which reflects the intention of the parties to this Agreement.

14.23 Interpretation.

(a) A Lender's “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan.

(b) A reference in this Agreement to a page or screen of an information service displaying a rate shall include (i) any replacement page of that information service which displays that rate and (ii) the appropriate page of such other information service which displays that rate from time to time in place of that information service and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Facility Agent after consultation with the Borrower.

(c) A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(d) Any Compounded Reference Rate Supplement overrides anything in: (i) Schedule 15A and (ii) any earlier Compounded Reference Rate Supplement.

(e) A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in: (i) Schedule 15B or Schedule 15C (as applicable), and (ii) any earlier Compounding Methodology Supplement.

(f) Each Compounded Reference Rate Supplement and Compounding Methodology Supplement shall be a Credit Document.

Section 15  Parent Guaranty.

15.01  Guaranty and Indemnity. The Parent irrevocably and unconditionally:

(i)guarantees to each Lender Creditor punctual performance by each other Credit Party of all that Credit Party’s Credit Document Obligations under the Credit Documents; or

(ii)undertakes with each Lender Creditor that whenever another Credit Party does not pay any amount when due under or in connection with any Credit Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(iii)agrees with each Lender Creditor that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Lender Creditor immediately on demand against any cost, loss or liability it incurs as a result of a Credit Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Credit Document on the date when it would have been due.  The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Section 15 if the amount claimed had been recoverable on the basis of a guarantee.

15.02  Continuing Guaranty. This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Credit Party under the Credit Documents, regardless of any intermediate payment or discharge in whole or in part.

15.03  Reinstatement. If any discharge, release or arrangement (whether in respect of the obligations of any Credit Party or any security for those obligations or otherwise) is made by a Lender Creditor in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Section 15 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

15.04  Waiver of Defenses. The obligations of the Guarantor under this Section 15 will not be affected by an act, omission, matter or thing which, but for this Section 15, would reduce, release or prejudice any of its obligations under this Section 15 (without limitation and whether or not known to it or any Lender Creditor) including:

(i)any time, waiver or consent granted to, or composition with, any Credit Party or other person;

(ii)the release of any other Credit Party or any other person under the terms of any composition or arrangement with any creditor of any member of the NCLC Group;

(iii)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Credit Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(iv)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Credit Party or any other person;

(v)any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Credit Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Credit Document or other document or security;

(vi)any unenforceability, illegality or invalidity of any obligation of any person under any Credit Document or any other document or security; or

(vii)any insolvency or similar proceedings.

15.05  Guarantor Intent. Without prejudice to the generality of Section 15.04, the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Credit Documents and/or any facility or amount made available under any of the Credit Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

15.06  Immediate Recourse. The Guarantor waives any right it may have of first requiring any Credit Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Section 15. This waiver applies irrespective of any law or any provision of a Credit Document to the contrary.

15.07  Appropriations. Until all amounts which may be or become payable by the Credit Parties under or in connection with the Credit Documents have been irrevocably paid in full, each Lender Creditor (or any trustee or agent on its behalf) may:

(i)refrain from applying or enforcing any other moneys, security or rights held or received by that Lender Creditor (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(ii)hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Section 15.

15.08  Deferral of Guarantor’s Rights. Until all amounts which may be or become payable by the Credit Parties under or in connection with the Credit Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Credit Documents or by reason of any amount being payable, or liability arising, under this Section 15:

(i)to be indemnified by a Credit Party;

(ii)to claim any contribution from any other guarantor of any Credit Party’s obligations under the Credit Documents;

(iii)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender Creditors under the Credit Documents or of any other guarantee or security taken pursuant to, or in connection with, the Credit Documents by any Lender Creditor;

(iv)to bring legal or other proceedings for an order requiring any Credit Party to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Section 15.01;

(v)to exercise any right of set-off against any Credit Party; and/or

(vi)to claim or prove as a creditor of any Credit Party in competition with any Lender Creditor.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender Creditors by the Credit Parties under or in connection with the Credit Documents to be repaid in full on trust for the Lender Creditors and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Section 4.

15.09  Additional Security. This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Credit Party.

Section 16  Bail-In.

Notwithstanding any other term of any Credit Document or any other agreement, arrangement or understanding between the parties to a Credit Document, each party to this Agreement acknowledges and accepts that any liability of any party to a Credit Document under or in connection with the Credit Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)any Bail-In Action in relation to any such liability, including (without limitation):

(i)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)a cancellation of any such liability; and

(b)a variation of any term of any Credit Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as a deed on the date first above written.

Signed as a deed for and on behalf of NCL CORPORATION LTD., a Bermuda company, as Parent and Guarantor, by Paul Alan Turner, being a person who, in accordance with the laws of that territory, is acting under the authority of the company under a power of attorney dated October ___, 2012

By:_____________________

Attorney-in-Fact

In the presence of:

Name:

Title:

Address:

Signed as a deed and delivered on behalf of BREAKAWAY FOUR, LTD., a Bermuda company, as Borrower, by Paul Alan Turner, being a person who, in accordance with the laws of that territory, is acting under the authority of the company under a power of attorney dated October ___, 2012

By:_____________________

Attorney-in-Fact

In the presence of:

Name:

Title:

Address:

Signed as a deed and delivered on behalf of KFW IPEX-BANK GMBH, a bank organized under the laws of Germany, Individually and as Facility Agent, Collateral Agent, Initial Mandated Lead Arranger, Hermes Agent and CIRR Agent, by Natalie Chanda Phanekham, being a person who, in accordance with the laws of that territory, is acting under a power of attorney dated 10 October 2012.

By:_____________________
Attorney-in-Fact

In the presence of:

Name:

Title:

Address:

EXECUTION PAGES –
FIFTH SUPPLEMENTAL AGREEMENT
(HULL NO. [*] (NORWEGIAN JOY))

The Borrower

SIGNED by )/s/ Daniel S. Farkas

for and on behalf of )Daniel S. Farkas

BREAKAWAY FOUR, LTD.)........................................

Authorised Signatory

The Parent

SIGNED by )/s/ Daniel S. Farkas

for and on behalf of )Daniel S. Farkas

NCL CORPORATION LTD.)…..........................................

Authorised Signatory

The Shareholder

SIGNED by )/s/ Daniel S. Farkas

for and on behalf of )Daniel S. Farkas

NCL INTERNATIONAL, LTD.)........................................

Authorised Signatory

EXECUTION PAGES –
FIFTH SUPPLEMENTAL AGREEMENT
(HULL NO. [*] (NORWEGIAN JOY))

The Facility Agent

SIGNED by )/s/ Claudia Coenenberg

for and on behalf of )Claudia Coenenberg

KFW IPEX-BANK GMBH	)

)........................................

)Authorised Signatory

)

)/s/ Andre Tiele

)Andre Tiele

)........................................

)Authorised Signatory

The Hermes Agent

SIGNED by )/s/ Claudia Coenenberg

for and on behalf of )Claudia Coenenberg

KFW IPEX-BANK GMBH	)

)........................................

)Authorised Signatory

)

)/s/ Andre Tiele

)Andre Tiele

)........................................

)Authorised Signatory

The Collateral Agent

SIGNED by )/s/ Claudia Coenenberg

for and on behalf of )Claudia Coenenberg

KFW IPEX-BANK GMBH	)

)........................................

)Authorised Signatory

)

)/s/ Andre Tiele

)Andre Tiele

)

)........................................

)Authorised Signatory

The CIRR Agent

SIGNED by )/s/ Claudia Coenenberg

for and on behalf of )Claudia Coenenberg

KFW IPEX-BANK GMBH	)

)........................................

)Authorised Signatory

)

)/s/ Andre Tiele

)Andre Tiele

)

)........................................

)Authorised Signatory

The Bookrunner

SIGNED by )/s/ Claudia Coenenberg

for and on behalf of )Claudia Coenenberg

KFW IPEX-BANK GMBH	)

)........................................

)Authorised Signatory

)

)/s/ Andre Tiele

)Andre Tiele

)

)........................................

)Authorised Signatory

The Initial Mandated Lead Arranger

SIGNED by )/s/ Claudia Coenenberg

for and on behalf of )Claudia Coenenberg

KFW IPEX-BANK GMBH	)

)........................................

)Authorised Signatory

)

)/s/ Andre Tiele

)Andre Tiele

)

)........................................

)Authorised Signatory

The Lenders

SIGNED by )/s/ Claudia Coenenberg

for and on behalf of )Claudia Coenenberg

KFW IPEX-BANK GMBH	)

)........................................

)Authorised Signatory

)

)/s/ Andre Tiele

)Andre Tiele

)

)........................................

)Authorised Signatory